Form 10-K, Exhibit 13
period 1995-12-31
MID AM INC
filed 1996-04-01
CIK 357066

EXHIBIT 13.1


MID AM, INC.          1995 ANNUAL REPORT





TABLE of CONTENTS


Message from Management                         Page  2

Banking                                         Page  6

Technology                                      Page  8

Collections                                     Page  9

Brokerage                                       Page 10

Selected Quarterly Data                         Page 11

Summary of Financial Data                       Page 12

Management's Discussion and Analysis            Page 13

Report of Independent Accountants               Page 29

Consolidated Financial Statements               Page 30

Notes to Consolidated Financial Statements      Page 35

Mid Am, Inc. Eight Year Performance Summary     Page 47

Executive Officers and Boards of Directors      Page 49

Affiliate Banking Center Boards                 Page 50

Affiliate Presidents                            Page 51

Mid Am, Inc. Board of Directors                 Page 52

Shareholder Information                     Inside Back









FINANCIAL HIGHLIGHTS
(Dollars in thousands, except
  per share and ratio data)
                                                      Percentage
                                 1995         1994      Change
For the Year
Net income                     $24,967      $23,253      7.37
Return on:
Average total assets              1.17         1.14
Average common shareholders'
  equity                         14.51        13.88
Per Common Share Data
Primary net income               $1.16        $1.07      8.41
Fully diluted net income          1.11         1.03      7.77
Dividends                         0.63         0.59      6.78
Book value at year end            8.40         7.61     10.38
At Year End
Assets                      $2,204,751   $2,078,789      6.06
Loans                        1,475,651    1,433,289      2.96
Deposits                     1,860,142    1,736,492      7.12
Common shareholders' equity    159,269      145,052      9.80
Total shareholders' equity     194,838      185,252      5.17
Average for the Year
Assets                      $2,138,638   $2,038,637      4.91
Loans                        1,450,629    1,327,397      9.28
Deposits                     1,788,386    1,725,169      3.66
Common shareholders' equity    153,112      146,473      4.53
Total shareholders' equity     191,072      186,710      2.34



OTHER FINANCIAL DATA
(Dollars in thousands, except per share data)
                                                        Fully
                  Net    Provision           Primary   Diluted
                Interest For Credit  Net     Earnings  Earnings
                 Income    Losses   Income  Per Share Per Share

1995
Fourth Quarter   $20,718   $  994   $6,220     $0.29     $0.28
Third Quarter     20,444      864    6,472      0.30      0.29
Second Quarter    20,552      734    6,467      0.30      0.28
First Quarter     20,513      410    5,808      0.27      0.26

1994
Fourth Quarter   $20,948   $1,065   $4,503     $0.20     $0.20
Third Quarter     20,648     (910)   6,465      0.30      0.29
Second Quarter    20,165      711    5,744      0.26      0.25
First Quarter     19,246      358    6,541      0.31      0.29

MESSAGE FROM MANAGEMENT

1995 was a record year for the Company and a particularly rewarding year for the Company's shareholders. 1995's net income of $25 million represents the highest earnings in the Company's history. Fully diluted earnings per share in 1995 were $1.11, as compared to $1.03 in 1994. The Company's return on average common shareholders' equity of 14.51 percent and return on total assets of 1.17 percent represent solid operating performance near the Company's long-term earnings objectives.

The acid test of the performance of any company is, or should be, its ability to increase shareholder value over time. 1995 was a good year for bank stocks in general and for our Company in particular. We are very pleased that our common shareholders saw the value of their stock increase from $13.52 at December 31, 1994, to $16.41 at December 31, 1995. This appreciation, combined with the dividend yield of 4.7 percent, provides an overall return of 26.5 percent. This represents an outstanding return for our shareholders but, even more importantly, by taking advantage of our dividend reinvestment program, many of our shareholders have received an annually compounded rate of return of 17.8 percent since December 31, 1988, the year our Company was formed. As the accompanying chart illustrates, on average since its inception, an investment in Mid Am, Inc.'s common stock has proven to be a very wise one.

Return to Investors
                      Compound Average Total Return Since 1988

       Mid Am, Inc.                          17.8 percent
       S and P 500                           15.5 percent
       S and P Major Regional Bank Index     17.5 percent

Even though we achieved record earnings, 1995 was not without its difficulties. Significant pressure was placed on our net interest margin from the combination of a declining rate environment and a flattening yield curve. Simply put, our net interest margin - the difference between what we pay our depositors and what we receive from our borrowers - accounts for 70.15 percent of our total income. We found it necessary to compensate for this decline in margin by reducing our non-interest (or operating) expense, as well as by increasing our non-interest income. Our ability to decrease our operating expense was made possible by the success of "The Perfect 10," an expense reduction program announced in mid-year 1994. The objective of this program was to reduce our operating expense by nearly $6.5 million in 1995. This program was very successful and contributed greatly to our 1995 performance. We were also quite successful in increasing our non-interest income.

A very significant event in 1995 was our merger with MFI Investments Corp., a broker/dealer firm headquartered in Bryan, Ohio. The merger was consummated on July 31, 1995. MFI is a 36-year-old company with 40 employees, along with 250 independent brokers operating in 75 offices in 19 states throughout the country. Our merger with MFI is very unique and has been followed with interest in the financial press. Consequently, Mid Am, Inc. is recognized as being on the leading edge of the evolution of traditional banking into more broad-based financial services.

As sometimes happens, some of our best strategic initiatives develop differently than we have planned. As we pursued MFI, our initial intent was to acquire the framework and the expertise to establish full service brokerage offices throughout our 87 branch locations. While this will, in fact, be accomplished by our merger with MFI, throughout the process we recognized that the potential impact may be much broader. MFI's core broker/dealer business has the potential to grow significantly and add a corresponding amount of fee-based income to the Company's bottom line.

We are just beginning to understand the full impact of the nearly 250 independent brokers throughout the country. Focus group sessions with top producers and other exploratory conversations quickly evidenced the brokers' significant need to provide bank products to their clientele. Many of these brokers are financial advisors and need the ability to fully service their clients. These sales-trained, commission-based professionals provide our Company with a national distribution network without the cost usually associated with an expansion of this magnitude. We intend to develop a broad line of bank products to be sold on a commission basis through this distribution network. We expect the number of brokers to grow significantly and are quite excited about the potential impact of this venture in the coming years.

On June 1 we acquired Certified Credit Systems in Sarasota, Florida, a small addition to the Company's collection affiliate, CCB Services. The collection business is undergoing consolidation and major technological change, providing unlimited opportunities. We are pleased with the progress that we are making with this relatively new line of business and expect to experience significant growth.

Throughout 1995, our banking affiliates experienced strong deposit growth. Total deposits increased $123 million or 7.1 percent over the prior year. On March 1, 1995, we completed a merger with ASB Bankcorp, Inc., the parent of Adrian State Bank in Adrian, Michigan. This is the Company's first venture out-of-state. The $128 million Adrian State Bank is the beginning of the Company's expected expansion into the southern Michigan market. We are enthusiastic about this new market and particularly pleased with the fine addition of the board of directors, officers and employees to the Mid Am family. We studied many other bank and savings and loan mergers and acquisitions throughout 1995. However, the Company's continuing policy of refusing to accept any significant dilution to its existing shareholders precluded the possibility of these other expansion opportunities.

Our Company has made a very significant investment in enhancing our technological capabilities. Years ago we began to invest in technology for the express purpose of reducing cost. Technology is quite expensive, and the cost savings became less of a focus. What technology has done, however, is greatly enhance customer service and improve management information systems. Our Company is dedicated to being on the leading edge of technology. We will implement new technology that has been proven, and will carefully evaluate experimental technology. While this strategy assumes that some of the technology we implement will be very near the cutting edge, we have chosen to be selective in implementing products and services that meet existing and immediate customer needs.

Our future remains challenging and quite exciting. We expect our Company to become far more than just a bank. We are convinced that five years from now banks will not even resemble banks of five years ago. Overcapacity, consolidation, margin pressures, cost containment, technological change, and nationwide banking are combining to create an environment where change is not the exception but, instead, the rule. Operating efficiently and containing costs will be a key ingredient in our future success. We have proven our ability to accomplish this objective throughout 1994 and 1995. Most importantly, our ability to generate non-interest income will determine the future success of our Company. We have positioned ourselves for this effort, have made significant progress and are committed to focusing all our efforts on this, our primary objective. It is our plan to increase our gross fee-based income by $20 million over the next three years. These efforts are supported by a very strong balance sheet with over $194 million in capital, a total market capitalization of over $363 million and very little debt or intangible burden.

It's only fair to ask, "Well, that's all well and good, but I can read that in most any company's annual report. What's different about Mid Am, Inc. that will make it successful?" Many years ago, Aristotle defined three significant characteristics that must be present in a successful enterprise: logos, pathos and ethos. The first is "logos" or ability. In an industry undergoing change at a break-neck pace, a Company can only be as good as the knowledge and ability of its management and employees allows. We are dedicated to the education of our directors, officers and employees, both internally and externally. We are committed to attracting and retaining the best and the most talented employees. We believe that, in fact, we have attracted one of the finest teams of senior managers to be found in our business. We are well prepared to succeed.

The second attribute, "pathos" or passion, is certainly a requirement for success. Our Company's over 1,300 employees, 77 corporate and bank directors and 336 advisory board members together provide extraordinary enthusiasm and an absolute passion to excel. The Company's commitment to its employees, their diversity, their empowerment, and the concept of teamwork combine to create an environment of enthusiasm and, yes, outright passion.

The third ingredient of success, "ethos" or ethics, is often more elusive in corporate America. This attribute is perhaps the most defining attribute of our Company. We are absolutely, totally committed to doing what we say we'll do. We believe our Company can only enjoy long-term success if we care not only for our shareholders, but for our employees, customers and the communities we serve. While downsizing and pink slips seem to be standard practice in many companies, we feel an intense loyalty to our employees and are pleased that even with our many acquisitions, we have never had a layoff. We expect hard work, long hours and total commitment from our employees. In turn, we owe them our best efforts to ensure that their lives will not be disrupted by a manager's short-sighted efforts to increase the next month's or the next quarter's bottom line. We realize this might seem old-fashioned to some of our competitors, but we are confident that this dedication to our customers, our employees and our communities will continue to be of substantial benefit to our shareholders over time.

As the cover of this year's annual report aptly illustrates, things change. Is Mid Am, Inc. a successful $2.2 billion bank holding company? Take another look - we're becoming a whole lot more.

BANKING: A TRADITION OF INNOVATION

From the beginning, Mid Am, Inc. banking affiliates have done things a little differently. In the 1960s, Mid American National Bank & Trust Company was the first bank in Ohio to use Industrial Revenue Bond financing to provide low cost funding for businesses. In the 1970s, Mid Am became the first bank in the country to provide an ESOP for its employees. In the '80s, the bank became one of the first 25 Small Business Association Preferred Lenders in the United States. In the 1990s, First National Bank Northwest Ohio became the first national bank to acquire an insolvent savings & loan without any government assistance. Even with no layoffs, the merger was immediately profitable. Doing things differently and leading the way to change have become traditions for Mid Am, Inc. banks.

This innovative approach to a business long thought of as conventional continues with all Mid Am, Inc. banking affiliates. Mortgage lending is just one area in which Mid Am, Inc. affiliates have challenged and improved long-standing practices. The banks use third-party originators outside their market areas to generate loans. Jim Burwell, President and CEO of First National Bank Northwest Ohio, thinks this arrangement can be a real advantage. "Not having bricks and mortar helps us to be better. Many times, lenders tend to be anchored in banking centers. This allows our lenders to be out in the market." The third-party independent contractor originator concept has expanded the banks' sales areas tremendously. In 1995, bank affiliates' third-party originators were located in 15 cities throughout the country and were responsible for over $10.5 million in new loans.

Another revolutionary mortgage lending innovation is the 1/10 Program. Mortgage loan applicants actually receive an approval decision within one hour, and may close their loan in 10 days. This timeframe was unheard of in the industry until it was implemented by Pat Kennedy, President and CEO of Mid American National Bank & Trust Company. As Pat explains, "Many banks across the country have come to our bank to learn how to offer this program. Most importantly, credit quality has been scrupulously maintained, and customers are delighted with the responsiveness and speed of the program."

The SchoolBus Card is another unique innovation that has become quite popular. An affinity credit card, this eye-catching design can be marketed on behalf of any school system to support school activities. Developed in 1995, the card was used to support 35 schools and school districts by year-end.

Other innovations this year include the Instant Interest CD, a certificate of deposit that pays all the interest upon purchase instead of at the end of the term. Also new for Mid Am, Inc. banks will be the offering of insurance financial products.

In addition to First National Bank's successful conversion of a savings and loan in the early 1990s, two Mid Am, Inc. affiliates were actually formed by combining savings and loans to create national banks. Converting the characteristICS of a savings and loan balance sheet into those of a bank has been an ongoing challenge for both. In 1992, Mid Am, Inc.'s Lima and Bellefontaine affiliates merged and formed AmeriCom Bank. And in 1993, Xenia and Cincinnati affiliates merged as well, forming AmeriFirst Bank.

AmeriCom President Cathy Oxner has completed extensive market research in her communities. "We needed to determine what our customers wanted and how to best meet their needs." A resulting slogan, "Giving You More of What You're Asking For" aptly describes the AmeriCom Bank philosophy.

The AmeriFirst affiliate not only began as a combination of two savings and loans, it serves two very different geographic markets, Xenia/Dayton and Cincinnati/Hamilton County. This, too, creates ongoing challenges for President Don Southwick. "We have implemented Business Team Unit Accounting to determine the profit and loss for each banking center. In creating separate balance sheets and profit and loss statements, each banking center manager really functions as if he or she were a bank president." This approach fosters empowerment and accountability of AmeriFirst employees.

The newest Mid Am, Inc. banking affiliate is actually quite an old institution. Founded in 1893, the Adrian State Bank became a Mid Am, Inc. bank in February of 1995. Although the bank is long established, President Bernie Sikorski is no stranger to innovation. "We have traditionally chosen our customers; we know them well and have a long-standing reputation for treating them well. We combine this reputation with a responsiveness to their changing needs." In recent surveys, for example, the bank determined that customers wanted extended hours and indeed, the new hours have been well received.

Some things have not changed for Mid Am, Inc. banking affiliates. Asset quality, as always, remains quite strong and exceeds industry performance. Banking center boards continue to provide great support for each affiliate. The distinguished men and women who serve on these boards provide vital information to the banks to help them serve their communities. The autonomy and independence of the affiliates are balanced with their interrelationships and assistance to each other. All mergers have been completed without any layoffs. This unique philosophy creates an environment where employees are committed to the success of the banks. These principles serve as a foundation for the ever-increasing number of innovations initiated by each banking affiliate.


"Banking, as it existed in the past, is no longer a viable business. Dramatic changes in the industry are required to ensure that banks retain their dominant position in the financial system," says David Francisco, President and Chief Operating
Officer of Mid Am, Inc. "Our affiliates are leaders in creating and implementing the dramatic changes required."

TECHNOLOGY: IMPROVING CUSTOMER SERVICE THROUGH
            TECHNOLOGICAL INNOVATION

Technological improvements for all Mid Am, Inc. affiliates have been a strong focus for Mid Am Information Services, Inc. (MAISI). While viewed in the beginning as primarily a cost saving, efficiency measure, the focus has rapidly moved to improvements in customer service.

In just the past 2 years, a number of client-focused banking services have been provided through MAISI. These include:
    MAXXUS_A direct deposit and bill collection service, encompassing cash concentration, state tax payments and corporate-to-corporate transfers.
    EXECUBANC_A computer service where customers can access account information, transfer funds, issue stop payments, initiate wire transfers and communicate via E-mail.
    TELEBANC_A telephone system for account transactions, inquiries and payments, as well as deposit and loan rate inquiries.

In 1995, MAISI's Loan Servicing Department responded to over 39,000 customer inquiries, and MAISI paid over 30,000 tax bills for an aggregate of over $10 million. MAISI also created an Internet Home Page to provide potential Mid Am, Inc. investors with additional information (address: http://www.wcnet.org/-midaminc).

This focus on customer service is reflected in MAISI's vision statement. Expressed simply, MAISI employees want to give customers a great experience and great service. As they say it, the company is "In Pursuit of WOW!"

Customer service innovations are in addition to the advances made in services provided to MAISI's internal customers, all Mid Am, Inc. affiliates. MAISI staffs a 12-hour help desk for all technology users in the Company. Last year, couriers logged a million miles in travel, carrying interoffice mail. And intra-company E-mail messages delivered over the wide-area network numbered 330,000 in 1995.

The addition of non-banking affiliates is the newest challenge for MAISI. Both MFI, the brokerage affiliate, and ICS/CCB, the collections affiliates, rely extensively on the latest technological developments. Working with MAISI, these two affiliates can vastly improve the support to their own employees, as well as service to their clients. MAISI will be an integral part of their continued success and further development.

Says Mid Am, Inc. Chairman and CEO Edward J. Reiter, "MAISI will continue to be at the forefront of technological innovation.
Their support and expertise fosters the competitive edge needed by all of our affiliates."

COLLECTIONS: AN INNOVATIVE PROFESSIONAL APPROACH

When Mark Mandula was originally approached about the collection business in 1988, his first thought was based on stereotypes. "I would never want to be in the collection business," he said to his eventual partners, with whom he purchased both International Credit Service (ICS) in Toledo, Ohio and CCB Services (CCB) in Clearwater, Florida.

Mandula is now the President and CEO of both ICS and CCB. Why the change? Mark learned that the collection business is primarily a technology and sales business. His goal is to motivate consumers to solve financial problems. He leads his employees in accomplishing this in a professional and profitable manner. His 65 highly trained employees take a very professional approach in working with delinquent consumers. Of those employees, 26 are certified by the American Collectors Association of America.

Like banks, collection companies have had to learn to work smarter, faster, and more profitably. "A common problem in the collection industry is a lack of capital for technological investment. This crucial need has been addressed by our affiliation with Mid Am, Inc.," says Mandula.

ICS is a credit card collection agency, started in the late 1950s to serve the oil and gas card industry. In addition, ICS now serves banks, retail and private label card issuers. This industry segment is extremely competitive, which is understandable considering the prevalent use of credit cards. Over one billion cards are in circulation, with the average person holding 9.2 cards, and an average amount owed of $2,614. The collection process gets more and more difficult as each additional marginal account is added. ICS plans to expand into check collections and into collections for all Mid Am, Inc. affiliates.

CCB was 95 percent dependent on check collections when it was acquired in 1993 by Mandula and his partners. This, too, is an extremely significant market. Almost $170 million in checks bounce every day. $60.98 billion in checks were written in 1994 alone. Mandula and his partners recognized the need for diversification, and CCB now serves commercial accounts as well as workers' compensation and medical industry collections. Customers include the Home Shopping Network and Home Depot.

The addition of collection services to the Mid Am, Inc. family of affiliates is a natural extension for the financial services company. Not only can banking affiliates prosper from affiliated collection professionals, but so can the banks' clients. Says David Francisco, President and COO of Mid Am, Inc., "The collection industry involves a business that we as bankers know and understand. It is an industry in the early stages of consolidation, and we expect these affiliates to grow significantly, contributing to our non-interest income."

BROKERAGE: A NATIONWIDE NETWORK OF INNOVATIVE ENTREPRENEURS

MFI Investments began as a small, storefront broker/dealer in 1959. Chairman and CEO, Cliff Oberlin, joined his father Earl (one of the original founders) in 1977. The firm began using independent contractor investment representatives, and its network of experienced entrepreneurs has grown tremendously since the firm's inception. MFI recruits only established brokers with well developed books of business. MFI has increased its field force by an average of 418 percent a year over the last five years. MFI was named to the Inc. 500 list of America's Fastest Growing Private Companies in each of the last three years.

MFI provides back office support, due diligence, continuing education, flexibility, networking, and recognition to its reps. The firm prides itself on its emphasis on compliance and its commendable regulatory history. MFI brokers do not offer any proprietary products, so they are free to offer products which best suit their clients' needs.

In recent years, banks have struggled with their need to offer clients a wider range of products and more competitive rates of return. One answer has been the formation of alliances with financial service providers, often providing space and support in the banks themselves. Too often, this relationship has not been particularly beneficial, especially to the banks.

Mid Am, Inc. has taken a different approach. Although the initial plan was to purchase a full service brokerage operation to be placed in banking centers, executives discovered a better way. "Gradually, we realized that MFI has about 250 independent reps in 19 states, which could become a nationwide distribution system for a lot of our bank products, without the costs associated with bricks and mortar," explains David Francisco, Mid Am, Inc. President and COO.

MFI independent brokers will begin to offer home mortgages and CDs, and will eventually expand to offer a full spectrum of banking services to their existing clients. In-bank brokers will also be placed by MFI, and they will be paid an extra incentive to look for clients outside the bank's own client base. MFI's brokers are extremely eager to begin selling bank products to improve their overall client relationship. MFI President Robert
M. Gioia says, "Our experienced brokers are well suited to offer this full range of products. The arrangement is perfect for our entrepreneurial approach to the business."

The addition of MFI to the Mid Am, Inc. group aptly demonstrates the Company's philosophies of support for entrepreneurs and full financial service to clients.

Mid Am, Inc. Selected Quarterly Data

Quarter Ended               Dec.31   Sept.30   June 30   March 31

1995
Net interest income        $20,718   $20,444   $20,552   $20,513
Provision for credit losses    994       864       734       410
Net income                   6,220     6,472     6,467     5,808
Earnings per common share:
  Primary                     0.29      0.30      0.30      0.27
  Fully diluted               0.28      0.29      0.28      0.26
Return on average
  total assets (1)            1.13      1.19      1.21      1.13
Return on average common
  shareholders' equity (1)   14.07     14.76     15.21     13.99
Net interest margin (1)(2)    4.16      4.13      4.24      4.41
Net charge-offs to
  average loans (1)           0.31      0.21      0.17      0.11

1994
Net interest income        $20,948   $20,648   $20,165   $19,246
Provision for
  credit losses (3)          1,065      (910)      711       358
Net income                   4,503     6,465     5,744     6,541
Earnings per common share:
  Primary                     0.20      0.30      0.26      0.31
  Fully diluted               0.20      0.29      0.25      0.29
Return on average
  total assets (1)            0.87      1.26      1.14      1.30
Return on average common
  shareholders' equity (1)   10.20     15.54     13.72     16.18
Net interest margin (1)(2)    4.45      4.46      4.42      4.21
Net charge-offs to
  average loans (1)           0.12      0.15      0.14      0.09

(1) Calculated on an annualized basis.
(2) Net interest income as a percentage of interest-earning assets, on a tax equivalent basis.
(3) In the third quarter of 1994, First National reduced the level of its allowance for credit losses by $1.6 million. See the discussion of"Provision for Credit Losses" and "Summary of Credit Loss Experience."





The following discussion and analysis represent a review of Mid Am, Inc.'s consolidated financial condition and results of operations. Mid Am, Inc. (the Company), a bank holding company, has five bank subsidiaries, Mid American National Bank & Trust Company (Mid Am Bank), First National Bank Northwest Ohio (First National), American Community Bank, N.A. (AmeriCom), AmeriFirst Bank, N.A. (AmeriFirst), and Adrian State Bank (Adrian); two collection and credit services companies, Lucas County Credit Bureau, Inc. dba International Credit Service (ICS) and CCB Services, Inc. (CCBS); a securities broker/dealer, MFI Investments Corp. (MFI); MFI Insurance Agency, Inc.; and a data processing company, Mid Am Information Services, Inc. (MAISI). This review should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein. The financial information presented in the Summary Financial Information and in Management's Discussion and Analysis and Statistical Information on the following pages has been restated for all prior periods for the Adrian and MFI mergers which have been accounted for as poolings-of-interests. Also, all per share data for prior periods have been restated to reflect the stock dividend declared and paid in 1995. The major components of the Company's results of operations and statements of condition and selected financial ratios for the past five years are summarized in the following table:


Mid Am, Inc. Summary Financial Data

Year Ended December 31,
(Dollars in thousands, except
shares, per share and ratio data)
Consolidated Statement
  of Earnings Data                 1995        1994        1993        1992        1991

Interest income                  $162,543    $140,571    $139,387    $129,735    $141,290
Interest expense                   80,316      59,564      61,057      64,379      84,113
Net interest income                82,227      81,007      78,330      65,356      57,177
Provision for credit losses         3,002       1,224       3,991       4,917      15,142
Net interest income after
  provision for credit losses      79,225      79,783      74,339      60,439      42,035
Non-interest and other income      35,955      32,554      34,002      20,002      15,566
Non-interest and other expense     78,416      78,579      72,962      56,151      48,790
Income before income taxes,
  extraordinary item and change
  in accounting principle          36,764      33,758      35,379      24,290       8,811
Applicable income taxes            11,797      10,505      10,698       6,454       1,798
Income before extraordinary
  item and change in
  accounting principle             24,967      23,253      24,681      17,836       7,013
Realization of operating
  loss carryforward                                                                   433
Cumulative effect of change
  in accounting principle                                               1,373
Net income                       $ 24,967    $ 23,253    $ 24,681    $ 19,209    $  7,446
Net income available to
  common shareholders            $ 22,216    $ 20,336    $ 21,763    $ 17,602    $  7,446



Year Ended December 31,
(Dollars in thousands, except
shares, per share and ratio data)
Consolidated Statement of
  Condition Data (Year End)        1995        1994        1993        1992        1991

Total assets                   $2,204,751  $2,078,789  $2,067,371  $1,871,849  $1,573,067
Securities available for sale     461,997     212,437     238,125      63,800
Investment and
  mortgage-backed securities                  252,009     270,623     349,749     360,260
Loans held for sale                12,642      12,963      88,131      68,968      31,506
Loans, net of unearned income   1,475,651   1,433,289   1,265,945   1,200,512   1,028,854
Allowance for credit losses        14,859      14,722      15,157      15,718      12,938
Total deposits                  1,860,142   1,736,492   1,769,083   1,630,141   1,447,192
Shareholders' equity              194,838     185,252     183,425     164,792     101,545
Weighted average common shares
  outstanding - primary        19,205,000  19,046,000  18,736,000  17,062,000  16,806,000
Weighted average common shares
  outstanding - fully diluted  22,592,000  22,627,000  22,310,000  19,026,000  16,950,000

Per Common Share Data

Cash dividends declared             $0.63       $0.59       $0.54       $0.50       $0.48
Shareholders' equity                 8.40        7.61        7.76        7.29        6.41
Primary:
  Income before extraordinary
    item and change in
    accounting principle             1.16        1.07        1.16        0.95        0.42
  Net income                         1.16        1.07        1.16        1.03        0.44
Fully diluted:
  Income before extraordinary
    item and change in
    accounting principle             1.11        1.03        1.11        0.94        0.41
  Net income                         1.11        1.03        1.11        1.01        0.44


Year Ended December 31,
(Dollars in thousands, except
shares, per share and ratio data)
                                   1995        1994        1993        1992        1991
Selected Financial Ratios

Return on average total assets       1.17        1.14        1.23        1.18        0.49
Return on average common
  shareholders' equity              14.51       13.88       16.39       16.22        7.36
Net interest margin                  4.23        4.38        4.30        4.43        4.12
Average loans to average deposits   81.11       76.94       71.54       71.93       73.87
Leverage ratio (1)                   8.44        8.36        8.19        8.40        6.16
Average total shareholders' equity
  to average total assets            8.93        9.16        8.65        8.04        6.60
Allowance for credit losses to
  period end loans                   1.01        1.03        1.20        1.31        1.26
Allowance for credit losses to
  total non-performing loans       151.14      196.66      156.35      161.66      125.25
Non-performing loans to
  period end loans                   0.67        0.52        0.77        0.81        1.00
Net charge-offs to average loans     0.20        0.12        0.41        0.31        1.21


(1) The leverage ratio has been calculated by dividing shareholders' equity, lessintangible assets, by the quarterly average total assets, less intangible assets.

Page 12







MANAGEMENT'S DISCUSSION/ANALYSIS AND STATISTICAL INFORMATION


The following discussion and analysis represents a review of the Company's consolidated financial condition, results of operations, liquidity and capital resources. This review should be read in conjunction with the consolidated financial statements.


Results of Operations

Net income in 1995 increased $1,714,000 or 7 percent to $24,967,000, as compared to net income in 1994 of $23,253,000 and $24,681,000 in 1993. Fully diluted earnings per share were $1.11, up from $1.03 in 1994 and no change from $1.11 in 1993. In 1995, return on average common shareholders' equity was 14.51 percent, and return on average assets was 1.17 percent as compared to
13.88 percent and 1.14 percent in 1994, and 16.39 percent and
1.23 percent in 1993. The increase in 1995 earnings was primarily due to an increase in net gains on sales of loans of $1,572,000 caused by increased volume in mortgage banking activities and the adoption of Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights," expense control and a decrease in deposit premium expense. The decrease in 1994 earnings compared to 1993 was primarily attributable to a decrease in net gains on sales of loans of $6,757,000, offset partially by an increase in net interest margin and a lower provision for credit losses.

The provision for credit losses increased $1,778,000 or 145 percent in 1995 to $3,002,000. The 1995 provision for credit losses compared to 1993 was $989,000 lower, a decrease of 25 percent. The 1994 provision was lower than the provisions taken in 1995 and 1993 because of the reversal of $1,600,000 in the allowance for credit losses at First National in the third quarter.

Acquisitions

On July 31, 1995, the Company completed its merger with MFI Investments Corp. (MFI) of Bryan, Ohio, a full-service, independent broker/dealer which has approximately 250 financial consultants in over 19 states. The transaction was accounted for as a pooling-of-interests and was consummated by the issuance of 314,530 shares of Mid Am, Inc. common stock to MFI shareholders, of which 156,097 shares are held in escrow at December 31, 1995, pending resolution of litigation filed against MFI prior to the merger.

On March 1, 1995, the Company completed its merger with ASB Bankcorp, Inc. (ASB), parent company of $128 million asset Adrian State Bank, headquartered in Adrian, Michigan. The transaction was accounted for as a pooling-of-interests and was consummated by the issuance of 1,546,662 shares of Mid Am, Inc. common stock to ASB shareholders.

On November 30, 1994, the Company completed its mergers with International Credit Service (ICS) and CCB Services, Inc. (CCBS), collection and credit service companies headquartered in Ohio and Florida, repectively, with aggregate net collection fee revenues of $2.4 million for the year ended December 31, 1993. The transactions were accounted for as poolings-of-interests and were consummated by the issuance of 483,998 shares of Mid Am, Inc. common stock to ICS and CCBS shareholders.

On June 4, 1994, the Company completed its merger with Farmers Savings Bank (Farmers), a $66 million asset bank in Northwood, Ohio. The transaction was accounted for as a pooling-of-interests and was consummated by the issuance of 688,084 shares of Mid Am, Inc. common stock to Farmers shareholders.

On July 6, 1993, the Company completed its merger with Colonial Federal Savings Bank (Colonial), a $79 million asset thrift in Bellefontaine, Ohio. The transaction was accounted for as a pooling-of-interests and was consummated by the issuance of 1,027,644 shares of Mid Am, Inc. common stock to Colonial shareholders and the payment of $814,417 to dissenting Colonial shareholders. Colonial was merged with and into AmeriCom on July 6, 1993.

On April 16, 1993, the Company completed the purchase of four branch facilities from Home Savings of America, F.S.B. In connection with the purchase, the Company received tangible assets of $4,290,000, identifiable intangible assets of $1,120,000, assumed deposit liabilities of $186,905,000, recorded goodwill of $4,118,000 and received cash of $177,377,000 which was subsequently invested in marketable securities.

On March 19, 1993, the Company completed its merger with Apollo Savings and Loan Company (Apollo), a $93 million asset thrift in Cincinnati, Ohio. The transaction was accounted for as a pooling-of-interests and was consummated by the issuance of 1,177,402 shares of Mid Am, Inc. common stock to Apollo shareholders. At the time of the merger, Apollo merged with Ultra Bancorp (Ultra), a wholly owned thrift subsidiary of the Company acquired in 1992, to form AmeriFirst. In September 1993, AmeriFirst converted from a thrift to a national bank.

Page 13


Net Interest Income

Net interest income, the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of the Company's earnings. Net interest income is affected by changes in the volumes and rates of interest-earning assets and interest-bearing liabilities and the type and mix of interest-earning assets and interest-bearing liabilities.

The following table, presented on a tax equivalent basis, summarizes net interest income for each of the three years in the period ended December 31, 1995:

Year Ended December 31,
(Dollars in thousands)        1995       1994       1993
Interest income (1)         $164,794   $142,714   $141,378
Interest expense              80,316     59,564     61,057
Net interest income
  (tax equivalent basis)    $ 84,478   $ 83,150   $ 80,321

Change from prior year      1995  vs. 1994     1994  vs. 1993
                           Amount   Percent   Amount   Percent
Interest income (1)       $22,080    15.47   $ 1,336     0.94
Interest expense           20,752    34.84    (1,493)   (2.45)
Net interest income
  (tax equivalent basis)  $ 1,328     1.60   $ 2,829     3.52

(1) Interest income on securities of states and political subdivisions and certain loans is exempt from federal income tax. A tax equivalent adjustment has been made to income received from these sources to provide comparability to taxable income. Tax equivalent adjustments reflect a federal tax rate of 35 percent for 1995, 1994 and 1993. Included in interest income are amortized loan fees of $1,965,000 in 1995, $2,725,000 in 1994 and
$1,609,000 in 1993.

1995 Average Interest-Earning Asset Mix

Average interest-earning assets in 1995 totalled $1,995,004,000 as compared with $1,897,079,000 in 1994 and $1,867,140,000 in
1993. In 1995, average loans (including loans held for sale) and investment securities (including securities available for sale), the two largest components of interest-earning assets, comprised 73 percent and 23 percent, respectively, of average interest-earning assets as compared to 72 percent and 26 percent in 1994, and 71 percent and 26 percent in 1993. The decline in securities in volume and as a percentage of interest-earning assets resulted from maturities and sales of securities during 1995, which in part were not reinvested in new securities because of flattening of the yield curve and anticipated loan demand at higher yields. Yields on new securities, even at extended maturities, were not significantly better than overnight federal funds investments.

1995 Average Interest-Bearing Liability Mix

Average interest-bearing liabilities in 1995 totalled $1,756,602,000 as compared with $1,667,605,000 in 1994 and
$1,657,935,000 in 1993. In 1995, average time deposits and savings deposits, the two largest components of interest-bearing liabilities, comprised 59 percent and 26 percent, respectively, of average interest-bearing liabilities as compared to 57 percent and 31 percent, respectively, in both 1994 and 1993. The increase in time deposits as a percentage of interest-bearing liabilities from 1994 and 1993 is primarily the result of increased rates on the first half of the year, introduction of new time deposit products, and various special rates on time deposits throughout the Company for the purpose of increasing deposits. As a result of rising rates and special rates on time deposits, savings deposits as a percentage of interest-bearing liabilities declined. A number of customers moved their deposits from lower rate savings deposits to money market accounts and time deposits.

1995 Average Interest-Earning Asset Mix
     Loans Held for Sale                    0.6 percent
     Securities Available for Sale         12.4 percent
     Investment Securities                 11.0 percent
     Other Short-term Investments           3.3 percent
     Loans                                 72.7 percent

1995 Average Interest-Bearing Liability Mix
     Short-term and Long-term Borrowings    8.1 percent
     Savings Deposits                      15.3 percent
     Money Market Accounts                  6.9 percent
     Demand Interest-bearing               10.6 percent
     Time Deposits                         59.1 percent

The following table reflects the components of the Company's net interest income, for each of the three years ended December 31, 1995, setting forth: (i) average assets, liabilities, and shareholders' equity, (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities, (iv) the net interest rate spread (i.e., the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities) and
(v) the net interest margin (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax equivalent basis. Non-accrual loans have been included in the average balances.

Page 14




Year Ended December 31,
(Dollars in thousands)       1995                        1994                        1993
                            Interest Average            Interest Average            Interest Average
                    Average Income/  Yields/    Average Income/  Yields/    Average Income/  Yields/
                    Balance Expense  Rates      Balance Expense  Rates      Balance Expense  Rates
Assets
Interest-earning assets:
Securities available
  for sale       $  250,886  $ 15,023   5.99 $  223,800  $ 13,028   5.82 $  103,644  $  6,282   6.06
Fair value adj.      (4,754)                     (2,201)                       (178)
Investment securities:
  Taxable           165,773    10,793   6.51    205,150    11,973   5.84    336,032    21,001   6.25
  Tax exempt         53,925     4,606   8.54     60,843     5,214   8.57     43,882     4,310   9.82
Federal funds sold   62,095     3,610   5.81     32,835     1,228   3.74     55,161     1,611   2.92
Loans held for sale  12,641     1,170   9.26     46,018     3,388   7.36     86,302     6,582   7.63
Loans and leases
  receivable      1,450,629   129,374   8.92  1,327,397   107,759   8.12  1,236,086   101,379   8.20
Time deposits in
  other banks         3,809       218   5.72      3,237       124   3.83      6,211       213   3.43
Total interest-
  earning assets  1,995,004   164,794   8.26  1,897,079   142,714   7.52  1,867,140   141,378   7.57

Noninterest-earning assets:
Cash and due
  from banks         66,647                      63,431                      62,172
Premises and
  equipment          49,530                      51,931                      47,886
Other assets         42,496                      41,446                      39,874
Allowance for
  credit losses     (15,039)                    (15,250)                    (15,737)
Total noninterest-
  earning assets    143,634                     141,558                     134,195

Total assets     $2,138,638                  $2,038,637                  $2,001,335

Liabilities and Shareholders' Equity
Interest-bearing
  liabilities:
Savings deposits $  455,149    10,981   2.41 $  522,324    12,446   2.38 $  515,546    13,600   2.64
Money market acct   121,459     4,230   3.48     91,834     2,331   2.54    102,603     2,909   2.84
Time deposits     1,037,277    57,316   5.53    942,156    39,912   4.24    951,403    41,398   4.35
Total interest-
  bearing deposit 1,613,885    72,527   4.49  1,556,314    54,689   3.51  1,569,552    57,907   3.69
Short-term
  borrowings and
  other liability    90,368     4,169   4.61     74,508     2,743   3.68     67,512     1,923   2.85
Long-term
  liabilities        52,349     3,620   6.92     36,783     2,132   5.80     20,871     1,227   5.88
Total interest-
  bearing
  liabilities     1,756,602    80,316   4.57  1,667,605    59,564   3.57  1,657,935    61,057   3.68

Noninterest-bearing
  liabilities:
Demand deposits     174,501                     168,855                     158,351
Other liabilities    16,463                      15,467                      11,977
Total noninterest-
  bearing liability 190,964                     184,322                     170,328
Shareholders'equity 191,072                     186,710                     173,072
Total liabilities
  and shareholders'
  equity         $2,138,638                  $2,038,637                  $2,001,335



Net interest income
  (tax equivalent basis)       84,478                      83,150                      80,321
Reversal of tax
  equivalent adjustment        (2,251)                     (2,143)                     (1,991)
Net interest income          $ 82,227                    $ 81,007                    $ 78,330
Net interest rate spread
  (tax equivalent basis)                3.69                       3.95                        3.89
Net interest margin
  (net interest income as
  a percentage of
  interest-earning assets,
  tax equivalent basis)                 4.23                       4.38                        4.30

Page 15




The net interest margin decreased 15 basis points to 4.23 percent in 1995 and increased 8 basis points in 1994 to 4.38 percent. The decrease in the Company's net interest margin in 1995 is due primarily to a decline in interest rates during the second half of the year, a flattening of the yield curve, and a change in deposit mix. The Company is slightly asset sensitive and, therefore, as interest rates decline its earning asset yields decline faster than its cost of funds. The flattening of the yield curve resulted in an increase in investments of lower yielding short-term liquid assets and a decline in longer term marketable securities, where yields compared to short-term investment yields did not justify the Company investing in these assets. The change in the Company's deposit mix from lower cost savings accounts to higher cost time deposits caused a significant portion of the decline in the net interest margin. The increase in the Company's net interest margin in 1994 is due primarily to a slight decline in interest rates paid on deposits and to a significant volume increase in net loans of approximately $91,311,000 or 7 percent, which improved the interest-earning asset mix between loans and other earning assets which have lower yields. The increase in interest rates during 1994 improved the Company's net interest margin since the Company was slightly asset sensitive throughout 1994, with a large portion of its commercial and commercial real estate loan portfolio tied to the prime rate.

Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The following table presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the three years ended December 31, 1995. Changes not due solely to either a change in volume or a change in rate have been allocated based on the respective percentage changes in average balances and average rates. The table is presented on a tax equivalent basis:


(Dollars in thousands)
                           1995 vs. 1994                    1994 vs. 1993
                         Increase (Decrease)              Increase (Decrease)
                          Due to Change in    Total        Due to Change in    Total
                         Average   Average   Increase     Average   Average   Increase
                         Volume     Rate    (Decrease)    Volume     Rate    (Decrease)
Interest Income:
Securities available
  for sale              $ 1,577   $   418    $ 1,995     $ 7,283   $  (537)   $ 6,746
Investment securities:
  Taxable                (2,298)    1,118     (1,180)     (8,180)     (848)    (9,028)
  Tax exempt               (593)      (15)      (608)      1,666      (762)       904
Federal funds sold        1,094     1,288      2,382        (652)      269       (383)
Interest on
  loans held for sale    (2,457)      239     (2,218)     (3,072)     (122)    (3,194)
Interest and fees
  on loans (1)           10,004    11,611     21,615       7,489    (1,109)     6,380
Time deposits
  in other banks             22        72         94        (102)       13        (89)
Total interest income     7,349    14,731     22,080       4,432    (3,096)     1,336

Interest Expense:
Savings                  (1,601)      136     (1,465)        179    (1,333)    (1,154)
Money market accounts       752     1,147      1,899        (305)     (273)      (578)
Time                      4,030    13,374     17,404        (402)   (1,084)    (1,486)
Total                     3,181    14,657     17,838        (528)   (2,690)    (3,218)
Short-term borrowings
  and other liabilities     584       842      1,426         199       621        820
Long-term borrowings        902       586      1,488         935       (30)       905
Total interest expense    4,667    16,085     20,752         606    (2,099)    (1,493)
Change in
  net interest income   $ 2,682   $(1,354)   $ 1,328     $ 3,826   $  (997)   $ 2,829

(1) Included in loan interest income are amortized loan fees of $1,965,000 in 1995, $2,725,000 in 1994 and $1,609,000 in 1993.



Provision for Credit Losses

The provision for credit losses increased $1,778,000 or 145 percent to $3,002,000 in 1995. The increase was due primarily to a low provision for credit losses in 1994 caused by improved asset quality and a reversal of $1,600,000 in the allowance for credit losses at First National. The Company's allowance for credit losses as a percentage of loans at December 31, 1995, was
1.01 percent as compared to 1.03 percent and 1.20 percent at December 31, 1994 and 1993, respectively. At December 31, 1995, the Company's allowance for credit losses represented 151 percent of non-performing loans as compared to 197 percent and 156 percent at December 31, 1994 and 1993, respectively. See "Summary of Credit Loss Experience."

Non-Interest Income

Non-interest income is an increasingly important source of revenue to the Company as it continues to expand its offerings of bank-related financial services. Non-interest income increased $3,401,000 or 10 percent in 1995 to $35,955,000 and decreased
$1,448,000 or 4 percent in 1994 to $32,554,000. The increase in non-interest income in 1995 was primarily due to an increase in mortgage banking activities and brokerage commissions. The primary non-interest income components are set forth below:

Trust service fees increased $142,000 or 12 percent in 1995 to $1,337,000, and $285,000 or 31 percent in 1994 to $1,195,000. Of the $142,000 1995 increase in trust fees, $102,000 is attributable to reporting trust income on the accrual versus cash basis used before 1995. Since 1993, the Company has had a trust officer at each of its affiliate banks. Trust assets, which bear a relationship to trust fees earned, have increased by 29 percent in 1995 and 15 percnet in 1994.

Service charges on deposit accounts increased $164,000 or 3
percent in 1995 to $6,200,000 and $217,000 or 4 percent in 1994 to $6,036,000, which is consistent with the growth in the number of the Company's deposit accounts.

Net securities gains amounted to $350,000 in 1995 compared to $1,231,000 in 1994, a decrease of $881,000 or 72 percent. The decrease in net securities gains since 1993 is attributable to an increase in interest rates which have made the sale of securities available for sale less attractive, as the market values of these securities have been depressed over most of this period.

Mortgage banking revenue increased $1,828,000 or 27 percent in 1995 to $8,522,000 and decreased $5,623,000 or 46 percent in 1994 to $6,694,000. Mortgage banking revenue consists primarily of net gains on sale of loans and mortgage loan servicing fees. Net gains on sale of loans increased $1,572,000 or 46 percent in 1995 to $5,002,000 and decreased $6,757,000 or 66 percent in 1994 to $3,430,000. The increase in net gains on sales of loans in 1995 was primarily the result of the adoption of SFAS No. 122, "Accounting for Mortgage Servicing Rights" which increased net gains on sales of loans by $1,794,000. The remaining increase is the result of higher margins realized on loans sold which more than offset the effect of a $48,942,000 decrease in the amount of loans sold. The decrease in net gains on sales of loans in 1994 was primarily due to lower volume of loans sold, a decrease of $324,345,000 and lower profit margins. In 1993, a low interest rate environment resulted in a significant increase in the volume of mortgage loan refinancings in the marketplace, and the Company took advantage of this increase in volume by increasing its efforts in the mortgage loan area. Consequently, the Company was able to originate and sell in excess of $675,000,000 of mortgage loans. The Company believes that the volume of 1996's mortgage banking activities will be slightly better than 1995.

Loan servicing fees grew to $3,520,000 in 1995 from $3,264,000 in 1994, an 8 percent increase. The Company achieved a 53 percent increase in loan servicing fees in 1994 compared to 1993. These loan servicing fee increases are directly related to the mortgage loan volume growth, where the Company has retained servicing on substantially all loans it has sold. The Company expects loan servicing fee income to increase in 1996, but not at the same rate of increase as experienced in 1995, primarily due to the amortization of mortgage servicing rights caused by the adoption of SFAS No. 122.

Brokerage commission fees increased $2,403,000 or 34 percent in 1995 to $9,540,000 and increased $1,979,000 or 38 percent in 1994 to $7,137,000. The increase in brokerage commission fees since 1993 is primarily due to the growth in revenue from the Company's brokerage business (MFI) acquired during the year. MFI has increased the number of independent brokers to approximately 250 operating in over 19 states throughout the country.

Collection agency fee income decreased $529,000 or 13 percent to $3,399,000 in 1995 and increased $1,538,000 or 64 percent in 1994 to $3,928,000. This decrease is due primarily to the loss of a large customer at the Florida collection operation and the softening of the collection market in 1995. The increase in 1994 collection fees was primarily due to the growth in the Florida collection activities.

Other income increased $274,000 or 4 percent in 1995 to $6,607,000 and increased $1,644,000 or 35 percent in 1994 to
$6,333,000. Other income includes credit card fees, credit life insurance commission fees, ATM fees, international fees and other charges and fees.

Non-Interest Expense

Non-interest expense includes costs, other than interest, that are incurred in the operation of the Company. Total non-interest expense decreased $163,000 or less than 1 percent in 1995 to $78,416,000 and increased $5,617,000 or 8 percent in 1994 to
$78,579,000. The Company introduced a formal program during 1994 to control its non-interest expense by decreasing the number of employees through attrition, reducing marketing expenses and controlling various discretionary expenses. The primary non-interest expense components are set forth below:

Salaries and employee benefits expense increased $1,099,000 or 3 percent in 1995 to $41,282,000 and increased $4,742,000 or 13 percent in 1994 to $40,183,000. Salary costs in 1995 increased primarily due to the rate of inflation. Salary costs deferred in 1994 as part of loan origination costs were $2,281,000 lower than 1993, which caused a corresponding increase in the amount of salary and employee benefit expense reported in 1994. This decrease is related to lower levels of mortgage loan originations.

Net occupancy expense was $5,113,000 during 1995, a decrease of $156,000 or 3 percent from 1994. Net occupancy expense was $5,070,000 during 1994, an increase of $199,000 or 4 percent over 1993. The Company has been able to keep net occupancy expense level through its cost control program.

Equipment expense decreased $204,000 or 3 percent in 1995 to $7,385,000 and increased $849,000 or 13 percent in 1994 to $7,589,000. The decrease in 1995 consisted principally of decreases in equipment repairs and maintenance and service agreements. The increase in 1994 was primarily due to increases in depreciation, data processing expense and service agreements.

Other expenses decreased $902,000 or 4 percent in 1995 to $24,636,000 and decreased $173,000 or 1 percent in 1994 to $25,538,000. The major components of the decrease in 1995 include legal epenses ($433,000), FDIC assessments ($1,114,000), directors fees ($458,000), offset partially by increases in credit card fees ($425,000) and other professional fees ($299,000). Effective June 1, 1995, the Federal Deposit Insurance Corporation reduced the bank insurance fund assessments from $.23 per $100 of deposits to $.04 per $100 of deposits. The U. S. Congress is currently considering legislation which may result in a significant one-time assessment for the Savings Association Insurance Fund (SAIF). At December 31, 1995, the Company has in excess of $600,000,000 of its deposits which are insured through SAIF. If the one-time assessment is enacted by Congress, the Company will incur a material nonrecurring deposit insurance expense in the period that the legislation is enacted.

Post-retirement, Post-employment and Other Employee Benefits

The Company provided certain health care benefits for retired employees prior to December 31, 1992. During 1992, the Company decided to terminate its health care benefits for retired employees. The effective date of termination was March 1, 1993, and all retired employees received a lump sum cash distribution representing the present value of estimated future health insurance premiums. The Company has no further liability for any post-retirement benefits other than pensions. The Company does not offer any post-employment benefits.

At December 31, 1995, the Company had 668 employees who were currently receiving health care benefits. In 1995, the Company's total health care expense was $1,325,000 as compared to $1,498,000 in 1994 and $1,403,000 in 1993. The decrease in health care expense in 1995 is the result of a lower level of claims experienced by the Company compared to 1994.

Income Taxes

The provision for income taxes increased to $11,797,000 in 1995 from $10,505,000 in 1994 due to an increase in pre-tax income. The effective income tax rates for 1995, 1994 and 1993 were
32.2 percent, 32.1 percent and 30.8 percent, respectively. The higher effective rates in 1995 and 1994 are primarily due to a lower amount of tax exempt income relative to taxable income.

Liquidity

The liquidity of a financial institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits and to take advantage of interest rat market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Financial institution liquidity is thus normally considered in terms of the nature and mix of the institution's sources and uses of funds.

For the Company's bank subsidiaries, the primary sources of liquidity at December 31, 1995, were federal funds sold of $72,558,000, securities available for sale of $461,997,000 and loans held for sale of $12,642,000. At December 31, 1994, the primary sources of liquidity were federal funds sold of $8,160,000, loans held for sale of $12,963,000 and securities available for sale of $212,437,000.

Since the Company is a holding company and does not conduct operations, its primary source of liquidity is dividends paid to it by its subsidiary financial institutions. For national banks, the approval of the Office of the Comptroller of the Currency is required in order to pay dividends in excess of the subsidiaries' earnings retained for the current year plus retained net profits since January 1, 1993. As a result of these restrictions, at December 31, 1995, dividends which can be paid to the Company by its subsidiaries are limited to $13,435,000.

The Company's liquidity position increased in 1995 primarily due to increased deposits and an increase in securities available for sale resulting from the reclassification of all of the Company's marketable securities to available for sale in November 1995. Also, in October 1995, the Company entered into an agreement with an unrelated financial institution which enables the Company to borrow up to $20,000,000 for a period of one year. At the end of the one year period, the Company has the option to pay off any outstanding principal or refinance the principal under terms subject to future negotiations. Through December 31, 1995, no advances have been drawn against the available credit facility.

As shown in the consolidated statement of cash flows presented elsewhere herein, cash and due from banks increased $17,268,000 during 1995 to $102,600,000 at December 31, 1995. The increase in 1995 reflected $23,705,000 of net cash provided by operating activities, $91,000,000 provided by financing activities, offset in part by the use of $97,437,000 cash for investing activities.

Net cash provided by operating activities of $23,705,000 in 1995 resulted primarily from $24,967,000 of net income, increase in interest receivable and other assets of $10,751,000 and non-cash charges and credits of $11,852,000, offset by net gains on the sales of assets of $5,962,000.

The decrease of $74,539,000 in cash provided by operating activities for 1995 compared to 1994 is due primarily to the Company's mortgage banking activities in 1994 which generated cash of $70,848,000 compared to cash generated in 1995 of $1,256,000. The $76,651,000 increase in cash provided by operating activities in 1994 compared to 1993 is also due to the Company's mortgage banking activities which generated cash in 1994 during a period of lower acquisitions.

Net cash used for 1995 investing activities of $97,437,000 was largely comprised of a net increase in loans of $86,949,000, a net increase of securities available for sale of $6,187,000 and an increase in federal funds sold of $64,398,000, offset in part by proceeds from sales of loans of $41,580,000 and proceeds from maturities and paydowns of mortgage-backed securities of $19,998,000. The $17,116,000 increase in cash used for investing activities in 1995 compared to 1994 is primarily attributable to the increase in federal funds sold of $115,305,000, offset in part by a decrease in loan demand which caused a decrease in net loan fundings of $98,297,000. The $95,605,000 decrease in cash used for investing activities in 1994 compared to 1993 is primarily attributable to the deployment of cash received for deposits assumed in 193 branch acquisitions that was not available in 1994. Mortgage-backed securities purchases in 1993 totalled $155,469,000 compared to 1994 purchases totalling $29,030,000, a decrease of $126,439,000. Also, federal funds sold decreased by $55,609,000 compared to 1993. This was partially offset by a net increase in loans of $107,126,000 compared to 1993.

Net cash provided by financing activities of $91,000,000 was primarily due to cash received from increases in demand deposits and savings accounts of $41,189,000 and by $49,021,000 in cash proceeds from the issuance of long-term debt, offset by payments on capitalized lease obligations and debt of $66,050,000. Net cash provided by financing activities increased $90,259,000 for 1995 compared to 1994 due primarily to the change in deposit balances. Demand deposit and savings accounts plus other time deposits increased $123,650,000 in 1995 compared to a net decrease in these same deposits of $32,590,000 in 1994. The increase in deposits in 1995 is primarily attributable to the high interest rates in the first half of 1995 of which the Company's time deposits increased substantially. The deposit mix continues to change and the Company believes that the change in the deposit mix in 1995 from short-term deposits to long-term deposits was primarily the result of rising interest rates, an increase in proceeds from the issuance of long-term debt of $59,644,000 in the first half of 1995. This change in deposit mix is expected to level off in 1996. Net cash provided by financial activities decreased by $155,703,000 in 1994 compared to 1993. The decrease in cash provided by financing activities is attributed primarily to a decrease in demand deposits and savings accounts of $43,066,000 in 1994 compared to an increase in these deposits of $99,768,000 in 1993, offset partially by an increase in proceeds from the issuance of long-term debt of $59,644,000.

Asset/Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Company manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution's interest rate sensitive assets (i.e., assets which will mature or reprice within a specific time period) and interest rate sensitive liabilities (i.e., liabilities which will mature or reprice within the same time period) is commonly referred to as its "interest rate sensitivity gap" or "gap." An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a "positive gap," which generally means that if interest rates increase, a company's net interest income will increase and if interest rates decrease, its net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time period is said to have a "negative gap," which generally means that if interest rates increase, a company's net interest income will decrease and if interest rates decrease, its net interest income will increase.

At December 31, 1995, the Company had a manageable positive gap and therefore does not expect to experience any significant fluctuations in its net interest income as a consequence of changes in interest rates.

The following table sets forth the cumulative maturity distributions as of December 31, 1995, of the Company's interest-earning assets and interest-bearing liabilities, its interest rate sensitivity gap, cumulative interest rate sensitivity gap for such assets and liabilities, and cumulative interest rate sensitivity gap as a percentage of total interest-earning assets. This table indicates the time periods in which certain interest-earning assets and certain interest-bearing liabilities will mature or may reprice in accordance with their contractul terms. However, this table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures.
As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels. Subject to these qualifications, the table reflects a cumulative positive gap for assets and liabilities maturing or repricing in 1996. The
Company's Asset/Liability Management Committee monitors the interest rate sensitivity position and currently intends to maintain a slightly positive gap during 1996 primarily as a result of the Company's view of the economy and the anticipated interest rate scenario for 1996.


                                   After 3     After 6    After 1
                                    Months      Months    Year But
                        Within 3  But Within  But Within   Within     After
(Dollars in thousands)   Months    6 Months     1 Year    5 Years    5 Years        Total
Interest-earning assets:
Loans (net of
  unearned income)     $568,501    $180,544    $244,562   $362,017   $120,027   $1,475,651
Securities
  available for sale     47,768       9,610      48,096    101,287    255,236      461,997
Loans held for sale      12,642                                                     12,642
Federal funds sold       72,558                                                     72,558
Interest-bearing deposit
  in other banks          3,372                                                      3,372
Total                  $704,841    $190,154    $292,658   $463,304   $375,263   $2,026,220

Interest-bearing liabilities:
Interest-bearing
  deposits             $547,611    $188,874    $252,864   $443,575   $203,273   $1,636,197
Short-term borrowings
  and other liabilities  93,377      13,769       7,969     20,752         86      135,953
Total                  $640,988    $202,643    $260,833   $464,327   $203,359   $1,772,150

Interest rate
  sensitivity gap      $ 63,853    $(12,489)   $ 31,825   $ (1,023)  $171,904   $  254,070
Cumulative interest
  rate sensitivity gap   63,853      51,364      83,189     82,166    254,070
Cumulative interest rate
  sensitivity gap as a
  percentage of total
  interest-earning assets  3.15        2.53        4.11       4.06      12.54



Capital Resources

The Federal Reserve Board (FRB) has established risk-based capital guidelines that must be observed by bank holding companies and banks. Under these guidelines, total qualifying capital is categorized into two components - Tier I and Tier II capital. Tier I capital generally consists of common shareholders' equity, perpetual preferred stock (subject to limitations) and minority interests in subsidiaries. Subject to limitations, Tier II capital includes certain other preferred stock and debentures, and a portion of the reserve for credit losses. These ratios are expressed as a percentage of risk-adjusted assets, which include various risk-weighted percentages of off-balance-sheet exposures, as well as assets on the balance sheet. The FRB regulations governing the various capital ratios do not recognize the effects of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" on capital relating to changes in market value of securities available for sale.

At December 31, 1995, a minimum Tier I capital ratio of 4 percent and a total capital ratio of 8 percent are required. The Company's qualifying capital at December 31, 1995, exceeds both the Tier I and Tier II risk-based capital guidelines. In addition, a capital leverage ratio is used in connection with the risk-based capital standards which is defined as Tier I capital divided by total assets adjusted for certain items. The minimum leverage ratio under this standard is 3 percent for the highest rated bank holding companies which are not undertaking significant expansion programs. An additional 1 percent to 2 percent may be required for other companies, depending upon their regulatory ratings and expansion plans. The primary regulatory authorities of the Company and its subsidiaries have not advised the Company of its minimum Tier I leverage ratio, and therefore, it is not possible to calculate the minimum leverage ratio.

The following table presents the various capital and leverage ratios of the Company:

December 31, (Dollars in thousands)
                             1995          1994          1993
Total fourth quarter
  average assets         $2,176,413    $2,060,483    $2,077,304
Average unrealized losses
  (gains) on securities
  available for sale          1,626         6,852
Average unrealized
  (losses) gains on
  equity securities            (393)         (306)          304
Average goodwill and
  other intangibles         (12,225)      (14,169)      (13,707)
Total adjusted assets
  for leverage ratio     $2,165,421    $2,052,860    $2,063,901

Total assets             $2,204,751    $2,078,789    $2,067,371
Effect of risk-weighted
  assets and
  off-balance-sheet
  financial instruments    (663,747)     (620,574)     (709,699)
Risk-weighted assets and
  off-balance-sheet
  financial instruments
  for capital ratios     $1,541,004    $1,458,215    $1,357,672

Total shareholders'
  equity                 $  194,838    $  185,252    $  183,425
Unrealized losses
  (gains) on securities
  available for sale         (1,466)        6,186        (2,844)
Unrealized (losses) gain
  on equity securities          (85)         (596)          198
Goodwill and
  other intangibles         (12,024)      (13,068)      (14,543)
Tier 1 capital              181,263       177,774       166,236
Allowance for credit losses
  includable in capital
  under 1991 rules           14,859        14,722        15,157
Total capital            $  196,122    $  192,496    $  181,393

Leverage ratio                 8.44          8.36          8.19
Tier 1 capital ratio          11.76         12.19         12.24
Total capital ratio           12.73         13.20         13.36



Capital ratios applicable to the Company's banking subsidiaries at December 31, 1995, are as follows:
                                                       Total
                                         Tier I     Risk-based
                           Leverage     Capital       Capital

Regulatory Capital Requirements

  Minimum                     3.00        4.00          8.00
  Well-capitalized            6.00        8.00         10.00

Bank Subsidiaries

  Mid American                7.06        8.96         10.16
  First National              7.22        9.88         10.30
  AmeriCom                    6.80       11.43         12.45
  AmeriFirst                  6.86        9.96         10.95
  Adrian                      6.91       10.40         11.65


Effects of Inflation

The effect of inflation on financial institutions differs from the impact on non-financial institutions. Financial institutions, as financial intermediaries, have assets and liabilities which may move in concert with inflation. This is especially true for financial institutions with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A financial institution can reduce the impact of inflation by managing its interest rate sensitivity gap. See "Asset/Liability Management" above.

Investment Portfolio and Securities Available for Sale

In November 1995, all investment and mortgage-backed securities classified as held to maturity were transferred to securities available for sale. The decision to transfer the securities was based on management's assessment of the Company's held to maturity securities portfolio and guidance by the interpretations contained in the Financial Accounting Standards Board Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities which was issued in November 1995.

The following table sets forth the carrying value of the Company's investment and mortgage-backed securities at December
31, 1994 and 1993:

(Dollars in thousands)            1994          1993

U.S. Treasury securities        $  3,623      $  9,351
Securities of other
  U.S. Government agencies
  and corporations                 5,523        14,991
Mortgage-backed
  investment securities          180,309       187,661
Obligations of states and
  political subdivisions          62,032        57,667
Other securities                     522           953
Total                           $252,009      $270,623


The following table sets forth the carrying value at market at the respective year end for each of the last three years and aggregate cost of the Company's securities available for sale at December 31, 1995:

(Dollars in thousands)       Cost     1995      1994      1993

U.S. Treasury securities  $ 73,219  $ 73,792  $ 79,353  $ 91,781
Securities of other
  U.S. Government agencies
  and corporations          67,415    67,526    61,401    89,855
Mortgage-backed
  securities               230,398   230,417    45,056    26,922
Obligations of states and
  political subdivisions    57,313    58,996       200     3,596
Equity securities           31,397    31,266    26,427    25,971
Total                     $459,742  $461,997  $212,437  $238,125


Both the investment and available for sale portfolios contain mortgage-backed securities and, to a limited extent, other securities which have unknown cash flow characteristics. The variable cash flows present additional risk to the bondholders in the form of prepayment or extension risk primarily caused by market interest rate changes. This additional risk is generally rewarded in the form of higher yields to the investor.

Mid Am, Inc. utilizes tools to minimize and monitor this risk, requiring the security to pass a stress test at the time of purchase. This testing measures prepayment and extension risk under severe changes in interest rates. Additionally, the corporate investment policy defines certain types of high risk securities as ineligible for purchase, icluding securities which may not return full principal to the Company. It is also the practice of the Company to minimize premiums paid on mortgage securities to avoid yield reduction if prepayments speed up. These policies help insure that there will be no material impact from these investments to the financial statements due to changing interest rates.

The internal accounting systems and controls are in place to account for amortization and accretion of premiums and discounts.
As prepayments of principal are received, the system automatically adjusts premiums and discounts to reflect the proper book values.

There are no securities available for sale of any single issuer where the aggregate carrying value of such securities exceeded
10 percent of shareholders' equity, except those of U.S. Treasury and U.S. Government agencies.

The following table shows the maturities and weighted average yields of the Company's securities available for sale as of December 31, 1995. The weighted average yields on income from tax exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis:




Securities Available for Sale

                                         After 1 Year But   After 5 Years       After
                          Within 1 Year   Within 5 Years   Within 10 Years     10 Years
(Dollars in thousands)    Amount  Yield    Amount  Yield    Amount  Yield    Amount  Yield
U.S. Treasury securities $19,384   5.17  $ 49,166   5.74   $ 2,998   6.39  $  2,244   6.80
Securities of other
  U.S. Government agency
  and corporations        17,162   5.91    33,772   6.06    12,654   6.70     3,938   6.82
Mortgage-backed
  securities               2,373   6.70    66,953   5.97    44,828   6.30   116,263   6.52
Obligations of states and
  political subdivisions   7,048   7.45    25,027   7.48    20,623   7.85     6,298   8.58
Equity securities                           5,719   8.20                     25,547   6.49
Total                    $45,967   5.88  $180,637   6.21   $81,103   6.76  $154,290   6.61


Loan Portfolio

The amount of loans outstanding and the percent of the total represented by each type on the dates indicated were as follows:


December 31,
(Dollars in             1995             1994             1993             1992             1991
  thousands)     Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent
Real estate loans
  Construction  $   63,086   4.3 $   69,942   4.9 $   39,150   3.1 $   35,760   3.0 $   20,612   2.0
  Mortgage         885,714  60.0    871,704  60.7    783,635  61.8    750,406  62.4    568,194  55.1
Commercial,
  financial and
  agricultural
  loans            357,290  24.2    327,871  22.8    294,297  23.2    282,263  23.5    288,750  28.0
Installment and
  credit card
  loans            164,055  11.1    155,380  10.8    138,534  10.9    118,849   9.9    137,456  13.3
Other loans          6,335   0.4     10,040   0.8     11,690   1.0     15,440   1.2     15,353   1.6
Total loans      1,476,480 100.0  1,434,937 100.0  1,267,306 100.0  1,202,718 100.0  1,030,365 100.0

Less:
Unearned interest      (22)             (38)             (50)            (107)            (258)
Unamortized
  loan fees           (807)          (1,610)          (1,311)          (2,099)          (1,253)
Allowance for
  credit losses    (14,859)         (14,722)         (15,157)         (15,718)         (12,938)
Total net loans $1,460,792       $1,418,567       $1,250,788       $1,184,794       $1,015,916




Real estate loans, including construction and mortgage loans, approximated 64 percent of total loans at December 31, 1995. Collateral evaluations and the historical data of the Company's mortgage loan losses are used to determine the amount necessary for the allowance for credit losses. The Company's general collateral policy for residential real estate mortgages is to follow FNMA and FHLMC guidelines, which generally require a loan-to-value ratio of 80 percent or private mortgage insurance for loan-to-value ratios in excess of 80 percent.

A significant portion (24 percent) of the loan portfolio is composed of commercial loans. Personal and business financial status, credit standing, and available collateral of commercial borrowers, plus management's judgment as to prevailing and anticipated economic conditions and the historical data of the Company's commercial loan losses, are taken into consideration when determining the amount of the allowance for credit losses needed for commercial loans. The amount of collateral required on commercial loans is generally determined based on a loan-by-loan assessment. Average loan-to-value ratios for commercial loans typically range from 50 percent to 80 percent. Factors which are considered include, among other things, the purpose of the loan, the current financial status of the borrower and the borrower's prior credit history.

The remaining portion (12 percent) of the Company's loan portfolio are installment, credit card loans and other loans and leases. A thorough credit examination is done at the time of the extension of credit. The Company makes consumer loans on both a secured and unsecured basis depending, in part, on the nature, purpose and term of the loan. Loan-to-value ratios for secured consumer loans range from 70 percent to 90 percent as a general rule. The historical data of the Company's consumer loan losses and the Company's credit evaluations are used to determine the necessary amount for its allowance for credit losses.

The following table shows the amount of commercial, financial and agricultural loans and real estate construction loans outstanding as of December 31, 1995, which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates:

                                    After 1    After 5
                                    Year But  Years But
                           Within    Within    Within
(Dollars in thousands)     1 Year    5 Years  10 Years    Total

Commercial, financial
  and agricultural        $131,748  $126,564  $ 98,978  $357,290
Real estate -
  construction              39,081     8,109    15,896    63,086
Total                     $170,829  $134,673  $114,874  $420,376


Interest Sensitivity
                                             Fixed      Variable
(Dollars in thousands)                        Rate         Rate

Due after one but within five years        $35,418     $ 99,255
Due after five years                        20,940       93,934
Total                                      $56,358     $193,189

Actual maturities of loans will differ from the contractual maturities presented in the previous table because of prepayments, rollovers and renegotiation of payment terms, among other factors.

The following table presents the aggregate amounts of non-performing assets and respective ratios on the dates indicated:

December 31,
(Dollars in thousands)
                     1995     1994      1993      1992      1991

Non-accrual        $ 8,499   $6,017   $ 8,660   $ 7,786   $ 7,122
Contractually past
  due 90 days or
  more as to
  principal or
  interest           1,253    1,140       813     1,233     2,164
Restructured            79      329       221       704     1,044
Total non-performing
  loans              9,831    7,486     9,694     9,723    10,330
Other real estate
  owned                763    1,102     1,836     6,109     9,986
Total non-performing
  assets           $10,594   $8,588   $11,530   $15,832   $20,316


Non-performing loans
  to total loans      0.67     0.52      0.77      0.81      1.00
Non-performing
  assets to total
  loans plus other
  real estate owned   0.72     0.60      0.91      1.31      1.96
Allowance for credit
  losses to total
  non-performing
  loans             151.14   196.66    156.35    161.66    125.25
Allowance for credit
  losses to total
  non-performing
  assets            140.26   171.43    131.46     99.28     63.68


SFAS 114, "Accounting by Creditors for Impairment of a Loan", and SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" were adopted effective January 1, 1995. Residential mortgage, installment and credit card loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan's fair value by the establishment of a specific allowance where necessary. The fair value of the underlying collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateralized-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate.

Non-accrual loans are comprised principally of loans 90 days past due, as well as certain loans which are current but where serious doubts exist as to the ability of the borrower to comply with the repayment terms. Interest previously accrued on non-accrual loans and not yet paid is reversed or charged against the allowance for credit losses during the period in which the loan is placed on non-accrual status, except where the Company has determined that such loans are adequately secured as to principal and interest. Interest earned thereafter is included in income only to the extent that it is received in cash. In certain cases, interest received may be credited against principal outstanding under the cost recovery method. The amount of interest income that would have been recorded had all non-accrual loans been current in accordance with their terms approximated $1,237,000 in 1995. Actual interest included in income which was collected approximated $345,000 in 1995. The amount of interest collected and the amount of interest income that would have been recorded during 1995 on restructured loans based on their original terms was insignificant.

Loans 30 to 89 days past due,excluding non-accrual and restructured loans included in the previous table, amounted to $8,035,000 or .54 percent of total loans at December 31, 1995, as compared to $3,558,000 or .25 percent at December 31, 1994. Loans now current but where some concerns exist as to the ability of the borrower to comply with present loan repayment terms, excluding non-performing loans, approximated $32,715,000 and $39,379,000 at December 31, 1995 and 1994, respectively, and are being closely monitored by management and the Boards of Directors of the subsidiaries. The classification of these loans, however, does not mean to imply that management expects losses on each of these loans, but believes that a higher level of scrutiny is prudent under the circumstances. At December 31, 1995 and 1994 specific allocations of the allowance for credit losses related to these loans aggregated $3,359,000 and $3,408,000, respectively. The decrease in loans where some concern exists is primarily attributable to the Company's continuous process of loan review which has identified various improvements in the financial condition of certain of the individual borrowers. In the opinion of management, these loans require close monitoring despite the fact that they are performing according to their terms. Such classifications relate to specific concerns relating to each individual borrower and do not relate to any concentrated risk elements common to all loans in this group.

Other real estate owned amounted to $763,000 and $1,102,000 at December 31, 1995 and 1994, respectively. The decrease in other real estate owned is due primarily to 1995 sales of foreclosed commercial properties and residential property which was held at December 31, 1994.

As of December 31, 1995, the Company did not have any loan concentrations which exceeded 10 percent of total loans.

The following table presents asset quality information for each of the Company's bank subsidiaries at December 31, 1995:

December 31, 1995
(Dollars in        Mid Am    First
 thousands)         Bank    National AmeriCom  AmeriFirst  Adrian

Non-accrual         $5,623   $  431    $1,241    $  983    $  221
Contractually past
  due 90 days or
  more as to
  principal or
  interest             115      374       444       238        82
Restructured                               79
Total non-performing
  loans              5,738      805     1,764     1,221       303
Other real estate
  owned                          54       337        22
Total non-performing
  assets            $5,738   $  859    $2,101    $1,243    $  316


Non-performing loans
  to total loans      1.04     0.23      0.72      0.54      0.30
Non-performing
  assets to total
  loans plus other
  real estate owned   1.04     0.24      0.86      0.55      0.30
Allowance for credit
  losses to total
  non-performing
  loans             133.41   192.42    138.66    164.54    396.04
Allowance for credit
  losses to total
  non-performing
  assets            133.41   180.33    116.42    161.63    396.04
Net charge-offs to
  average loans
  outstanding         0.38     0.07      0.09      0.15      0.00
Allowance for credit
  losses to total
  loans               1.39     0.44      1.00      0.89      1.19


At December 31, 1995, the recorded investment in impaired loans measured in accordance with SFAS 114 amounted to $9,245,000, of which $7,868,000 of impaired loans have a specific allowance of $2,307,000 and the remaining $1,377,000 of impaired loans have no specific allowance because the fair value of the collateral securing the loan exceeded the investment in the loan. The average recorded investment in impaired loans for the year ended December 31, 1995, was $9,939,000. Interest income recognized in 1995 related to impaired loans was $686,000, most of which was recognized on the cash basis.

The following table reflects impaired loans by type of loan at
December 31, 1995:
                                 Impaired Amount
Commercial real estate             $4,752,000
Commercial                          4,493,000
Total                              $9,245,000


The total amount of impaired loans using (1) the present value of expected future cash flows was $5,744,000, (2) the fair value of the loans' collateral was $2,771,000, and (3) the observable market price of the loans was $730,000.
Summary of Credit Loss Experience


December 31,
(Dollars in thousands)
                    1995      1994      1993      1992      1991
Balance of allowance
  at beginning
  of year         $14,722   $15,157   $15,718   $12,938   $10,307

Loans actually
  charged-off:
Real estate           167       455       558       656     1,428
Commercial,
  financial and
  agricultural      2,783     2,122     4,767     3,047     9,297
Installment and
  credit card       1,429       815     1,768     2,301     2,782
Industrial
  development bonds                        67
Other                            14        15        18        77
Total loans actually
  charged-off       4,379     3,406     7,175     6,022    13,584

Recoveries of
  loans previously
  charged-off:
Real estate           305       127       221       106       270
Commercial,
  financial and
  agricultural        727     1,059     1,082     1,880       222
Installment and
  credit card         446       561       816       773       571
Other                                                 4        10
Total recoveries of
  loans previously
  charged-off       1,478     1,747     2,119     2,763     1,073

Net charge-offs     2,901     1,659     5,056     3,259    12,511
Addition to
  allowance charged
  to expense        3,002     2,864     3,991     4,917    15,142
Reversal of
  allowance credited
  to expense                 (1,640)
Effect of conforming
  year ends of
  pooled entities                         504
Transfer of other
  real estate owned
  allowance
  relating to
  in-substance
  foreclosure loans    36
Addition to
  allowance from
  purchase of
  financial
  institutions                                    1,122
Balance of
  allowance at
  end of year     $14,859   $14,722   $15,157   $15,718   $12,938


Net charge-offs
  to average loans
  outstanding        0.20      0.12      0.41      0.31      1.21
Allowance for
  credit losses
  to total loans     1.01      1.03      1.20      1.31      1.26
Allowance for
  credit losses
  to total
  non-performing
  loans            151.14    196.66    156.35    161.66    125.25

The provision for credit losses reflects the amount necessary in management's opinion to maintain an adequate reserve, based upon its analysis of the loan portfolio (including the loan growth rate and change in the mix of the loan portfolio) and general economic conditions and that necessary to state certain individual loans at their estimated fair value.

The Company's banking subsidiaries monitor the adequacy of their allowances for credit losses on a monthly basis. The banking subsidiaries formally document their evaluations of the adequacy of their allowances for credit losses on a quarterly basis, and the evaluations are reviewed and discussed with each bank's respective Board of Directors. The Company's Asset Quality Department presents a quarterly consolidated evalution of the adequacy of the allowance for credit losses to the Company's Board of Directors. These evaluations of potential losses include a review of the current financial status and credit standing of commercial borrowers and their prior history, an evaluation of available collateral, a review of loss experience in relation to outstanding loans, and management's judgment as to prevailing and anticipated economic conditions, among other relevant factors. Such factors include, among others, changes in the credit grade assigned to the loan by either the assigned officer or by the Company's Asset Quality Department from its periodic reviews of segments of the loan portfolios, and increases or decreases in specific reserves assigned to individual loans. Residential mortgage and consumer portfolios are collectively evaluated, giving consideration to delinquency, charge-off trends and current and anticipated economic conditions.

The following table sets forth the allocation of the allowance for credit losses for the periods indicated:

December 31,
(Dollars in thousands)
                    1995      1994      1993      1992      1991
Specific allowance
  Real estate     $   320   $ 1,178   $   708   $   823   $   502
  Commercial        3,989     2,384     2,334     4,763     2,918
  Installment         560        50        76        53         4
  Other
  Total             4,869     3,612     3,118     5,639     3,424

General allowance
  Real estate         594       729     1,186       915     1,004
  Commercial        1,266     3,609     3,394     2,415     3,420
  Installment         659     1,364     1,640     1,785     1,641
  Other               474       422       579       553       659
  Total             2,993     6,124     6,799     5,668     6,724

Unallocated
  allowance         6,997     4,986     5,240     4,411     2,790
Allowance for
  credit losses   $14,859   $14,722   $15,157   $15,718   $12,938


Provisions for credit losses have decreased each year since 1991, with the exception of a small increase in 1995, reflecting improved asset quality. The provision for credit losses in 1991 aggregated $15,142,000, which included a special provision of $10 million in the third quarter to provide for certain losses, specifically identified by management and to increase the allowance for credit losses to a level commensurate with management's evaluation of potential losses, given increases in non-performing assets and uncertain economic conditions in the Northwest Ohio market area. The 1992 provision for credit losses decreased to $4,917,000. In 1992, the Company's asset quality began to improve as non-performing assets to total loans and OREO decreased to 1.31 percent from 1.96 percent, and the non-performing loan ratio improved to .81 percent from 1.00 percent. Since 1992, the Company's asset quality has continued to remain strong. Non-performing loans to total loans were .67 percent, .52 percent, and .77 percent at December 31, 1995, 1994, and 1993, respectively. The Company's provision for credit losses continued to remain steady at $3,002,000 in 1995 and $2,864,000 ($1,224,000 net of reversal of a portion of allowance) in 1994 and net charge-off ratios have remained favorable.

The 1994 provision for credit losses was favorably impacted by a $1,600,000 reduction in the allowance for credit losses at the Company's First National subsidiary during the third quarter. As a result, the 1994 third quarter provision for credit losses was a net credit provision of $910,000. The reduction in First National's allowance wasthe culmination of a number of events and factors. Asset quality and charge-off experience at First National improved rapidly in 1992. In recognition of the favorable loss experience and asset quality, management suspended provisions to First National's allowance for credit losses in September 1992. No credit loss provisions were charged to First National's operations in 1993 as First National experienced net charge-offs in 1993 of only $40,000. During the second quarter of 1994, the Company's Asset Quality Department performed a detailed review of First National's loan portfolio. The review confirmed First National's management's conclusions that a reduction in the allowance for credit losses was appropriate. During the second quarter, the Office of the Comptroller of the Currency (OCC) commenced an examination at First National which included an assessment of First National's asset quality. The OCC's examination was concluded and the results were communicated during the third quarter of 1994. The OCC examination also confirmed management's assessment of the allowance. Shortly afer the issuance of the OCC report of examination, economic conditions in First National's market area became available. It indicated, among other things, a sharp drop in unemployment rates between the months of July and August of 1994. Based on all of the information available to management, the decision was made to reduce First National's allowance by $1,600,000. At December 31, 1995, First National's ratio of allowance for credit losses to total loans was .44 percent compared to Mid Am Bank, which was
1.39 percent. Because of First National's favorable non-performing loans to total loans ratio of .23 percent at December 31, 1995, its allowance at First National is considered adequate. At December 31, 1995, the allowance for credit losses for First National is 180 percent of non-performing loans and other real estate owned.

Allowance for Credit Losses to Non-Performing Loans

At December 31,
                     1991          125.25 percent
                     1992          161.66 percent
                     1993          156.35 percent
                     1994          196.66 percent
                     1995          151.14 percent


Deposits

The following table sets forth the average balances of and average rates paid on deposits for the periods indicated:

December 31,
(Dollars in           1995             1994             1993
 thousands)     Average Average  Average Average  Average Average
                 Balance  Rate    Balance  Rate    Balance  Rate
Demand
  Noninterest-
    bearing   $  174,501       $  168,855       $  158,351
  Interest-
    bearing      185,841  2.09    194,850  2.06    183,478  2.30
Savings          269,308  2.63    327,474  2.57    332,068  2.82
Money market     121,459  3.48     91,834  2.54    102,603  2.84
Time           1,037,277  5.53    942,156  4.24    951,403  4.35
Total         $1,788,386       $1,725,169       $1,727,903


The maturity distribution of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1995 was:

(Dollars in thousands)

Three months or less                  $ 70,331
Over three months to six months         29,726
Over six months to twelve months        20,251
Over twelve months                      45,199
Total                                 $165,507


Deposit Mix - 1995 Average Balances

Savings Deposits              15.1 percent
Money Market Accounts          6.8 percent
Demand Noninterest-bearing     9.7 percent
Demand Interest-bearing       10.4 percent
Time Deposits                 58.0 percent


Deposit Mix - 1994 Average Balances

Savings Deposits              19.0 percent
Money Market Accounts          5.3 percent
Demand Noninterest-bearing     9.8 percent
Demand Interest-bearing       11.3 percent
Time Deposits                 54.6 percent

Short-Term Borrowings

A summary of certain information regarding federal funds purchased and securities sold under agreements to repurchase is presented below. The latter represent securities sold to customers subject to an obligation of the Company to repurchase such securities at a specified time, usually 30 to 60 days after the date of the sale. Such agreements provide customers with the opportunity to make short-term investments of substantial sums, usually in excess of $100,000, secured by obligations of the United States Treasury or United States government agencies.

Year Ended December 31,
(Dollars in thousands)
                              1995        1994        1993
Average for the year:
Amount outstanding          $87,128     $73,843     $67,512
Weighted average
  interest rate                4.55        3.59        2.85

At year end:
Amount outstanding          $87,548     $80,136     $71,772
Weighted average
  interest rate                4.43        4.03        2.63

Maximum amount outstanding
  at any month end
  during the year           $93,579    $101,823     $71,513


Return on Equity and Assets

(Dollars in thousands)             1995      1994      1993
Return on average total assets     1.17      1.14      1.23
Return on average common
  shareholders' equity            14.51     13.88     16.39
Cash dividend payout ratio        54.51     52.72     40.32
Average total shareholders'
  equity as a percentage
  of average total assets          8.93      9.16      8.65

Report of Independent Accounts

Price Waterhouse LLP

To the Board of Directors and Shareholders of Mid Am, Inc.

In our opinion, the accompanying consolidated statement of condition and the related consolidated statements of earnings, of changes in shareholders equity and of cash flows present fairly, in all material respects, the financial position of Mid Am, Inc. and its subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company s management; or responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for mortgage servicing rights and for impaired loans in 1995 and its method of accounting for certain investments in debt and equity securities effective December 31, 1993.

Price Waterhouse LLP
Price Waterhouse LLP

January 22, 1996
Toledo, Ohio

CONSOLIDATED STATEMENT OF CONDITION

December 31, (Dollars in thousands)      1995            1994
Assets
Cash and due from banks               $  102,600      $   85,332
Int-bearing deposits in other banks        3,372           2,232
Federal funds sold                        72,558           8,160
Securities available for sale            461,997         212,437
Investment securities                                     71,700
Mortgage-backed investment securities                    180,309
Loans held for sale                       12,642          12,963
Loans, net of unearned fees and
  income of $829 and $1,648            1,475,651       1,433,289
Allowance for credit losses              (14,859)        (14,722)
Net loans                              1,460,792       1,418,567
Bank premises and equipment               49,489          50,171
Interest receivable and other assets      41,301          36,918
TOTAL ASSETS                          $2,204,751      $2,078,789

Liabilities
Demand deposits(non-interest-bearing) $  223,945      $  190,423
Savings deposits                         593,807         586,140
Other time deposits                    1,042,390         959,929
Total deposits                         1,860,142       1,736,492

Federal funds purchased and securities
  sold under agreements to repurchase     87,548          80,136
Capitalized lease obligations and debt    48,405          65,434
Interest payable and other liablities     13,818          11,475
Total Liabilities                      2,009,913       1,893,537

Shareholders' Equity
Preferred stock - no par value
  Authorized - 2,000,000 shares
  Issued and outstanding - 1,422,744
    and 1,608,000 shares in 1995 and
    1994, respectively                    35,569          40,200
Common stock - stated value of
  $3.33 per share
  Authorized - 35,000,000 shares
  Issued - 19,492,726 and 17,359,629
    shares in 1995 and 1994,
    respectively                          64,975          57,865
Surplus                                   91,723          75,624
Retained earnings                          9,529          17,769
Treasury stock - 522,361 and 1,400
  common shares in 1995 and 1994,
  respectively                            (8,424)            (20)
Unrealized gains (losses) on
  securities available for sale            1,466          (6,186)
Commitments and contingencies
  (Notes 13 and 14)
Total Shareholders' Equity               194,838         185,252

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                $2,204,751      $2,078,789


The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF EARNINGS

Year Ended December 31, (Dollars in
  thousands, except per share data)    1995      1994      1993
Interest Income
Interest and fees on loans          $130,300  $110,917  $107,688
Interest on deposits in other banks      218       146       218
Interest on federal funds sold         3,610     1,206     1,606
Interest on taxable investments       25,209    24,750    26,683
Interest on tax exempt investments     3,206     3,552     3,192
  Total interest income              162,543   140,571   139,387

Interest Expense
Interest on deposits                  72,527    54,689    57,907
Interest on borrowed funds             7,789     4,875     3,150
  Total interest expense              80,316    59,564    61,057

  Net interest income                 82,227    81,007    78,330
Provision for credit losses            3,002     1,224     3,991
  Net interest income after
    provision for credit losses       79,225    79,783    74,339

Non-interest Income
Trust department                       1,337     1,195       910
Service charges on deposit accounts    6,200     6,036     5,819
Mortgage banking                       8,522     6,694    12,317
Brokerage commissions                  9,540     7,137     5,158
Collection agency fees                 3,399     3,928     2,390
Net gains on sales of securities         350     1,231     2,719
Other income                           6,607     6,333     4,689
  Total non-interest income           35,955    32,554    34,002

Non-interest Expense
Salaries and employee benefits        41,282    40,183    35,441
Net occupancy expense                  5,113     5,269     5,070
Equipment expense                      7,385     7,589     6,740
Other expenses                        24,636    25,538    25,711
  Total non-interest expense          78,416    78,579    72,962

  Income before income taxes          36,764    33,758    35,379

Applicable Income Taxes
Currently payable                      9,587     9,732     9,392
Deferred                               2,210       773     1,306
  Total applicable income taxes       11,797    10,505    10,698

  Net income                        $ 24,967  $ 23,253  $ 24,681
  Net income available to
    common shareholders             $ 22,216  $ 20,336  $ 21,763


Earnings Per Common Share
Primary                             $   1.16  $   1.07  $   1.16

Fully diluted                       $   1.11  $   1.03  $   1.11


The accompanying notes are an integral part of the financial statements.




CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands, except for per share data)
                                                                     Unrealized
                                                                     Gain (Loss)  Total
                                                                     On Security  Share-
                      Preferred  Common           Retained  Treasury  Available  holders'
                        Stock    Stock   Surplus  Earnings    Stock   For Sale    Equity
Balances at
  December 31, 1992    $40,250  $50,696  $53,221  $20,625                      $164,792

Net income for the year                            24,681                        24,681
Dividends declared:
  Preferred cash
    dividends                                      (2,918)                       (2,918)
  Common cash dividends
    of $.54 per share                              (8,774)                       (8,774)
Issuance of
  common stock                    1,449    3,300                                  4,749
Unrealized gains on
  securities available
  for sale                                                            $2,844      2,844
Cash paid to Colonial
  shareholders                                       (814)                         (814)
Effect of conforming
  the year ends of
  pooled entities                   220      503   (1,861)                       (1,138)
Fractional shares
  and other items                             13      (10)                            3
Balances at
  December 31, 1993     40,250   52,365   57,037   30,929              2,844    183,425

Net income for the year                            23,253                        23,253
Dividends declared:
  Preferred cash
    dividends                                      (2,917)                       (2,917)
  Common cash dividends
    of $.59 per share                             (10,721)                      (10,721)
  10 percent common
    stock dividend
    (1,515,613 shares)            5,052   17,693  (22,745)
Issuance of common stock            428    1,465                                  1,893
Unrealized losses on
  securities available
  for sale                                                            (9,030)    (9,030)
Treasury shares acquired                                    $  (655)               (655)
Treasury shares issued                      (635)               635
Preferred stock
  conversions,
  fractional shares
  and other items          (50)      20       64      (30)                            4
Balances at
  December 31, 1994     40,200   57,865   75,624   17,769       (20)  (6,186)   185,252

Net income for the year                            24,967                        24,967
Dividends declared:
  Preferred cash
    dividends                                      (2,751)                       (2,751)
  Common cash dividends
    of $.63 per share                             (12,111)                      (12,111)
  10 percent common
    stock dividend
    (1,705,761 shares)            5,686   12,314  (18,000)
Unrealized gains on
  securities available
  for sale                                                             7,652      7,652
Treasury shares acquired                                     (9,197)             (9,197)
Treasury shares issued                                          793                 793
Preferred stock
  conversions           (4,631)   1,358    3,273
Fractional shares
  and other items                    66      512     (345)                          233
Balances at
  December 31, 1995    $35,569  $64,975  $91,723   $9,529   $(8,424)  $1,466   $194,838


The accompanying notes are an integral part of the financial statements.


Page 32





CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,
(Dollars in thousands)                 1995      1994      1993

Operating Activities
Net income                          $ 24,967  $ 23,253  $ 24,681
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
Provision for credit losses            3,002     1,224     3,991
Provision for depreciation
  and amortization of assets           8,850     9,341     9,056
Proceeds from sales of
  securities available for sale                          138,215
Proceeds from maturities and
  paydowns of securities
  available for sale                                      29,801
Purchases of securities
  available for sale                                    (155,508)
Proceeds from sales of mortgage
  and other loans held for sale      302,655   351,597   675,942
Mortgage and other loans
  originated for sale               (301,399) (280,749) (692,919)
Net gains on sales of assets          (5,962)   (4,631)  (13,387)
(Increase) decrease in interest
  receivable and other assets        (10,872)    1,315     3,405
Increase (decrease) in interest
  payable and other liabilities        2,319    (3,106)   (1,684)
NET CASH PROVIDED BY
  OPERATING ACTIVITIES                23,560    98,244    21,593

Investing Activities
Net (increase) decrease in
  interest-bearing deposits
  in other banks                      (1,140)    3,206     5,741
Net (increase) decrease in
  federal funds sold                 (64,398)   50,907    (4,702)
Proceeds from sales of
  securities available for sale       27,771    91,398
Proceeds from maturities and
  paydowns of securities
  available for sale                  49,105    33,251
Purchases of securities
  available for sale                 (83,063)  (82,727)
Proceeds from sales of
  investment securities                                    4,066
Proceeds from maturities and
  paydowns of investment securities    7,213    12,347    54,883
Purchases of investment securities    (1,579)  (19,601)  (60,536)
Proceeds from maturities and
  paydowns of mortgage-backed
  securities                          19,998    33,082    60,446
Purchases of mortgage-backed
  securities                          (2,503)  (29,030) (155,469)
Proceeds from sales of loans          41,580    13,989     5,044
Net increase in loans                (86,949) (185,246)  (78,120)
Proceeds from sales of
  other real estate owned              1,712     1,686     3,920
Proceeds from sales of
  bank premises and equipment            848       568     1,478
Purchases of bank premises
  and equipment                       (6,063)   (4,151)  (14,185)
Cash acquired through acquisitions        31               1,508
NET CASH USED FOR
  INVESTING ACTIVITIES               (97,437)  (80,321) (175,926)

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,
(Dollars in thousands)                 1995      1994      1993

Financing Activities
Net increase (decrease) in demand
  deposits and savings accounts       41,189   (43,066)   99,768
Net increase in other time deposits   82,461    10,476    29,586
Net increase in federal funds
  purchased andsecurities sold
  under agreements to repurchase       7,412     8,363    17,729
Repayment of capitalized lease
  obligations and debt               (66,050)  (41,638)   (2,319)
Proceeds from issuance of
  long-term debt                      49,021    79,002    19,358
Proceeds from issuance of
  common stock                                   1,893     4,749
Cash dividends paid                  (14,862)  (13,638)  (11,692)
Cash paid to Colonial shareholders                          (814)
Preferred stock conversions,
  fractional shares and oher items       233         4        79
Treasury stock
  (net of reissuance of 793)          (8,404)     (655)
NET CASH PROVIDED BY
  FINANCING ACTIVITIES                91,000       741   156,444

Net increase in cash and
  due from banks                      17,123    18,664     2,111
Effect on cash of conforming the
  year ends of pooled entities           145                 923
Cash and due from banks at the
  beginning of the year               85,332    66,668    63,634
Cash and due from banks at
  the end of the year               $102,600  $ 85,332  $ 66,668



Supplemental Schedule of Noncash
  Investing and Financing Activities:

Securitization of loans
  held for sale                     $  3,685  $  9,067
Investment securities transfer        66,096            $117,369
Mortgage-backed investment
  securities transfer                162,477     2,642    37,378
Transfer to securities
  available for sale                $232,258  $ 11,709  $154,747

Transfers from loans to
  other real estate owned           $    893  $    989  $  3,114

Loans on other real
  estate owned sold                 $     16  $    462  $  3,238

Noncash portion of acquisitions
  (Note 2)
Fair value of assets acquired
  (excluding cash)                  $     17            $  4,290
Intangible assets                        246               5,238
Fair value of liabilities assumed        (44)
Noncash cost of acquisitions        $    219            $  9,528

Unrealized gains (losses) on
  securities available for sale     $ 11,748  $(13,893) $  4,376
Adjustment to deferred tax             4,096    (4,863)    1,532
Adjustments to shareholders' equity $  7,652  $ (9,030) $  2,844

Treasury shares issued in merger              $    635


The accompanying notes are an integral part of the financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Accounting Policies

The accounting and reporting policies followed by Mid Am, Inc. conform to generally accepted accounting principles and to general practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Prior to 1994, Mid Am, Inc.'s business related solely to commercial banking and related services which for financial reporting purposes was considered a single business segment. In 1994, two collection companies were acquired, and in 1995, a broker/dealer company was acquired (see Note 2) which are considered to be additional business sgments; however, the revenues, operating profit and assets of the collection business and broker/dealer business are not material for separate disclosure and Mid Am s predominant business continues to be banking. A summary of the significant accounting policies follows.

Consolidation

The consolidated financial statements of Mid Am, Inc. (the Company) include the accounts of Mid American National Bank and Trust Company (Mid Am Bank), First National Bank Northwest Ohio (First National), American Community Bank, N.A. (AmeriCom), AmeriFirst Bank, N.A. (AmeriFirst), Adrian State Bank (Adrian), International Credit Service, Inc. (ICS), CCB Services, Inc.
(CCBS), MFI Investments Corp. (MFI), MFI Insurance Agency, Inc., and Mid Am Information Services, Inc. (MAISI). All significant intercompany transactions and accounts have been eliminated in consolidation.

Cash and Due from Banks

The Company is required to maintain average reserve balances with the Federal Reserve Bank. The average reserve balance at December
31, 1995 and 1994 approximated $25,184,000 and $23,951,000,
respectively.

Securities Available for Sale

Securities classified as available for sale are carried at market. The unrealized appreciation or depreciation from the securities acquisition cost is recorded in a valuation account, net of applicable income tax effect, in the shareholders equity section of the balance sheet. The amount of unrealized appreciation or depreciation relating to a security which is available for sale is recognized in the income statement upon sale of the security using the specific identification method to determine the security's cost.

The adoption of Statement of Financial Accounting Standards No.115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) as of December 31, 1993, did not have a material effect on net income or earnings per share. Prior to the adoption of SFAS 115, purchases and sales or maturities of securities classified as available for sale were presented in operating activities for purposes of reporting cash flows. Such transactions have been presented as investing activities since adoption of the statement.

Held to Maturity Securities

The Company holds certain of its securities for investment purposes (held to maturity) where it has both the ability and intent to hold the securities to maturity. Such securities are stated at cost, adjusted for amortization of premiums and accretion of discounts computed under the level yield method. Such premium amortization and discount accretion are recognized as adjustments to interest income. The rate of prepayment activity on mortgages underlying mortgage-backed securities is monitored and compared to expected prepayments. Prepayment activity is affected primarily by movements in interest rates. Yields on mortgage-backed securities are adjusted as prepayments occur through charges to premium amortization or discount accretion.

Derivative Financial Instruments

The Company's hedging policies permit the use of interest rate swaps, caps and floors to manage interest rate risk or to hedge specified assets and liabilities. Derivative financial instruments are not used for trading purposes. Through December
31, 1995, the Company has not invested in any derivative financial instruments, but may do so in the future.

Pledged Securities

The carrying value of securities pledged to secure public and trust deposits, securities sold under agreements to repurchase and for other purposes as required by law amounted to $220,070,000 and $188,722,000 at December 31, 1995 and 1994,
respectively.

Mortgage Servicing Rights

The Company adopted SFAS 122, Accounting for Mortgage Servicing Rights effective January 1, 1995. The cost of mortgage loans which the Company originates or purchases under a definitive plan to sell or securitize is allocated between the mortgage servicing rights and the cost of the mortgage based on the relative fair values at date of origination or purchase. The fair value of the mortgage servicing rights is determined by discounting expected servicing income cash flows, net of certain servicing costs, by a rate which is comparable to the current interest-only strip rate. The cost of those mortgage loans which are originated or purchased without a definitive plan to sell or securitize is not allocated between mortgage servicing rights and the cost of the mortgage until the date of sale or securitization.

Mortgage servicing rights assets are amortized in proportion to and over the period of estimated net servicing income.
Management periodically evaluates mortgage servicing assets for impairment for established strata, (considering type of mortgages, interest rates of the underlying mortgages and year of origination) by discounting the expected future cash flows of each strata, taking into consideration the estimated level of prepayments based upon current industry expectations.

The adoption of SFAS 122 increased 1995 gains on sales of loans and net income by $1,560,000 and $1,020,000, respectively, or $.05 per share.

Loans

Interest income on loans is calculated using the simple-interest method on the outstanding principal amounts.

All non-refundable fees and costs associated with the Company's lending activities are recognized over the life of the related loan or lease as an adjustment of yield.

Residential mortgage loans held for sale are stated at the lower of the cost to originate or purchase the loan (net of deferred loan fees and costs and amounts assigned to mortgage servicing rights), or market. Market is determined on the basis of rates quoted in the secondary mortgage market. The Company generally sells its residential mortgage loans at a premium or discountfrom the carrying amount of the loans. Such premium or discount is recognized at the date of sale. The Company also sells certain mortgage and other loans or participations in such loans for cash equal to the principal amount of loans sold, but with yield rates which reflect the current market interest rate rather than the contractual interest rate of the loans. A gain or loss is recognized at the date of sale in an amount reflecting the discounted present value of this yield differential, less a provision for a normal servicing fee, over the estimated life of the underlying loans.

The Company prospectively adopted SFAS 114, Accounting by Creditors for Impairment of a Loan and SFAS 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures on January 1, 1995. Residential mortgage, installment and credit card loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan s fair value by the establishment of a specific allowance where necessary.
The fair value of collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate. The adoption f SFAS 114 and SFAS 118 did not have a material impact on 1995 results of operations.

Accrual of interest on loans is discontinued when principal or interest remains due and unpaid for 90 days or more, dependent upon collateral and whether the loan is in the process of collection. Income on such loans is then recognized only to the extent that cash is received and when the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

Allowance for Credit Losses

The allowance fo credit losses is established through a provision for credit losses charged to expense. Loans and leases are charged against the allowance for credit losses when management believes the full collectibility of the loan is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit. The allowance and provision take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current and anticipated economic conditions that may affect the borrowers ability to pay. Specific allowances are established for certain individual impaired loans based on the evaluation of the fair value of the impaired loan. Allowances established to provide for losses under commitments to extend credit, or recourse provisions under servicing agreements are classified with other liabilities, if material.

Other Real Estate Owned

Real estate acquired by foreclosure is carried in other assets at the lower of the recorded investment in the property or its fair value. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for credit losses, if necessary. At the time of foreclosure, an allowance is established for estimated selling costs. Any subsequent writedowns required by changes in estimated fair value or disposal expenses are provided through this allowance and the provision is charged to operating expense. Carrying costs of such properties, net of related income, and gains and losses on their disposition are charged or credited to operating expense as incurred.

Bank Premises and Equipment

Bank premises an equipment are stated at cost, less accumulated depreciation which is computed using the straight-line method.

Intangible Assets

Goodwill is amortized using the straight-line method over 15 years. Core deposit intangible assets acquired before 1992 are amortized using the straight-line method over 10 years. Core deposit intangible assets recorded after January 1, 1992, are amortized using an accelerated method over 10 years. The difference between the straight-line method and interest method for amortization of the pre-1992 core deposit intangible assets is not material. Goodwill and core deposit intangible assets at December 31, 1995 and 1994 aggregated $20,715,000 and $18,726,000 respectively, net of accumulated amortization of $8,691,000 and $5,658,000, respectively.

Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting of income taxes. The provision for income taxes is based on pre-tax income which differs in some respects from taxable income. Deferred income taxes/benefits are provided on cumulative differences between pre-tax income for income tax and financial reporting purposes using the current tax rate.

Trust Department

Trust Department income has been recognized on the accrual basis. Assets held by the Company in fiduciary or agency capacities (oher than cash on deposit at the Company's bank subsidiaries) for its customers are not included in the consolidated statement of condition as such items are not assets of the Company.

Earnings Per Share

Earnings per share is computed using the weighted average number of shares outstanding during the period, as restated for shares issued in business combinations accounted for as poolings-of-interests, stock dividends (10 percent stock dividends were declared and paid in 1995 and 1994), and stock splits (a three-for-two split was declared and effected in 1993), and all common stock equivalents, applied to net income. Fully diluted earnings per share is computed using the weighted average number of shares determined for the primary computation plus the number of shares of common stock that would be issued assuming all preferred shares were converted and certain outstanding stock options not included in the primary computation were exercise.

The weighted average number of common shares outstanding for primary and fully diluted earnings per share computations were as follows:

Year Ended December 31,
                        1995          1994          1993
Weighted average
  common shares
  outstanding -
  primary            19,205,000    19,046,000    18,736,000

Weighted average
  common shares
  outstanding -
  fully diluted      22,592,000    22,627,000    22,310,000


Preferred Stock

The nonvoting $1.8125 cumulative convertible Series A preferred shares may be redeemed, at the option of the Company, after June 1997 at $25.00 plus accrued and unpaid dividends. Dividends on common stock are not permitted to be declared unless all cumulative dividends on preferred stock have been declared and paid. At December 31, 1995, each share of Series A preferred stock is convertible into the Company's common stock at a conversion price of $11.27. The Series A preferred stock is not considered to be a common stock equivalent for purposes of primary earnings per share. The amount of common shares that would be issuable assuming conversion of all preferred shares outstanding is used for purposes of determining fully diluted earnings per share.

Treasury Stock

Shares of the Company's stock are acquired for purposes of issuance in connection with the stock option plan and for future stock dividend declarations. The treasury shares acquired are recorded at cost.

Stock-Based Compensation

During 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation
(SFAS 123). SFAS 123 introduces a fair value based method of accounting for stock compensation arrangements. The statement also permits entities to retain the intrinsic value based method of accounting for stock compensation arrangements. The Company accounts for stock-based compensation arrangements under the intrinsic value method which, at present, it plans to continue to use in the future. Entities which retain the intrinsic value method for accounting for stock compensation will be required under the new standard to provide certain pro forma disclosures of the difference between compensation cost, if any, under the intrinsic value and that which would result had the entity used the fair value method.

SFAS 123 is effective for 1996, accordingly, the Company will be required to make the pro forma disclosures for stock awards granted in 1995 and afterwards in its 1996 financial statements.
SFAS 123 will have no effect on the reported results of operations.

Statement of Cash Flows

The Company considers cash on hand, deposits maintained with the Federal Reserve Bank and cash due from other banks, all of which are included in the caption Cash and Due from Banks, as cash for purposes of the Statement of Cash Flows.


Note 2. Mergers and Acquisitions

Completed Acquisitions On July 31, 1995, the Company completed its merger with MFI Investments Corp., a broker/dealer with 1994 revenue of $6,300,000. MFI shareholders received 314,530 shares of Mid Am, Inc. common stock, of which 156,097 shares are held in escrow at December 31, 1995, pending resolution of litigation filed against MFI prior to the merger. Under the escrow agreement, 1,167 shares of Mid Am, Inc. stock were returned to the Company during 1995 for costs incurred in defending the action. Shares returned under the escrow agreement are treated as retired shares. Dividends declared and paid on the shares are not returned. The transaction has been accounted for as a pooling-of-interests.

On March 1, 1995, the Company completed its merger with ASB Bankcorp, Inc., parent company of $128 million asset Adrian State Bank. ASB Bankcorp, Inc. shareholders received 1,546,662 shares of Mid Am, Inc. common stock (after adjustment for the 10 percent common stock dividend paid in May 1995). The transaction was accounted for as a pooling-of-interests.

The 1995 results of operations of the Company include the pre-merger results of operations for Adrian for the period January 1, 1995, through February 28, 1995, and for MFI for the period January 1, 1995, through July 31, 1995. Summarized operating activity for Adrian and MFI for the 1995 periods prior to their respective mergers with the Company are as follows:

(Dollars in thousands)            Adrian       MFI
Net interest income                $809      $   16
Brokerage commissions                         3,957
Net income                          203          86
Other changes in
  shareholders' equity             (121)


On November 30, 1994, the Company completed its mergers with ICS and CCBS, collection and credit service companies headquartered in Ohio and Florida, respectively, with aggregate net collection fee revenues of $2.4 million for the year ended December 31, 1993. The transactions were accounted for as poolings-of-interests and were consummated by the issuance of 483,998 shares of Mid Am, Inc. common stock (after adjustment for the 10 percent stock dividend in 1995) to ICS and CCBS shareholders.

On June 4, 1994, the Company completed its merger with Farmers Savings Bank (Farmers), a $66 million asset bank in Northwood, Ohio. The transaction was accounted for as a pooling-of-interests by the issuance of 688,084 shares of Mid Am, Inc. common stock (after adjustment for the 10 percent common stock dividends in 1994 and 1995) to Farmers shareholders.

The following table reconciles amounts previously reported by the Company to the restated amounts for the years ended December 31, 1994 and 1993:

1994 (Dollars in thousands,
  except per share data)                                 Primary
                            Net                          Earnings
                          Interest Non-interest    Net      Per
                           Income     Income     Income    Share
Mid Am, Inc. -- as
  previously reported     $75,741    $25,352    $22,873    $1.16
Effect of Adrian and
  MFI poolings              5,266      7,202        380
                          $81,007    $32,554    $23,253    $1.07


1993 (Dollars in thousands,
  except per share data)                                 Primary
                            Net                          Earnings
                          Interest Non-interest    Net      Per
                           Income     Income     Income    Share
Mid Am, Inc. -- as
  previously reported     $73,239    $28,060    $23,337    $1.21
Effect of Adrian and
  MFI poolings              5,091      5,942      1,344
                          $78,330    $34,002    $24,681    $1.16



Note 3. Securities and Securities Available for Sale

The aggregate cost and carrying value at market of securities available for sale at December 31, 1995 and 1994 are as follows:

1995 (Dollars in thousands)
                                      Gross    Gross   Carrying
                                     Unrea-   Unrea-    Value
                                      lized    lized      at
                              Cost    Gains   Losses    Market

U.S. Treasury securities   $ 73,219  $  715  $  (142)  $ 73,792
Securities of other
  U.S. Government agencies
  and corporations           67,415     571     (460)    67,526
Obligations of states and
  political subdivisions     57,313   2,208      (55)    58,996
Equity securities            31,397     299     (430)    31,266
Mortgage-backed securities  230,398   1,628   (1,609)   230,417
Total                      $459,742  $5,421  $(3,166)  $461,997


1994 (Dollars in thousands)
                                      Gross    Gross   Carrying
                                     Unrea-   Unrea-    Value
                                      lized    lized      at
                              Cost    Gains   Losses    Market

U.S. Treasury securities   $ 82,502  $  71  $ (3,220)  $ 79,353
Securities of other
  U.S. Government agencies
  and corporations           64,241      75   (2,915)    61,401
Obligations of states and
  political subdivisions        200                         200
Equity securities            27,344      64     (981)    26,427
Mortgage-backed securities   47,628     360   (2,932)    45,056
Total                      $221,915   $ 570 $(10,048)  $212,437


The aggregate carrying value (at amortized cost) and approximate market value of investment and mortgage-backed investment securities classified as held to maturity at December 31, 1994, are as follows:

(Dollars in thousands)
                                      Gross    Gross
                                     Unrea-   Unrea-
                           Carrying   lized    lized    Market
                             Value    Gains   Losses    Value

U.S. Treasury securities   $  3,623         $   (202)  $  3,421
Securities of other
  U.S. Government agencies
  and corporations            5,523  $   23     (203)     5,343
Obligations of states and
  political subdivisions     62,032   1,535   (2,512)    61,055
Other securities                522               (3)       519
Total                      $ 71,700  $1,558 $ (2,920)  $ 70,338

Mortgage-backed securities $180,309  $  254 $(11,561)  $169,002

Following the issuance of the Financial Accounting Standards Board's Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities in November 1995, management assessed the held to maturity portfolio. As a result, investment and mortgage-backed securities with an mortized cost of $66,096,000 and $162,477,000, respectively, were transferred from held to maturity to securities available for sale. The net unrealized gain (loss) of the investment and mortgage-backed securities transferred was $1,120,000 and $(1,553,000), respectively.

The carrying value and market value of securities available for sale at December 31, 1995, by contractual maturity, are shown to the right. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                             Carrying Value
(Dollars in thousands)          at Market        Cost

Due in one year or less         $ 40,388       $ 40,308
Due after one year through
  five years                     118,035        116,809
Due after five years through
  ten years                       31,718         31,214
Due after ten years               41,439         41,013
                                 231,580        229,344
Mortgage-backed securities
  available for sale             230,417        230,398
                                $461,997       $459,742


Proceeds from sales of securities available for sale were $27,771,000, $91,398,000 and $142,281,000 for 1995, 1994 and
1993, respectively.

Gains of $429,000, $1,343,000 and $3,006,000 and losses of
$79,000, $112,000 and $287,000 were realized on sales of available for sale securities in 1995, 1994 and 1993, respectively.


Note 4. Loans and Allowance for Credit Losses

Loans outstanding are as follows:

December 31,
(Dollars in thousands)                 1995            1994
Real estate loans
  Construction                     $   63,086      $   69,942
  Mortgage                            885,714         871,704
Commercial, financial and
  agricultural loans                  357,290         327,871
Installment and credit card loans     164,055         155,380
Other loans                             6,335          10,040
Total                               1,476,480       1,434,937
Less:
Unearned income                           (22)            (38)
Unamortized loan fees                    (807)         (1,610)
Allowance for credit losses           (14,859)        (14,722)
Total net                          $1,460,792      $1,418,567


Most of the Company's business activity is with customers located within the respective local business area of its banks which encompasses Western Ohio and Southeastern Michigan. The portfolio is well diversified, consisting of commercial, residential, agri-business, consumer and small business loans. There are no significant concentrations in any one industry and the amounts related to highly leveraged transactions are not significant.

The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management s evaluation of the customer. Collateral held relating to commercial, financial, agricultural and commercial mortgages varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Changes in the allowance for credit losses are as follows:

Year Ended December 31,
(Dollars in thousands)             1995       1994       1993

Balance at beginning of period   $14,722    $15,157    $15,718
Additions (reductions):
Provision for credit losses        3,002      1,224      3,991
Charge-offs                       (4,379)    (3,406)    (7,175)
Recoveries on loans charged off    1,478      1,747      2,119
Transfer of other real estate
  owned allowance relating to
  in-substance foreclosure loans      36
Effect of conforming year ends
  of pooled entities                                       504
Balance at end of period         $14,859    $14,722    $15,157


At December 31, 1995, the recorded investment in impaired loans amounted to $9,245,000, of which $7,868,000 of impaired loans have a specific allowance of $2,307,000 and the remaining $1,377,000 of impaired loans have n specific allowance as the fair value of the collateral securing the loans exceeded the investment in the loan. The average recorded investment in impaired loans for the year ended December 31, 1995, was $9,939,000. Interest income recognized on the cash basis in 1995 related to impaired loans was $686,000.

At December 31, 1994, the outstanding principal balance of loans placed on non-accrual status amounted to $6,017,000.

Other non-performing assets at December 31, 1995 and 1994 include other real estate owned of $763,000 and $1,102,000, respectively, which have been recorded at estimated fair value less estimated selling costs.

In the normal course of business, the Company has made loans to certain directors, executive officers and their associates under terms consistent with the Company s general lending policies. Loan activity relating to these individuals for the three years ended December 31, 1995, is as follows:

(Dollars in thousands)
                    Balances    New
                       at      Origi-    Loan           Balances
                   Beginning  nations/  Repay-           at End
                   of Period  Advances  ments    Other  of Period
Year ended
  December 31, 1995  $21,787  $11,558  $ 9,736  $(4,234)  $19,375
Year ended
  December 31, 1994  $20,406  $14,120  $10,774  $(1,965)  $21,787
Year ended
  December 31, 1993  $19,466  $ 9,369  $ 7,135  $(1,294)  $20,406



Note 5. Bank Premises and Equipment

Bank premises and equipment consist of the following:

December 31,
(Dollars in thousands)          1995          1994

Land and land improvements   $   8,833     $   8,008
Buildings                       42,614        42,049
Furniture and fixtures          35,023        30,970
Leasehold improvements             905           660
Construction-in-progress           674           287
                                88,049        81,974
Less
  accumulated depreciation
  and amortization             (38,560)      (31,803)
                              $ 49,489      $ 50,171


Included in the above are buildings, land and land improvements which secure capitalized leases with a cost of $5,720,000, less accumulated amortization and depreciation of $2,979,000 and $2,759,000 at December 31, 1995 and 1994, respectively. Substantially all of property recorded under capital leases relates to transactions with Bancsites, Inc., a former subsidiary, which the Company continues to significantly influence through common shareholders and management. The capital lease premises represent 13 branch bank facilities owned by Bancsites and leased to the Company under long-term lease agreements entered into in the normal course of business and under terms no more favorable than those prevailing in the marketplace. Lease payments amounted to $551,000 in 1995, $561,000 in 1994 and $543,000 in 1993. Rental payments for land are treated as operating lease expense.

All of the future minimum payments under capital lease agreements at December 31, 1995, presented below relate to the Bancsites agreements, and substantially all future minimum lease payments under operating lease agreements are with unrelated parties:

(Dollars in thousands)        Bancsites  Bancsites  Other
                               Capital   Operating  Operating
                                Leases     Leases    Leases

1996                           $   569    $ 29    $  777
1997                               525      29       309
1998                               472      26       215
1999                               386               143
2000                               390               121
Thereafter                       2,032             1,268
Total minimum lease payments     4,374    $ 84    $2,833
Amounts representing interest   (1,212)
Present value of minimum
  lease payments               $ 3,162



Note 6. Deposits

Included in other time deposits are certificates of deposit of $100,000 or more totalling $165,507,000 and $136,594,000 at
December 31, 1995 and 1994, respectively.

Included in savings deposits are negotiable order of withdrawal
(NOW) accounts totalling approximately $198,333,000 and $194,080,000 at December 31, 1995 and 1994, respectively.

The Company paid $77,786,000, $61,049,000 and $64,746,000 in interest on deposits and other borrowings in 1995, 1994 and 1993, respectively.


Note 7. Federal Home Loan Bank Borrowings and Advances and
        Other Borrowings

All of the Company s banking subsidiaries, except for Adrian, are members of the Federal Home Loan Bank (FHLB) and have lines of credit with the FHLB which enables the Company, through its bank subsidiaries, to borrow up to $104,618,000 at December 31, 1995. Amounts outstanding at December 31, 1995 and 1994 aggregated $12,952,000 and $15,623,000, respectively. Outstanding borrowings under these lines of credit are secured by FHLB stock totalling $2,661,000 and $5,131,000 at December 31, 1995 and 1994,
respectively, and mortgages owned by the institutions totalling 150 percent of the outstanding borrowings. The weighted average interest rate on outstanding floating rate borrowings at December 31, 1995 and 1994 was 6.65 percent and 6.66 percent, respectively.

The Company may also borrow from the FHLB on a fixed-rate basis. At December 31, 1995 and 1994, FHLB fixed-rate advances amounted to $32,231,000 and $46,121,000, respectively, and are collateralized by FHLB stock with a book value of $7,002,000 and a pledge of loans having a book value equal to 150 percent of the advances. The interest rate on the amounts owed at December 31, 1995 and 1994 was 6.98 percent and 6.79 percent, respectively, and is paid monthly.

The Company entered into an agreement with an unrelated financial institution in October 1995 which enables the Company to borrow up to $20,000,000 through October 29, 1996. Interest on advances taken on the facility is accrued at either a floating rate based on the financial institution s corporate base rate or a Eurodollar rate formula. The Company may elect the interest rate method to be applied against each advance. The agreement provides for an annual commitment fee of .25 percent to be applied against the unused portion of the line of credit. The fee is payable on a quarterly basis. The agreement also contains covenants which require the Company, among other things, to maintain specified ratios such as debt to total equity and non-performing assets to total equity. Through December 31, 1995, no advances have been drawn against the available credit facility.

The contractual maturities of the outstanding borrowings for the five years subsequent to December 31, 1995, are:
1996, $19,951,000; 1997, $8,355,000; 1998, $2,497,000;
1999, $2,649,000; and 2000, $1,569,000.  See Note 5 for
information relating to capital lease obligations.


Note 8. Fair Value of Financial Instruments

The following presents the estimated fair value of the Company's financial instruments at December 31, 1995 and 1994:

December 31,               1995                    1994
(Dollars in        Carrying     Fair       Carrying     Fair
 thousands)         Amount      Value       Amount      Value
Assets
Cash and due from
  banks, interest-
  bearing deposits
  in other banks
  and federal
  funds sold     $  178,530  $  178,530  $   95,724  $   95,724
Securities
  available for
  sale, investment
  securities and
  mortgage-backed
  investment
  securities        461,997     461,997     464,446     451,169

Loans held for
  sale and loans  1,488,293               1,446,252
Less
Allowance for
  credit losses     (14,859)                (14,722)
Loan held for sale
  and loans, net  1,473,434   1,440,882   1,431,530   1,384,603

Liabilities
Deposits          1,860,142   1,868,834   1,736,492   1,738,438
Federal funds
  purchased and
  securities sold
  under agreements
  to repurchase      87,548      87,548      80,136      80,136
Debt                 45,243      45,334      61,996      59,740

Off-balance-sheet
  Commitments:
Commitments to extend
  credit ($421,673
  and $247,266 at
  December 31, 1995
  and 1994,
  respectively)                 420,983                 245,549


Basis of Fair Value Determination:

The table above has presented fair value disclosures in accordance with SFAS 107, Disclosure about Fair Value of Financial Instruments whether or not the financial instruments are recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are materially affected by the assumptions used (estimates of future cash flows and discount rates, among others). Because of the judgment and subjective considerations required in determining appropriate and reasonable assumptions, the derived fair value estimates cannot be substantiated by comparison to independent markets. Furher, the amounts which could be realized in immediate settlement of te instrument could vary significantly from the fair value estimate depending upon bulk versus individual settlements or sales as well as other factors. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate net fair value amounts presented do not represent the underlying value of the Company.

Cash and due from banks, interest-bearing deposits in other banks and federal funds sold:

Due to the frequency of repricing of these items, the fair value is assumed to equal the carrying amount.

Securities available for sale, investment securities and mortgage-backed investment securities:

The fair value of securities is based on quoted market prices or dealer quotes. For purposes of determining the fair market value of Federal Reserve Bank and Federal Home Loan Bank stock, for which quoted market prices are not available, the carrying amount of the stock has been considered the fair value.

Loans held for sale and loans:

For certain categories of loans (including loans held for sale), such as residential mortgages and certain guaranteed loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of commercial and other types of loans is estimated by discounting the expected future cash flows based on current rates being offered, the credit risk involved and the time to maturity. Due to the frequency of repricing of credit card receivables, the fair value is assumed to equal the carrying amount.

Deposits:

The fair value of demand deposits, savings accounts and NOW accounts is assumed to be the carrying amount. The fair value of certificate of deposit accounts is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal funds purchased and securities sold under agreements to repurchase:

Due to the frequency of repricing of these items, the fair market value is assumed to equal the carrying amount.

Capitalized lease obligations and debt:

The fair value of debt is estimated based on the rates currently available to the Company for debt with similar terms and maturities. The capital lease obligations are not included in the fair value disclosures.

Commitments to extend credit:

For commitments to extend credit, the fair value is estimated based on the discounted future cash flows based on current market interest rates, assuming that the entire commitment will be drawn upon.


Note 9. Federal Income Taxes

The deferred tax provisions for the years ended December 31, 1995, 1994 and 1993 have been determined based on the cumulative temporary differences and tax rates in effect at each respective year end and consist of the following:

December 31,
(Dollars in thousands)            1995      1994      1993

Gross deferred tax assets:
Loan loss reserve               $ 2,493    $2,410    $2,522
Unrealized losses on
  securities available for sale             3,316
Deferred compensation             1,008       981     1,119
Deferred loan fees                  281       554        51
Deferred interest                   219       263       333
Other                               300       370       214
                                  4,301     7,894     4,639

Gross deferred tax liabilities:
Bank premises and equipment       1,888     1,675     1,482
Unrealized gains on securities
  available for sale                789               1,484
Federal Home Loan Bank
  dividends                       1,063       816       644
Mortgage servcing rights            515
Prepaid deposit interest          1,136
Prepaid FDIC premium                240       627
Prepaid expenses                    799       384       419
Loan and deposit purchase
  accounting adjustments, net       312       419       354
Other                               253       284       591
                                  6,995     4,205     4,974
Net deferred tax (liability)
  asset at end of year          $(2,694)   $3,689    $ (335)


At December 31, 1995, 1994 and 1993 there were no valuation reserves recorded against the deferred tax assets as realization of the entire deferred tax asset was considered more likely than not.

The following schedule reconciles the statutory federal income tax rate to the Company s effective tax rate:

Year Ended December 31,                1995    1994    1993

Statutory federal income tax rate      35.0    35.0    35.0
Effect of interest income which
  is not subject to taxation           (3.5)   (4.1)   (3.8)
Nondeductible interest expense          0.4     0.4     0.2
Other items, net                        0.2    (0.5)   (1.2)
                                       32.1    30.8    30.2

Note 10. Other Non-interest Income and Other Non-interest Expense

Other non-interest income and other non-interest expense consist of the following:

Year Ended December 31,
(Dollars in thousands)          1995      1994      1993

Other non-interest income:
  Credit card fees             $1,696    $1,274    $1,132
  Banclub fees                    904       779       617
  International department fees   762       628       499
  Credit life insurance           551       702       228
  Other                         2,694     2,950     2,213
Total                          $6,607    $6,333    $4,689


Year Ended December 31,
(Dollars in thousands)          1995      1994      1993

Other non-interest expense:
  FDIC expense                $ 2,754   $ 3,868   $ 3,947
  Marketing                     2,247     1,976     2,614
  Franchise taxes               2,473     2,490     2,184
  Telephone                     1,884     1,939     1,998
  Printing and supplies         1,868     1,919     1,849
  Legal and other
    professional fees           1,915     2,081     1,516
  Credit card processing costs  1,431     1,006       844
  Amortization of
    intangible assets           1,600     1,579     1,391
  Postage                       1,442     1,460     1,391
  Other                         7,022     7,220     7,977
Total                         $24,636   $25,538   $25,711



Note 11. Retirement and Deferred Compensation Plans

The Company and its subsidiaries provide retirement benefits for substantially all of their employees under several retirement plans. The Company does not provide post-retirement benefits other than through its retirement plans and does not provide post-employment benefits.

The Company has an Employee Stock Ownership and Savings Plan for the benefit of all eligible employees who have completed 12 months of service with the Company. The plan provides for annual contributions by the Company based upon income (as defined by the plan) after providing for a specified return on shareholders equity, and under the 401(k) portion of the Plan employees may contribute a percentage of their eligible compensation with a company-match of such contributions up to a maximum match of 3 percent. The Company also sponsors an Employee Stock Ownership Pension Plan which provides for an annual contribution by the Company equal to 6 percent of eligible employees annual compensation.

The Company has a supplemental employee retirement plan. This plan replaces retirement benefits eliminated under the Company's qualified retirement plans because of eligible compensation limitations under current tax law. The Company contributes authorized shares o its common stock to a trust establishd to hold the shares on behalf of participating employees. The Company's contribution under the plan is determined by multiplying the excess of employees compensation over the established limitation by the contribution level established by the Board of Directors for the Company's qualified plans
(9 percent, 9 percent and 12 percent in 1995, 1994 and 1993, respectively). At December 31, 1995, the liability recorded for the participants in the plan was not material. The funding of shares occurs in January of the succeeding year.

Expenses relating to these plans amounted to $2,017,000, $2,330,000 and $2,336,000 in 1995, 1994 and 1993, respectively.


Note 12. Stock Options

In 1988, the Board of Directors of the Company approved the continuation of an Incentive Stock Option Plan adopted by one of the bank holding companies it acquired. All of the 74,072 options outstanding at December 31, 1992, were exercised during 1993 at an option price of $3.60 per share.

In 1992, the Board of Directors of the Company approved an Incentive Stock Option Plan which covers certain key employees and all Directors of the Company and its subsidiary companies. In 1994, the Plan was amended to include additional employees and to allow certain individuals, including directors, the ability to elect to receive options, determined under a formula, in lieu of a portion of their salary, or director fees, as applicable. Under the terms of the plan, the maximum number of option shares which can be granted is limited to 7 percent (subject to shareholder approval) of the Company's issued and outstanding common shares. Options granted under the plan expire 10 years after the date of grant and are issued at an option price that is not less than the market price of the Company s stock on the date of grant.
Options granted to Directors are immediately exercisable, except for those granted in lieu of director fees which are exercisable as they are earned. Options granted to officers and other key employees are exercisable in annual 20 percent increments, except for options received in lieu of salary, which are immediately exercisable.

The following table presents a summary of pertinent information with respect to the Company's stock options:

                        1995                    1994
                             Option                  Option
                 Shares      Price        Shares     Price
Outstanding
  at beginning
  of year        853,760  $ 5.47-13.52    268,355  $5.47-12.81
Granted          346,350   13.18-16.41    613,379   8.22-13.52
Exercised        (81,796)   5.47-13.52     (3,252)        9.92
Cancelled        (14,708)                 (24,722)

Outstanding
  at end
  of year      1,103,606    5.47-16.41    853,760   5.47-13.52
Exercisable
  at end
  of year        914,363    5.47-16.41    481,344   5.47-13.52



                        1993
                             Option
                 Shares      Price
Outstanding
  at beginning
  of year        139,619   $5.47-12.81
Granted          131,264    6.74-11.98
Exercised         (1,842)   6.01- 9.92
Cancelled           (686)
Outstanding
  at end
  of year        268,355    5.47-12.81
Exercisable
  at end
  of year        164,600    5.47-12.81



Note 13. Commitments and Contingencies

One of the Company s non-bank subsidiaries is a co-defendant in several actions filed by customers of a money manager not affiliated with the subsidiary who directed business to that subsidiary. The suits seek recovery of losses of approximately $2,700,000 plus punitve damages, attorneys fees and costs of litigation. The litigation in the matters has been stayed and the parties have agreed to enter into arbitration. The Company denies liability to the plaintiffs in each of the actions and is vigorously contesting the claims. No formal discovery has been made in these actions, and management and the Company s legal counsel have been unable to form an opinion as to the likely outcome of the litigation; accordingly, no provision for any liability that may result from the resolution of these matters has been recorded. In the event of an unfavorable outcome, the effect on the Company s results of operations could be material. In connection with this action, 156,097 of Mid Am, Inc. common shares are being held in escrow pending resolution of the litigation. Such shares will be returned to the Company for any liability which may result from or for costs incurred in defending the action. See Note 2 Mergers and Acquisitions.

There are also various other lawsuits and claims pending against the Company, which arise in the normal course of business. In the opinion of management, any liabilities that may result from these lawsuits and claims will not materially affect the financial position or results of operations of the Company.


Note 14. Financial Instruments With Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers located primarily within the local business area. These instruments include commitments to extend credit, standby letters of credit and international commercial letters of credit.

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk are presented below:

December 31,
(Dollars in thousands)             1995         1994

Commitments to extend credit     $421,673     $247,266
Standby letters of credit          26,920       26,455
Letters of credit                   1,609        1,941


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates ranging from one to five years, variable interest rates tied to the prime rate and Treasury bill rates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do no necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The expiration date of substantially all standby letters of credit extend for a period ranging from 30 days to 18 years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds marketable securities, certificates of deposit, real estate, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary.

Letters of credit are instruments used to facilitate trade, most commonly international trade, by substituting the Company's credit for that of a commercial importing company. The terms are generally one to three months. The letters of credit are primarily unsecured.

The Company services residential mortgage loan portfolios with recourse provisions with outstanding principal amounts of $6,031,000 and $9,207,000 at December 31, 1995 and 1994,
respectively. Under recourse provisions contained in the service agreements, the Company is obligated to bear any credit losses on residential mortgages in the portfolios. The Company assesses the potential for losses under the recourse provisions as a part of its allowance for credit losses. The amount of the allowance for credit losses specifically allocated to these portfolios at December 31, 1995 and 1994 was not material.


Note 15. Mortgage Banking Activities

The Company conducts mortgage banking operations through its banking subsidiaries. The primary activity relates to the origination and sale of fixed and variable rate residential mortgages in the secondary market. The Company usually retains the servicing of the loans it sells. Loans are primarily originated in the Northwest Ohio market area; however, the Company also has employees and agents in Nevada, Illinois, Colorado and New Jersey who also originate loans for sale in the secondary market.

The following table summarizes information relating to the Company's mortgage banking activity as of December 31, 1995 and 1994:

December 31,
(Dollars in thousands)                1995           1994

Amounts held in agency accounts   $    7,463     $    4,535
Amounts held in escrow accounts        6,925          6,960
Mortgage banking receivables for
  advanced funds                         256          4,385
Unpaid mortgage loan principle for
  loans serviced for investors     1,286,590      1,221,232

Unpaid mortgage loan principle
  for loans serviced for
  affiliated investors                 3,673          5,088
Excess servicing asset                    70            141


At December 31, 1995, capitalized mortgage servicing rights and accumulated amortization aggregated $1,794,000 and $250,000, respectively. An allowance for impairment of capitalized mortgage servicing rights was established in 1995 in connection with the adoption of SFAS 122. The provision charged to operations in 1995 aggregated $63,000. There was no other activity relating to the allowance in 1995. The fair value of capitalized mortgage servicing assets at December 31, 1995, approximates carrying value, net of the impairment allowances.

In 1995 and 1994, the Company sold certain servicing rights on mortgages which had an outstanding principal balance of $31,471,000 and $17,664,000, respectively, and realized gains of $245,000 and $175,000, respectively. There were no sales of servicing rights in 1993. At December 31, 1995, the Company had firm commitments for the sale of approximately $10,534,000 of loans held for sale. No provision for loss on the carrying amount on loans held for sale is considered necessary at December 31, 1995.


Note 16. Restrictions on Subsidiary Dividends, Loans or Advances

Dividends paid by the Company are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of its subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. For national banks, the approval of the Office of the Comptroller of the Currency is required in order to pay dividends in excess of the subsidiaries earnings retained for the current year plus retained net profits since January 1, 1993. As of December 31, 1995, $13,435,000 was available for distribution to the Company as dividends without prior regulatory approval.

Note 17. Condensed Parent Company Financial Information

A summary of condensed financial information of the parent company at December 31, 1995 and 1994 and for three years then ended is as follows:

Statement of Condition
December 31, (Dollars in thousands)      1995        1994

Assets:
Cash and due from banks               $ 14,996    $  2,349
Securities available for sale              441         331
Investment in bank subsidiaries        170,424     174,669
Investment in nonbank subsidiaries       8,609       6,906
Other assets                             3,204       2,506
Total assets                          $197,674    $186,761

Liabilities and Shareholders' Equity:
Other liabilities                     $  2,836    $  1,509
Shareholders' equity
Preferred stock                         35,569      40,200
Common stock                            64,975      57,865
Surplus                                 91,723      75,624
Retained earnings                        9,529      17,769
Treasury stock                          (8,424)        (20)
Unrealized (losses) gains on
  securities available for sale          1,466      (6,186)
Total liabilities and
  shareholders' equity                $197,674    $186,761



Statement of Earnings
Year Ended December 31,
(Dollars in thousands)             1995       1994       1993

Income:
Interest income                  $   104    $   595    $   633
Net investment securities gains                            303
Dividends from bank
  subsidiaries                    38,021     20,854      7,791
Dividends from nonbank
  subsidiaries                                2,419        176
Management fees                    5,996      4,226      4,472
Other income                         351        236         27
                                  44,472     28,330     13,402
Expenses:
Salaries and employee benefits     4,648      3,064      3,164
Net occupancy expense                195        165         88
Equipment expense                    415        304        236
Other expenses                     2,162      2,453      1,947
                                   7,420      5,986      5,435
Income before equity in
  undistributed net income
  of subsidiaries                 37,052     22,344      7,967
Equity in undistributed net
  income of bank subsidiaries    (11,781)     2,875     16,700
Equity in undistributed net
  income of nonbank subsidiaries    (304)    (1,966)        14
Net income                       $24,967    $23,253    $24,681
Net income available to
  common shareholders            $22,216    $20,336    $21,763



Statement of Cash Flows

Year Ended December 31,
(Dollars in thousands)             1995       1994       1993

Operating Activities:
Net income                       $24,967    $23,253    $24,681
Adjustments to Reconcile Net
  Income to Net Cash Provided
  By Operating Activities:
Equity in undistributed net
  income of bank subsidiaries     11,781     (2,289)   (16,693)
Equity in undistributed net
  income of nonbank subsidiaries     304      1,966        (14)
Provision for depreciation
  and amortization of assets         155        120        111
Net gains on sales of assets           1         (6)      (306)
Proceeds from sales of
  securities available for sale                         19,595
Proceeds from maturities and
  paydowns of securities
  available for sale                                        57
Purchases of securities
  available for sale                                    (1,246)
Increase in other assets            (895)      (856)      (575)
(Decrease) increase in
  other liabilities                1,327       (255)      (389)
Net cash provided by
  operating activities            37,640     21,933     25,221

Investing Activities:
Capital contributions to
  bank subsidiaries                         (13,446)   (14,428)
Capital contributions to
  nonbank subsidiaries            (1,896)    (3,054)    (3,000)
Proceeds from maturities and
  paydowns of securities
  available for sale                          8,351
Purchases of securities
  available for sale                 (64)    (1,687)
Effects of conforming the
  year ends of pooled entities                          (1,710)
Net cash used for
  investing activities            (1,960)    (9,836)   (19,138)

Financing Activities:
Cash dividends paid              (14,862)   (13,638)   (11,692)
Proceeds from issuance of
  common stock                                1,893      4,749
Cash in lieu of fractional
  shares and other items             233          4         79
Treasury stock                    (8,404)      (655)
Net cash used for
  financing activities           (23,033)   (12,396)    (6,864)

Net (decrease) increase in cash   12,647       (299)      (781)
Effect of conforming year ends
  of pooled entities                                       923
Cash at the beginning of the year  2,349      2,648      2,506
Cash at the end of the year      $14,996    $ 2,349    $ 2,648


Supplemental Schedule of Noncash
  Investing and Financing Activities:

Treasury shares issued in merger            $   635

Transfers from investments to
  securities available for sale                        $   171

Unrealized (losses) gains on
  investments from the adoption
  of SFAS 115                       $ 46    $   (64)   $   119
Deferred tax liability                16        (22)        42
Adjustment to shareholders' equity  $ 30    $   (42)   $    77

Affiliates unrealized (losses)
  gains on investments from the
  adoption of SFAS 115           $ 7,622    $(8,988)   $ 2,767



Mid Am, Inc. Eight Year Performance Summary (Unaudited)

(Dollars in thousands, except per share and ratio data)

                               Yearly Average Balances                 Year-End Balances
                            Total       Common     Earning       Loans/                    Total
                  Year      Assets      Equity      Assets       Leases      Deposits      Assets
Balance Sheet     1995    $2,138,638   $153,112   $1,995,004   $1,475,651   $1,860,142   $2,204,751
                  1994     2,038,637    146,473    1,897,079    1,433,289    1,736,492    2,078,789
                  1993     2,001,335    132,822    1,867,140    1,265,945    1,769,083    2,067,371
                  1992     1,623,070    108,546    1,521,663    1,200,512    1,630,141    1,871,849
                  1991     1,532,940    101,190    1,440,082    1,028,854    1,447,192    1,573,067
                  1990     1,286,919     86,140    1,214,041    1,022,765    1,369,486    1,496,026
                  1989     1,151,287     71,357    1,081,509      840,407    1,096,868    1,207,602
                  1988     1,086,073     62,450    1,017,116      797,502    1,018,526    1,127,675

Annual Growth   1995/94         4.91       4.53         5.16         2.96         7.12         6.06
Average Growth  1995/88        10.41      13.84        10.33         9.43         9.24        10.31


                              Net Income          Cash       Book     Stock    Total Market
                  Year     Pooled   Historic    Dividends    Value    Price    Equity $(000)
Data per          1995      $1.16     $1.16       $0.63      $8.40    $16.41     $311,233
Common Share      1994       1.07      1.28        0.59       7.61     13.52      232,631
                  1993       1.16      1.39        0.54       7.76     12.40      197,212
                  1992       1.03      1.30        0.50       7.29     10.74      166,126
                  1991       0.44      0.50        0.48       6.41      9.77      137,674
                  1990       0.73      1.01        0.48       6.01      8.01      103,111
                  1989       0.81      0.98        0.44       5.03     10.13      104,668
                  1988       0.85      0.82        0.38       4.87      7.35       75,909

Annual Growth   1995/94      8.41                  6.78      10.38     21.38        33.79
Average Growth  1995/88     13.39                  7.56       8.29     13.53        23.01



Mid Am, Inc. Eight Year Performance Summary (Unaudited)

(Dollars in thousands, except per share and ratio data)

                            Average      Common                                           Year-End
                             Shares      Shares                   Stock         Cash       Price/
                          Outstanding    Traded     Common       Dividends    Dividend    Earnings
                  Year        (000)       (000)   Shareholders   (Percent)  Payout Ratio    Ratio
Common Stock Data 1995        19,205      4,377      8,208          10         54.51       14.36x
(as originally    1994        15,623      3,500      7,899          10         52.23       11.62
 reported)        1993        12,976      3,097      6,360                     41.21        9.80
                  1992         9,968      1,903      5,543          10         39.92        9.70
                  1991         9,801      1,580      4,339                     88.89       20.38
                  1990         8,745      1,491      4,379          10         46.76        8.51
                  1989         6,710        604      3,701          10         42.14       11.14
                  1988         5,533        264      3,301           5         36.12        9.77


                             Total     Net Interest    Other      Other       Net
                  Year      Revenue     Income (1)     Income    Expenses    Income
Income and        1995      $198,498     $84,478      $35,955    $78,416    $24,967
  Expense         1994       173,125      83,150       32,554     78,579     23,253
                  1993       173,389      80,321       34,002     72,962     24,681
                  1992       149,737      67,453       20,002     56,151     19,209
                  1991       156,856      59,387       15,566     48,790      7,446
                  1990       140,158      53,014       10,923     41,995     10,371
                  1989       126,140      47,368       10,875     37,128     10,343
                  1988       111,471      42,126       11,048     33,480     10,380

Annual Growth   1995/94        14.66        1.60        10.45      (0.21)      7.37
Average Growth  1995/88         8.85       10.59        20.87      13.24      22.82



Mid Am, Inc. Eight Year Performance Summary (Unaudited)

(Dollars in thousands, except per share and ratio data)

                                                    Other                            Net
                           Return on    Net        Income              Employees   Income/
                            Average   Interest    To Other  Overhead  Per Million   FTE(4)
                  Year      Assets    Margin(2)   Expenses   Ratio(3)  of Assets   Employee
Operating Ratios  1995        1.17      4.23       45.85      65.11      0.53        $21
                  1994        1.14      4.38       41.43      67.91      0.53         21
                  1993        1.23      4.30       46.60      63.82      0.60         20
                  1992        1.18      4.43       35.62      64.21      0.56         18
                  1991        0.49      4.12       31.90      65.09      0.54          9
                  1990        0.81      4.37       26.01      65.68      0.51         14
                  1989        0.90      4.38       29.29      63.75      0.59         15
                  1988        0.96      4.14       33.00      62.96      0.59         15

Average         1995/88       0.99      4.29       36.21      64.82      0.56         17


                                         Average           Market
                            Return        Common          Value to     Total
                          On Common      Equity to          Book      Return to
                  Year      Equity     Average Assets       Value    Investors(5)
Equity Ratios     1995       14.51         7.16            195.36       26.50
                  1994       13.88         7.18            177.70       13.94
                  1993       16.39         6.64            159.75       20.51
                  1992       16.22         6.69            147.38       15.52
                  1991        7.36         6.60            152.37       28.72
                  1990       12.04         6.69            133.28      (16.38)
                  1989       14.49         6.20            201.57       45.15
                  1988       16.62         5.75            150.87       12.08

Average         1995/88      13.94         6.61            164.78       18.26





(1) Net interest income on a tax equivalent basis.
(2) Net interest income as a percentage of interest-earning assets, on a tax equivalent basis.
(3) Other expense divided by net interest income on a tax equivalent basis plus other income.
(4) Full time equivalent.
(5) Market change year to year plus dividends.


Executive Officers, Boards of Directors, Directors Emeriti

Mid Am, Inc. Executive Officers
Edward J. Reiter      Chairman and CEO
David R. Francisco    President and COO
Dennis L. Nemec       Executive Vice President and CFO
W. Granger Souder     Executive Vice President/General Counsel
Jerry R. Biederman    Senior Vice President/Audit
Donald P. Hileman     Senior Vice President/Finance
Christine Koster      Senior Vice President/Training and
                        Development
David L. Mead         Senior Vice President/Finance
Cynthia A. Rossman    Senior Vice President/Corporate
                        Administration
Jeffrey S. Schatz     Senior Vice President/Funds Management
Robin Wooddall        Senior Vice Pesident/Human Resources

Mid Am, Inc. Directors Emeriti
Ralph O. Benington Jr.
Dr. Edwin C. Bomeli
Ashel G. Bryan
Dr. Marjorie Conrad
Charles W. Daley
Kenneth H. Harger
Charles F. Kurfess
William S. Pepple Sr.

Adrian State Bank Executive Officers
Bernard A. Sikorski   President and CEO
Ronald A. Wilson      Executive Vice President

Adrian State Bank Board of Directors
Steven C. Benz M.D.
Frank Dick
Robert E. Doyle
O. Herbert Farver
Thomas Fenstemacher
David R. Francisco
Richard L. Germond
Stephen L. Hickman
Daryl P. McDonald
Dane Nelson
Jack C. Patterson
Douglas J. Shierson
Bernard A. Sikorski
John D. Thurman
James E. Toncre

Adrian State Bank Director Emeritus
Carl A. Benz M.D.

American Community Bank, N.A. Executive Officers
Cathleen F. Oxner     President and CEO
Mark A. Klein         Executive Vice President
C. Bruce Wells        Senior Vice President
Ivy Conklin           Senior Vice President

American Community Bank, N.A. Board of Directors
Richard Axline
Eugene Cornwell
Anita Donnelly
David R. Francisco
Thomas Heydinger
D. James Hilliker
Jack Markel
Violet Meek
James Moore
Cathleen Oxner
Donald Spath

American Community Bank, N.A. Directors Emeriti
Wilson Anderson
Dr. Douglas W. Beach
Charles W. Daley
Dr. W. Robert Dodge
J. Roderick Gray
Rob Heil
Fred Krouskop
Harold D. Marker
Melvin Niece
Thomas L. Notestine
Walter Potts
Mick Reed
Jerome W. Ritter
Richard L. Snapp
Freda Taylor
Q. Craig Tone
Myron Van Horn

AmeriFirst Bank, N.A. Executive Officers
Donald P. Southwick   President and CEO
David J. McMacken     Senior Vice President
Gerald C. Craig       Senior Vice President

AmeriFirst Bank, N.A. Board of Directors
Carl J. Fletcher
David R. Francisco
John L. Henderson
James E. Laughlin
Richard H. LeSourd, Jr.
Herman N. Menapace
J. Robert Routt
Frank W. Ruggerie
Clara M. Smith
Donald P. Southwick
Richard G. Tessendorf Jr.

AmeriFirst Bank, N.A. Directors Emeriti
Richard T. Adair
Howard W. Coy
Robert J. Imbus
Francis W. Ruggerie
Burton B. Pease

CCB Services Executive Officers
Mark S. Mandula       President and CEO
Michael Buccina       Senior Vice President and COO

First National Bank Northwest Ohio Executive Officers
James F. Burwell      President and CEO
Michael R. Klein      Executive Vice President
Marvin D. Miller      Executive Vice President
Michael L. Williams   Executive Vice President

First National Bank Northwest Ohio Board of Directors
James F. Burwell
Wayne E. Carlin
David R. Francisco
Ralph W. Gallagher
James A. Meier
Gene K. Metz
Marvin D. Miller
Thomas S. Noneman
William G. Rupp
Thomas J. Short
C. Gregory Spangler
D. Jane Zeller

First National Bank Northwest Ohio Directors Emeriti
O. Jay Beck
D. Keith Humbert
Richard B. Lutterbein
Roy E. Nofziger
Kenneth E. Oberlin
William S. Pepple Sr.

International Credit Service Executive Officers
Mark S. Mandula       President and CEO
Bill Guntsch          Executive Vice President and COO

International Credit Service/CCB Services Board of Directors
David R. Francisco
Mark S. Mandula
Bill Guntsch
James E. Laughlin
Richard G. Tessendorf Jr.
Donald D. Thomas

MFI Investments Corp. Executive Officers
E. Clifford Oberlin, III    Chairman and CEO
Robert M. Gioia             President and COO

MFI Investments Corp. Board of Directors
Robert M. Gioia
David R Francisco
Thomas S. Noneman
E. Clifford Oberlin, III
Earl C. Oberlin
Douglas J. Shierson
Jerry Staley

Mid American National Bank and Trust Company Executive Officers
Edward J. Reiter      Chairman
Patrick A. Kennedy    President and CEO
John H. McDermott     Executive Vice President
Kenneth R. Nagel      Executive Vice President
Michael J. Rose       Executive Vice President
Phillip C. Clinard    Senior Vice President
Darlene M. Minnick    Senior Vice President
Sharon S. Speyer      Senior Vice President

Mid American National Bank & Trust Company Board of Directors
Gerald D. Aller
Joel S. Beren
Paul C. Betz
James F. Bostdorff
David A. Bryan
Levi Cook Jr.
Floyd D. Craft
David R. Francisco
Candy Graham
Kathleen S. Hanley
T. L.  Sam  Irmen
Patrick J. Johnson
Patrick A. Kennedy
Harry W. Kessler
Marilyn O. McAlear
Richard H. Metzger
Blair D. Miller
Paul J. Olscamp
Edward J. Reiter
Emerson J. Ross Jr.
Jerry L. Staley
Dr. Robert E. Stearns

Mid American National Bank and Trust Company Directors Emeriti
Jack Dale
Albert Nietz
Robert Manor
Wilfred Williams

Mid Am Information Services, Inc. Executive Officers
James C. Burkhart     President and CEO
Caren L. Cantrell     Senior Vice President
Ronald R. Earl        Senior Vice President
Judi Leck             Senior Vice President

Mid Am Information Services, Inc. Board of Directors
James C. Burkhart
James F. Burwell
David R. Francisco
Patrick A. Kennedy
Mark S. Mandula
Dennis L. Nemec
E. Clifford Oberlin III
Cathleen F. Oxner
Jeffrey S. Schatz
Bernard A. Sikorski
W. Granger Souder
Donald P. Southwick


Affiliate Banking Center Boards

Adrian State Bank Banking Centers

Main Office
Plaza Office
Mall Office
Beecher Office
Tecumseh Downtown Office
Tecumseh West Office

First National Bank Northwest Ohio Banking Centers

ARCHBOLD, SOUTHSIDE, PETTISVILLE, and RIDGEVILLE CORNERS Banking Centers Norris E. Allan
John F. Arnos
Stephen H. Brannan
Jack D. Gooding
Richard L. Grieser
Dencel W. Miller
Gene Roth
Lowell E. Rupp
J. Joseph Rychener
Jodi L. Stuckey

EDGERTON Banking Centers
Edgerton Drive-up
Marvin D. Dietsch
Dr. John W. Granger
J. Michael Krill
Roger D. Strup
Wayne M. Wilson

DEFIANCE Banking Center
Randall L. Buchman
William W. Goller
William M. Hughes
Thomas L. Kime
Ted T. Pohlmann
Dr. Robert Southworth

BRYAN and WEST Banking Centers
Henry W. Falk
Thomas M. Herman
William S. Pepple, Jr.
Connie L. Zimmerman

CONTINENTAL Banking Center
Marjorie Frankart
Daniel J. Heitzman
James R. Miles
Dwight Niese
Blaine Okuley
Leonard Verhoff
Lois eller

FAYETTE Banking Centers
Fayette Drive-up
Curtis D. Cooley
Elaine Eagle
L. Dolores Ferguson
James Fruchey
Wayne R. Williams

LIBERTY CENTER Banking Center
Daniel D. Hefflinger
Jack M. Krueger
James A. Leatherman
Norma M. Miller

MONTPELIER Banking Center
Dr. Clarence Bell, Jr.
John T. Ressler
Roger Saneholtz
Ned D. Snyder
James E. Thompson
Shirley Young

NAPOLEON Banking Centers
E.A.  Andy  Anderson
Robert Cole
Judy Heilman
Lou Ann Limbird
Charlotte Zgela

PAULDING Banking Center
Michael L. Arend
Lauren Brown
Terry Buehler
John Manz
Gregory Stoller

STRYKER Banking Center
Ray E. Brown
Gene K. Carlin
Darrell J. Goebel
William D. Woolace

WAUSEON Banking Center
Timothy W.  Hallett
Sally Boyers Lutz
Douglas Shaw

American Community Bank, N.A. Banking Centers

BELLEFONTAINE SOUTH and DOWNTOWN Banking Centers
Gary E. Contner
Michael J. Hall
Dean H. Horn
Luan F. Lamb
Mark O. McIntyre
Dottie L. Tuttle

HUNTSVILLE, RUSSELLS POINT, and LAKEVIEW Banking Centers
Robert C. Beck
Richard W. Campbell
Pat Kemper
Max L. Wallace
Russell D. Williams

LIMA Banking Centers
John Albanese
Phyllis Henderson
Oscar Marshall
Ellen Nelson
Lynn Metzger
Paul Woehlke
Tom Yazel
Chris Yetman

MARION Banking Center
Karen Bame
Dr. Wayne Butterworth
Shirley Carozza
Barbara Greetham
Gary Iams
Dr. Assad Sabag
Roger Vanover

MARYSVILLE Banking Center
Ronald Chapman
Barry Cordell
Dale Corbin
Charlotte Coleman Eufinger
David Laslow
David Shull
Dr. Susan McGinnis Truitt
Jeffrey Wilson

AmeriFirst Bank, N.A. Banking Centers

BEAVERCREEK and FAIRFIELD COMMONS Banking Centers
Norma Delebar
Tom Koogler
Susan Phillips
Dr. Surinder Saini
Dr. David Stewart

CENTRAL XENIA and NORTH XENIA Banking Centers
Marsha Bayless
Mike Dennis
Sherri Mash
Roger McColaugh
Thomas Zajbel

GOLF MANOR Banking Center
Chris Dolle
Thomas Fruth
Wayne Miller
Ethel Mitzman
Dr. George Willis Reid

HYDE PARK Banking Center
Marlene Beale
James Burke
Elva Kelly
Dr. Terrence Poole

KETTERING Banking Center
Richard Coy
Bob Potter
Katrina Seiter-Farmer

LEBANON Banking Center
William Duning
Laurie Kanta
Dale Peach
Ryan Richardson

MONTGOMERY Banking Center
Beth Stratman
Lawrence Hawkins
Patrick Sheeran

SPRINGBORO Banking Center
Dr. Stephan Lucht
Paul Music
Bryce Skinn

WESTWOOD Banking  Center
Beverly Bepler
Earl Brown
Leo Rolfes
Thomas Smith
Michael Schmidt


Mid American National Bank and Trust Company Banking Centers

AIRPORT HIGHWAY Banking Center
Dwayne Clark, Sr.
Robert Floyd
David Miller
Harold Steinberg
George Oravecz
Marilyn Yoder

ARLINGTON Banking Center
Mervin Alexander, Sr.
William Alge, Jr.
Robert Federspill
Jack Jolliff
Betty Knight
Joseph Metzger
Jessica Jane Rossman
James Smith
Dr. Emily Walton

ARROWHEAD Banking Center
Thomas Brell
Clifford Dussel
William Horst
Richard Krieger
Martha Marsh
Ron Mickel
Michael Osterman
Ardenia Terry
Donald Tillman
Nick Wagener
Joseph Zigray

BOWLING GREEN, NORTHSIDE, SOUTHSIDE, and UNIVERSITY Banking Centers Charles Codding
Joan Gordon
Drew Hanna
Robert Holley
Dr. Melvin Hyman
Ruth Ann Kramer
Jerry Lahey
Dr. Reginald Noble
Jeffrey Snook
Dr. Winifred Stone

CORPORATE, ONE SEAGATE, and TOLEDO Banking Centers
Dr. Gilbert Bucholz
Andrew Fisher
Jack Jones
Sharon Lange
Larry Ulrich
Susan Utterback
John White

ELMORE Banking Center
Janice Bench
John Bock
Bruce Card
Dennis Dolph
Jerry Haar
Jay Hovis
Linda Millhime
Daryl Sherman
Kenton Weis

FINDLAY Banking Center
Flint Heidlebaugh
Paul Kramer
L. Don Manley
Becky Noack
John Urbanski
Michael Whalen
Kathy Williams

FRANKLIN PARK Banking Center
Carol Fuelling
Dana Johnson
James Loss
James McGowan
James Ostrowski

FRANKLIN PARK IN THE MALL Banking Center
Gloria Granata
Truman Irving
Rochelle Pfaff
Michael Podracky
Rosemary Talmadge
Peter Winegarden

GENOA Office
Ernest Cottrell, Jr.
Larry Detzel
Lowell  Hartman
Gregory Schafer
Rosemary Schlievert
Robert Waidmann

GLENGATE Banking Center
Thomas Balyeat
James Holzemer
John Kahle
Betty Lazzaro
William Smith III
Garth Tebay

GRAND RAPIDS Banking Center
Rick Ellis
Audrey Entenman
David LaRoe
Michael Marsh
Judy Peper
Erle Radel
Chuck Thomas
Raymond Wright

JERMAIN PARK Banking Center
Rev. Raymond Bishop, Jr.
Nabelah Ghareeb
Jacqueline Martin
Charles Thayer

McCLURE Banking Center
Linda Armstrong
Dennis Ehlers
John Harding, Jr.
Bert Richard
Paul Richard
Sarah Rowland

MIRACLE MILE Banking Center
Robert Good
Oscar Hernandez
Jack Knauer
Thomas Manders
Thomas Moore
Kenneth Myer
Gary Walker

NORTH BALTIMORE Banking Center
Janis Dukes
Douglas Hanna
Donald Miller
James Rider
Ingrid Roberts
Douglas Troutner
Mona Wittlinger

NORTHWOOD and WOODVILLE MALL Banking Centers
Dennis Ebel
Mary Jane Finch
Anthony Judson
Donald Kowalka
Elvio Pescara
Clyde Sharlow
Ruston Simon
Virginia Whiteman

OREGON Banking Center
Joseph Christen
Dr. Nevin Esenler
Dennis Galayda
Donald Granger
John Hatfield
Donn Meinert
Robert McDonald
Leonard Wasserman

OTTAWA Banking Center
Donald Kimmet
Philomena Kistler
Robert Kruse
Delbert Westrick

PERRYSBURG and VILLAGE SQUARE Banking Centers
Harold Hanna
Donald LaHote
Ted Reiter
Robert Reitze
Robert Richard
Ronald Sattler
Laurie Seibold
Dr. Richard Weaver

ROSSFORD Banking Center
Richard Goeke
E. Lee Ison
Dale Kohl
Kenneth Lay, Jr.
James Rossler, Sr.
Thomas Warns
Mark Wasylyshyn
Norma Woods

SAXON SQUARE Banking Center
Paul Arndt
Robert Falk
R. Jeffre Lydy
Boyd Montgomery
Michael Powder
James Schwerkoske
Candyce Sturtz

STONY RIDGE Banking Center
Willard Brinker
Beverly Jacobs
Helyn Kurfess
Maxine Haas
Robert Sibbersen

SYLVANIA Banking Center
Sandra Brown
Joseph Giovannucci
Alix Greenblatt
Thomas Lindsley
Thomas A. Ramsdell
Dr. Bahu S. Shaikh
Mike Sofo

UPPER SANDUSKY Banking Center
James Barnes
Dr. Claude Beitler
Maria Browne
Jeffrey Roth
Dr. Matthew Thiel
Darrell Walton

WESTGATE Banking Center
David Hanson
C. Allen McConnell
James Scheib
Gerald Smolen, Ph.D.
James Weber
Don Weiher
Richard Zerner

WESTON Banking Center
Ray Chapman
Leroy David
Mary Ann Hillier
Robert Nicholson
Danny Roe
Hugh Sheline

795 Banking Center
Gary Akenberger
Janeen Barrett
Steve Delventhal
Richard Heidebrink
Michael McAlear
Kathleen Steingraber


Affiliate Presidents

Patrick A. Kennedy
President and CEO
Mid American National Bank and Trust Company

Mark S. Mandula
President and CEO
International Credit Service/CCB Services

Donald P. Southwick
President and CEO
AmeriFirst Bank, N.A.

E. Clifford Oberlin III
Chairman and CEO
MFI Investments Corp.

James C. Burkhart
President and CEO
Mid Am Information Services,Inc.

James F. Burwell
President and CEO
First National Bank Northwest Ohio

Bernard A. Sikorski
President and CEO
Adrian State Bank

Cathleen F. Oxner
President and CEO
American Community Bank, N.A.

Robert M. Gioia
President and COO
MFI Investments Corp.


Mid Am, Inc. Board of Directors

Gerald D. Aller
President
Aller s Pharmacy, Inc.
Director Since: 1988
Chair of the Special Projects Committee

James F. Bostdorff
Farmer - Self Employed
Director Since: 1988
Member of the Special Projects Committee

David A. Bryan
Partner
Wasserman, Bryan, Landry & Honold
Director Since: 1991
Member of the Compliance and Special Projects Committees

Wayne E. Carlin
President
Carlin Farms, Inc.
Director Since: 1988
Chair of the Examination Committee

David R. Francisco
President and Chief Operating Officer
Mid Am, Inc.
Director Since: 1988

Charles G. Hilbert
Retired
Former Senior Vice President, Mid Am Bank
Director Since: 1988
Member of the Examination Committee

D. James Hilliker
Vice President/Treasurer
Better Food Systems, Inc.
Director Since: 1995
Member of the Compliance and Examination Committees

Harry W. Kessler
Retired
Former Mayor of Toledo, Ohio
Director Since: 1988
Member o the Examination Committee

Walter L. Lamb, Jr.
Chairman
Mid States Container Corp.
Director Since: 1991
Member of the Special Projects Committee

James E. Laughlin
Retired
Former Chairman and Chief Executive Officer of
AmeriFirst Bank, N.A.
Director Since: 1993
Member of the Compliance and Examination Committees

Marilyn O. McAlear
Vice President and Treasurer
Service Spring Corp.
Director Since: 1988
Member of the Retirement Plan and Special Projects Committees

Blair D. Miller
Development Director
Ohio District, Lutheran Church Missouri Synod (LCMS)
Director Since: 1988
Member of the Examination Committee

Thomas S. Noneman
President
Tomco Plastic, Inc.
Director Since: 1988
Member of the Special Projects Committee

Edward J. Reiter
Chairman and Chief Executive Officer
Mid Am, Inc.
Director Since: 1988

Emerson J. Ross, Jr.
Manager, Corporate Community Relations
Owens Corning
Director Since: 1988
Chair of the Retirement Plan Committeeand Member of the
Examination Committee

Douglas J. Shierson
Private Investor
Director Since: 1995
Member of the Compliance and Examination Committees

C. Gregory Spangler
President and Chief Executive Officer
Spangler Candy Company
Director Since: 1993
Member of the Compliance and Special Projects Committees

Jerry L. Staley
Retired
Former Senior Vice President, Mid Am Bank
Director Since: 1988
Member of the Special Projects and Retirement Plan Committees

Dr. Robert E. Stearns
President
Dr. Stearns - Dr. Zouhary, D.D.S. Inc.
Director Since: 1988
Member of the Special Projects Committee

Richard G. Tessendorf, Jr.
Owner and Chief Executive Officer
R.I.C. Security Consultants& Services, Inc.
Director Since: 1993
Member of the Examination Committee

Pete Thomas
President
Thomas Farms, Inc.
Director Since: 1988
Chair of the Compliance Committee and Member of the Examination
Committee


Inside back


Shareholder Information

Selected Quarterly Data (Unaudited)

Common Stock Prices, Dividends and Yields

                               Book Value   Dividend  Dividend
                High     Low   Per Share    Per Share  Yield
1995
Fourth Quarter  $17.00  $16.25   $8.40       $0.16     3.85
Third Quarter    16.50   15.38    8.17        0.16     4.02
Second Quarter   15.38   12.95    8.07        0.16     4.52
First Quarter    13.86   12.73    7.83        0.15     4.51

1994
Fourth Quarter  $13.52  $11.82   $7.61       $0.15     4.74
Third Quarter    13.53   11.98    7.66        0.15     4.70
Second Quarter   12.19   11.16    7.57        0.15     5.14
First Quarter    13.02   11.78    7.60        0.14     4.52



Stock Information

At December 31, 1995            Common Stock      Preferred Stock

Shares authorized                35,000,000             2,000,000
Shares issued                    19,492,726             1,422,744
Treasury shares                     522,361
Number of shareholders of record      8,208                   299
Closing market price per share      $16.406               $36.375
Book value per share                   8.40                  N/A
Stock exchange                       NASDAQ                NASDAQ
Stock symbol                          MIAM                  MIAMP



Stock Performance
                                       Value

January  1989        100 Shares       $1,775

Without dividends reinvested
December 1995        242 Shares       $3,963 (1)

With dividends reinvested
December 1995        302 Shares       $4,954 (2)


(1) Cash dividends of $576
(2) Reinvested dividends of $675



Dividend Reinvestment Plan

The Company offers a Dividend Reinvestment Plan which allows shareholders to reinvest their Mid Am, Inc. dividends in additional Company common stock at the prevailing market price.

The plan has 4,362 participants, or 51 percent of our common shareholders. Plan information may be obtained by calling the Shareholder Relations Department at (419) 352-5271, or by writing: Mid Am, Inc. Dividend Reinvestment Plan, P.O.
Box 428, 222 South Main Street, Bowling Green, Ohio 43402.



Other Information

Annual Meeting
Toledo Club    Date: April 17, 1996
Toledo, Ohio   Time: 10:00 a.m.

Headquarters
Write: Mid Am, Inc.        Telephone: (419) 352-5271
       222 South Main Street
       Bowling Green, Ohio 43402

Form 10-K
Write: Mid Am, Inc.        Telephone: Shareholder
       P.O. Box 428                   Relations
       222 South Main Street          Department
       Bowling Green, Ohio 43402      (419) 352-5271

Investor Relations
       Kelly Semer         Telephone: (419) 352-5271
       Mid Am, Inc.
       222 South Main Street
       Bowling Green, Ohio 43402

Transfer Agent
       Boston EquiServe    Telephone: (800) 426-5523
       P.O. Box 8200
       Boston, Mass. 02266-8200



1995 Mid Am, Inc. Corporate Awards

The following employees and board members were recognized this year for their service to their communities and to our Company:

Chairman's Award
For Service in Education
R. Sue Kotts (Adrian State Bank)

President's Award
For Cultural Diversity Initiatives
Raquel Ribe (Mid Am Bank)

Golden Eagle Award
For Community Service
Michael Figgins (First National Bank)

Business Development Award
To an Outstanding Banking Center Board Member
Elvio Pescara (Mid Am Bank, Northwood)

CEO's Award of Excellence
For Outstanding Service Quality

This award is a rotating, quarterly award for Mid Am, Inc.
employees. This year, however, the first-ever permanent Award of Excellence was given to David R. Francisco, in recognition of 25 years of exemplary service with the Company and its predecessors.



Notice of Appreciation

With great appreciation for his service, the Company accepted the retirement of Diretor Charles W. Daley, Partner in the firm of Daley, Balyeat, Balyeat & Leahy. Mr. Daley was a Director since 1991, and also served as a Director of AmeriCom Bank. He was Chairman and Director of AmeriCom Bank and its predecessor from 1965 until his retirement. His contributions and expertise will be sorely missed. The Company wishes him abundant success in his future endeavors.

These customers and shareholders are responsible for this year's annual report:

Industrial Printing   Printing, electronic imaging
NovaVision            Hologram design
Patricia A. Wise      Copy and oversight
Corey Gray            Coin photography

A special thanks to those employees who assisted in producing the report:

Julianne Bejarano
Jenean Barrett
Kim Casado
Diane Critchet
John Cuckler
Vicky Dielman
Tim Dirrim
Miguel Every
Tom Funk
Don Hileman
Dennis Nemec
Linda Rathge
Jeff Schatz
Kelly Semer
Terry Sobczak
Dave Walter
Nicole Woodard

Design, illustration, and typesetting by the Marketing
Communications Department, Mid Am Bank