Form 10-K, Exhibit 13
period 1997-12-31
MID AM INC
filed 1998-03-27
CIK 357066

MID AM, INC.
1997 ANNUAL REPORT SUPPLEMENT

------------------------------------------------------------------
                          Contents                            Page
------------------------------------------------------------------
A Message to our Shareholders...............................   S-1
Financial Highlights........................................   S-2
Shareholder Information.....................................   S-3
Corporate Information.......................................   S-4
Selected Quarterly Data.....................................   S-5
Summary of Financial Data...................................   S-6
Management's Discussion and Analysis and Statistical
  Information...............................................   S-7
Report of Independent Accountants...........................  S-27
Consolidated Statement of Condition.........................  S-28
Consolidated Statement of Earnings..........................  S-29
Consolidated Statement of Changes in Shareholders' Equity...  S-30
Consolidated Statement of Cash Flows........................  S-31
Notes to Consolidated Financial Statements..................  S-32
Mid Am, Inc. Ten Year Performance Summary (Unaudited).......  S-53
------------------------------------------------------------------

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

Our 1997 Annual Report to Shareholders accompanies the Proxy Statement. That report presents the financial results of our company in a format and level of detail that we believe our shareholders will find useful and informative. Shareholders who would like to receive more detail than provided in the following Annual Report Supplement are invited to request our Annual Report on Form 10-K.

Our Annual Report on Form 10-K, as filed with the SEC, will be provided without charge to any shareholder upon written request to Mid Am, Inc., Shareholder Relations Department, 221 South Church Street, Bowling Green, Ohio 43402.

                              FINANCIAL HIGHLIGHTS

----------------------------------------------------------------------------------------------------------
              (Dollars in thousands,                                                          Percentage
         except per share and ratio data)                    1997             1996              Change
----------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net income.........................................          $30,881          $25,992         18.8%
Return on:
  Average assets...................................             1.42%            1.20%
  Average common shareholders' equity..............            17.58%           15.01%

PER COMMON SHARE DATA
Basic net income...................................            $1.27            $1.04          22.1%
Diluted net income.................................             1.22             0.98          24.5
Dividends..........................................             0.60             0.55           9.1
Book value at year end.............................             7.45             7.12           4.6

AT YEAR END
Assets.............................................       $2,191,875       $2,180,974           0.5%
Loans..............................................        1,619,895        1,574,880           2.9
Deposits...........................................        1,760,312        1,832,909          (4.0)
Common shareholders' equity........................          180,760          163,111          10.8
Total shareholders' equity.........................          180,760          193,204          (6.4)

AVERAGE FOR THE YEAR
Assets.............................................       $2,177,200       $2,162,122           0.7%
Loans..............................................        1,612,461        1,500,941           7.4
Deposits...........................................        1,752,956        1,813,889          (3.4)
Common shareholders' equity........................          172,186          157,084           9.6
Total shareholders' equity.........................          182,449          190,598          (4.3)
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
  QUARTERLY FINANCIAL HIGHLIGHTS            Net          Provision                       Basic          Diluted
      (Dollars in thousands,              Interest       For Credit        Net         Earnings        Earnings
      except per share data)               Income          Losses         Income       Per Share       Per Share
----------------------------------------------------------------------------------------------------------------
1997
Fourth Quarter.....................       $22,654          $1,578         $7,030         $0.29           $0.28
Third Quarter......................        22,591           1,190          7,121          0.29            0.29
Second Quarter.....................        22,336             874          7,163          0.30            0.28
First Quarter......................        21,945           1,885          9,567          0.40            0.37

1996
Fourth Quarter.....................       $22,160          $1,597         $9,029         $0.37           $0.34
Third Quarter......................        21,361           1,305          4,245          0.16            0.16
Second Quarter.....................        20,862           1,076          6,111          0.24            0.23
First Quarter......................        20,531             559          6,607          0.26            0.25
----------------------------------------------------------------------------------------------------------------

                            SHAREHOLDER INFORMATION

---------------------------------------------------------------------------------------------------------------
QUARTERLY COMMON STOCK PRICES,
DIVIDENDS AND YIELDS                                                  Book Value      Dividend     Dividend
1997                                               High      Low       Per Share     Per Share      Yield
---------------------------------------------------------------------------------------------------------------
Fourth Quarter................................    $25.75    $19.50       $7.45         $0.16         2.83%
Third Quarter.................................     20.25     16.70        7.33          0.15         3.25
Second Quarter................................     16.93     15.11        7.15          0.145        3.63
First Quarter.................................     15.80     15.00        7.19          0.145        3.78
1996
---------------------------------------------------------------------------------------------------------------
Fourth Quarter................................    $16.59    $15.45       $7.12         $0.145        3.63%
Third Quarter.................................     16.59     15.18        6.83          0.14         3.43
Second Quarter................................     15.50     15.08        6.74          0.13         3.46
First Quarter.................................     15.29     13.54        6.91          0.13         3.67
---------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------
                     STOCK INFORMATION                             Common
                    At December 31, 1997                            Stock
-----------------------------------------------------------------------------
Shares authorized...........................................     35,000,000
Shares issued...............................................     24,459,511
Treasury shares.............................................        197,206
Number of shareholders of record............................          8,358
Closing market price per share..............................         $25.75
Book value per share........................................          $7.45
Stock exchange..............................................         NASDAQ
Stock symbol................................................           MIAM
-----------------------------------------------------------------------------

DIVIDEND REINVESTMENT PLAN

The Company offers a Dividend Reinvestment Plan which allows shareholders to reinvest their Mid Am, Inc. dividends in additional Company common stock at the prevailing market price. The plan has 4,729 participants, or 57 percent of our common shareholders of record. Plan information may be obtained by calling the Shareholder Relations Department at (419) 327-6331, or by writing: Mid Am, Inc. Dividend Reinvestment Plan, P.O. Box 428, 221 South Church Street, Bowling Green, Ohio 43402.

                             CORPORATE INFORMATION

---------------------------------------------------------------------------------------------------------
Annual Meeting
Place: ...........................    The Toledo Club                        Date:         April 24, 1998
                                      Toledo, Ohio                           Time:         10:00 a.m.
Headquarters
Write: ...........................    Mid Am, Inc.                           Telephone:    (419) 327-6331
                                      221 South Church Street
                                      P.O. Box 428
                                      Bowling Green, Ohio 43402
Form 10-K
Write: ...........................    Mid Am, Inc.                           Telephone:    (419) 327-6331
                                      Shareholder Relations Department
                                      221 South Church Street
                                      P.O. Box 428
                                      Bowling Green, Ohio 43402
Investor Relations
Write: ...........................    Kelly Semer                            Telephone:    (419) 327-6300
                                      Mid Am, Inc.
                                      221 South Church Street
                                      P.O. Box 428
                                      Bowling Green, Ohio 43402
Transfer Agent
Write: ...........................    Boston Equiserve                       Telephone:    (800) 426-5523
                                      P.O. Box 8200
                                      Boston, Mass. 02266-8200
Online Information
Internet: ........................    Information concerning the
                                      Company and its affiliates can
                                      also be found on our website at
                                      http://www.midaminc.com

                      MID AM, INC. SELECTED QUARTERLY DATA

-------------------------------------------------------------------------------------------------
                 Quarter Ended
             (Dollars in thousands,
        except per share and ratio data)          December 31   September 30   June 30   March 31
-------------------------------------------------------------------------------------------------
1997
Net interest income.............................    $22,654       $22,591      $22,336   $21,945
Provision for credit losses.....................      1,578         1,190          874     1,885
Net income......................................      7,030         7,121        7,163     9,567(3)
Earnings per common share:
  Basic.........................................       0.29          0.29         0.30      0.40
  Diluted.......................................       0.28          0.29         0.28      0.37
Return on average total assets (1)..............       1.27%         1.29%        1.33%     1.79%
Return on average common shareholders' equity
  (1)...........................................      15.57         16.04        16.60     22.51
Net interest margin (1)(2)......................       4.47          4.50         4.55      4.49
Net charge-offs to average loans (1)............       0.20          0.27         0.22      0.20
-------------------------------------------------------------------------------------------------
1996
Net interest income.............................    $22,160       $21,361      $20,862   $20,531
Provision for credit losses.....................      1,597         1,305        1,076       559
Net income......................................      9,029(4)      4,245(5)     6,111     6,607
Earnings per common share:
  Basic.........................................       0.37          0.16         0.24      0.26
  Diluted.......................................       0.34          0.16         0.23      0.25
Return on average total assets (1)..............       1.65%         0.79%        1.14%     1.23%
Return on average common shareholders' equity
  (1)...........................................      21.37          9.42        14.08     15.06
Net interest margin (1)(2)......................       4.44          4.35         4.28      4.19
Net charge-offs to average loans (1)............       0.30          0.20         0.29      0.20
-------------------------------------------------------------------------------------------------

(1) Calculated on an annualized basis.

(2) Net interest income as a percentage of interest-earning assets, on a tax equivalent basis.

(3) Includes a pre-tax gain of $8,703 from the sale of seven branch offices of AmeriFirst Bank, N.A., partially offset by certain costs and other charges related to the branch sale aggregating $2,000 on a pre-tax basis. In addition, the Company increased its provision for credit losses by $1,000 in response to continued loan growth.

(4) Includes a pre-tax gain of $4,568 from the sale of credit card accounts.

(5) Includes a pre-tax charge of $3,563 for a special FDIC assessment for Savings Association Insurance Fund (SAIF) deposits.

     The following discussion and analysis represents a review of Mid Am, Inc.'s consolidated financial condition and results of operations. Mid Am, Inc. (the "Company"), a financial services holding company, has five bank subsidiaries:
Mid American National Bank and Trust Company ("Mid Am Bank"); First National Bank Northwest Ohio ("First National"); American Community Bank, N.A. ("AmeriCom"); AmeriFirst Bank, N.A. ("AmeriFirst"); and Adrian State Bank ("Adrian"); a collection and credit services company, Mid Am Recovery Services, Inc. ("MARSI"); a securities broker/dealer, MFI Investments Corp ("MFI"); a data processing company, Mid Am Information Services, Inc. ("MAISI"); a commercial finance company, Mid Am Credit Corp. ("MACC"); a mortgage brokerage company, Simplicity Mortgage Consultants, Inc. ("Simplicity"); a consumer finance company, Mid Am Financial Services, Inc. ("MAFSI"); and a national trust bank, Mid Am Private Trust ("MAPT"). This review should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein. All per share data for prior periods reflect the implementation of Statement of Financial Accounting Standards No. 128 "Earnings per Share" (see Note 1 to the consolidated financial statements) and have been restated to reflect the stock dividend declared and paid in 1997. The major components of the Company's results of operations and statements of condition and selected financial ratios for the past five years are summarized in the following table:

                     MID AM, INC. SUMMARY OF FINANCIAL DATA

----------------------------------------------------------------------------------------------------------
         Year Ended December 31,
  (Dollars in thousands, except shares,
        per share and ratio data)              1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF EARNINGS DATA
Interest income...........................  $  171,202   $  164,983   $  162,543   $  140,571   $  139,387
Interest expense..........................      81,676       80,069       80,316       59,564       61,057
                                            ----------   ----------   ----------   ----------   ----------
Net interest income.......................      89,526       84,914       82,227       81,007       78,330
Provision for credit losses...............       5,527        4,537        3,002        1,224        3,991
                                            ----------   ----------   ----------   ----------   ----------
Net interest income after provision for
  credit losses...........................      83,999       80,377       79,225       79,783       74,339
Non-interest and other income.............      66,569       49,501       35,955       32,554       34,002
Non-interest and other expense............     104,052       91,419       78,416       78,579       72,962
                                            ----------   ----------   ----------   ----------   ----------
Income before income taxes................      46,516       38,459       36,764       33,758       35,379
Applicable income taxes...................      15,635       12,467       11,797       10,505       10,698
                                            ----------   ----------   ----------   ----------   ----------
Net income................................  $   30,881   $   25,992   $   24,967   $   23,253   $   24,681
                                            ==========   ==========   ==========   ==========   ==========
Net income available to common
  shareholders............................  $   30,276   $   23,585   $   22,216   $   20,336   $   21,763
                                            ==========   ==========   ==========   ==========   ==========
----------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CONDITION DATA
  (YEAR END)
Total assets..............................  $2,191,875   $2,180,974   $2,204,751   $2,078,789   $2,067,371
Securities available for sale.............     385,961      432,791      461,997      212,437      238,125
Investment and mortgage-backed
  securities..............................                                            252,009      270,623
Loans held for sale.......................      11,376        7,927       12,642       12,963       88,131
Loans, net of unearned income.............   1,619,895    1,574,880    1,475,651    1,433,289    1,265,945
Allowance for credit losses...............      17,625       15,672       14,859       14,722       15,157
Total deposits............................   1,760,312    1,832,909    1,860,142    1,736,492    1,769,083
Shareholders' equity......................     180,760      193,204      194,838      185,252      183,425
Weighted average common shares outstanding
  -- basic................................  23,836,000   22,734,000   23,070,000   23,009,000   22,610,000
Weighted average common shares outstanding
  -- diluted..............................  25,227,000   26,554,000   27,241,000   27,356,000   26,965,000
----------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Cash dividends declared...................  $     0.60   $     0.55   $     0.52   $     0.49   $     0.45
Shareholders' equity......................        7.45         7.12         6.95         6.29         6.41
Basic:
Net income................................        1.27         1.04         0.96         0.88         0.96
Diluted:
Net income................................        1.22         0.98         0.92         0.85         0.92
----------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS
Return on average total assets............        1.42%        1.20%        1.17%        1.14%        1.23%
Return on average common shareholders'
  equity..................................       17.58        15.01        14.51        13.88        16.39
Net interest margin.......................        4.50         4.32         4.23         4.38         4.30
Average loans to average deposits.........       91.99        82.75        81.11        76.94        71.54
Leverage ratio............................        9.06         8.44         8.37         8.66         8.19
Average total shareholders' equity to
  average total assets....................        8.38         8.82         8.93         9.16         8.65
Allowance for credit losses to period end
  loans...................................        1.09         1.00         1.01         1.03         1.20
Allowance for credit losses to total
  non-performing loans....................      387.70       236.63       173.22       231.99       170.67
Non-performing loans to period end
  loans...................................        0.28         0.42         0.58         0.44         0.70
Net charge-offs to average loans..........        0.22         0.25         0.20         0.12         0.41
----------------------------------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                          AND STATISTICAL INFORMATION
                 (Dollars in thousands, except per share data)

     The following discussion and analysis represents a review of the Company's consolidated financial condition, results of operations, liquidity and capital resources. This review should be read in conjunction with the consolidated financial statements.

RESULTS OF OPERATIONS

     Net income in 1997 increased $4,889 or 19% to $30,881, as compared to net income in 1996 of $25,992 and $24,967 in 1995. Diluted earnings per share were $1.22, up from $.98 in 1996 and $.92 in 1995. In 1997, return on average common shareholders' equity was 17.58% and return on average assets was 1.42% as compared to 15.01% and 1.20% in 1996, and 14.51% and 1.17% in 1995. The increase in 1997 earnings was primarily due to a net pre-tax gain of $8.7 million on the sale of $95 million of deposits and seven branch offices of AmeriFirst Bank, N.A., an increase in gain on sale of loans at the commercial financing affiliate of $10,035, the result of increased loan volume, an increase in mortgage banking revenues of $3,093 caused by increased volume and profit margins in mortgage loan sales, and an increase in other fee-based revenue. These increases were partially offset by certain costs and other charges related to the deposit and branch sale, which in the aggregate were $2 million on a pre-tax basis, higher employee expense caused by the growth of MACC, the formation of MAFSI, and the growth in other fee-based financial service businesses. The increase in 1996 earnings compared to 1995 was primarily attributable to a net pre-tax gain on the sale of the Company's credit card portfolio of $4,568, an improved net interest margin, and an increase in mortgage banking revenues, offset partially by a one-time Savings Association Insurance Fund ("SAIF") assessment of $3,568 and increased employee expenses from the acquisition of various Florida collection agencies and the formation of MACC.

     The provision for credit losses increased $990 or 22% in 1997 to $5,527. The 1996 provision for credit losses compared to 1995 was $1,535 higher, an increase of 51%. The increases in the 1997 and 1996 provisions were due primarily to increased loan volume occurring in each year.

ACQUISITIONS AND BUSINESS FORMATIONS

     In January, 1997, MAFSI commenced operations as a consumer finance unit, which specializes in non-conforming residential mortgage and consumer loans on a nationwide basis. MAFSI is headquartered in Indianapolis, Indiana.

     In January, 1997, MAPT was formed to provide leading edge service to families and individuals with substantial assets and to corporate trustees by providing a wholly-integrated approach to investment management and fiduciary responsibilities. MAPT is headquartered in Cincinnati, Ohio.

     During 1996, the Company completed its acquisition of Simplicity, an Indiana-based mortgage brokerage company with annual revenues of approximately $900, and National Recovery Services, Professional Adjustment of Ft. Myers, Florida, and Gulf Coast Collection Bureau, Inc., Florida-based collection agencies with annual revenues of approximately $1,000. The aggregate purchase price of the four transactions was $1,500 and included $551 cash and the issuance of 60,918 shares of Mid Am, Inc. common stock. The results of operations includes the results of the acquired entities from the dates of their respective acquisitions.

     In April, 1996, Mid Am Credit Corp. commenced operations as a full-service loan and leasing financing unit. MACC's lending and leasing efforts are concentrated primarily on medical and dental equipment and practice acquisition financing on a nationwide basis. MACC, a wholly-owned subsidiary of the Company, is headquartered in Columbus, Ohio, with a satellite office in Los Angeles, California. MACC sells substantially all of the loans and leases to investors in the secondary market.

     On July 31, 1995, the Company completed its merger with MFI Investments Corp of Bryan, Ohio, a full-service, independent broker/dealer which had approximately 250 financial consultants in over 19 states at the date of acquisition. The transaction was accounted for as a pooling-of-interests and was consummated by the issuance of 380,581 shares of Mid Am, Inc. common stock to MFI shareholders.

     On March 1, 1995, the Company completed its merger with ASB Bankcorp, Inc. ("ASB"), parent company of $128,000 asset Adrian State Bank, headquartered in Adrian, Michigan. The transaction was accounted for as a pooling-of-interests and was consummated by the issuance of 1,871,460 shares of Mid Am, Inc. common stock.

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

     The following table, presented on a tax equivalent basis, summarizes net interest income for each of the three years in the period ended December 31, 1997.

---------------------------------------------------------------------------------------------------
                 Year ended December 31,
                 (Dollars in thousands)                        1997           1996           1995
---------------------------------------------------------------------------------------------------
Interest income (1)......................................    $173,044       $166,954       $164,794
Interest expense.........................................      81,676         80,069         80,316
                                                             --------       --------       --------
Net interest income (tax equivalent basis)...............    $ 91,368       $ 86,885       $ 84,478
                                                             ========       ========       ========
---------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                          1997 vs. 1996                1996 vs. 1995
                                                       --------------------       ------------------------
              Change from prior year                   Amount       Percent       Amount         Percent
----------------------------------------------------------------------------------------------------------
Interest income (1)................................    $6,090        3.65%        $2,160          1.31%
Interest expense...................................     1,607        2.01           (247)        (0.31)
                                                       ------                     ------
Net interest income (tax equivalent basis).........    $4,483        5.16         $2,407          2.85
                                                       ======                     ======
----------------------------------------------------------------------------------------------------------

(1) Interest income on securities of states and political subdivisions and certain loans is exempt from federal income tax. A tax equivalent adjustment has been made to income received from these sources to provide comparability to taxable income. Tax equivalent adjustments reflect a federal tax rate of 35% for 1997, 1996 and 1995. Included in interest income are amortized loan fees of $2,600 in 1997, $1,427 in 1996 and $1,965 in 1995.

AVERAGE INTEREST-EARNING ASSET MIX

     Average interest-earning assets in 1997 totaled $2,029,301 as compared with $2,013,106 in 1996 and $1,995,004 in 1995. In 1997, average loans (including loans held for sale) and securities available for sale, the two largest components of interest-earning assets, comprised 80% and 19%, respectively, of average interest-earning assets as compared to 75% and 23%, respectively, in 1996 and 73% and 23%, respectively, in 1995.

AVERAGE INTEREST-BEARING LIABILITY MIX

     Average interest-bearing liabilities in 1997 totaled $1,767,673 as compared with $1,764,738 in 1996 and $1,756,602 in 1995. In 1997, average time deposits and savings deposits, the two largest components of interest-bearing liabilities, comprised 56% and 22%, respectively, of average interest-bearing liabilities as compared to 59% and 25%, respectively, in 1996, and 59% and 26%, respectively, in 1995. Average time deposits and saving deposits decreased during 1997 due in part to the sale of $95,000 of deposits in the first quarter as well as a shift to wholesale funding. There was virtually no change in the percentage of time deposits to total interest-bearing liabilities from 1995 to 1996, and a slight decrease for the same period for savings deposits.

     The following table reflects the components of the Company's net interest income for each of the three years ended December 31, 1997, setting forth: (i) average assets, liabilities, and shareholders' equity, (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities, (iv) the net interest rate spread (i.e., the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities), and (v) the net interest margin (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax equivalent basis. Non-accrual loans have been included in the average balances.

-------------------------------------------------------------------------------------------------------------------------
                                             1997                              1996                         1995
-------------------------------------------------------------------------------------------------------------------------
                                             Interest   Average                Interest   Average                Interest
   Year Ended December 31,       Average     Income/    Yields/    Average     Income/    Yields/    Average     Income/
    (Dollars in thousands)       Balance     Expense     Rates     Balance     Expense     Rates     Balance     Expense
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Securities available for
    sale......................  $  389,148   $ 25,475    6.55%    $  461,598   $ 29,760     6.45%   $  250,886   $ 15,023
  Fair value adjustment.......      (1,323)                           (1,991)                           (4,754)
  Investment securities:
  Taxable.....................                                                                         165,773     10,793
  Tax exempt..................                                                                          53,925      4,606
  Federal funds sold..........      19,030      1,036    5.44         39,387      2,093     5.31        62,095      3,610
  Loans held for sale.........       8,412        718    8.54         10,455      1,049    10.03        12,641      1,170
  Loans.......................   1,612,461    145,735    9.04      1,500,941    133,887     8.92     1,450,629    129,374
  Time deposits in other
    banks.....................       1,573         80    5.09          2,716        165     6.08         3,809        218
                                ----------   --------             ----------   --------             ----------   --------
  Total interest-earning
    assets....................   2,029,301    173,044    8.53      2,013,106    166,954     8.30     1,995,004    164,794
                                             --------                          --------                          --------
Noninterest-earning assets:
  Cash and due from banks.....      71,145                            69,049                            66,647
  Premises and equipment......      53,231                            48,980                            49,530
  Other assets................      40,453                            45,847                            42,496
  Allowance for credit
    losses....................     (16,930)                          (14,860)                          (15,039)
                                ----------                        ----------                        ----------
  Total noninterest-earning
    assets....................     147,899                           149,016                           143,634
                                ----------                        ----------                        ----------
  Total assets................  $2,177,200                        $2,162,122                        $2,138,638
                                ==========                        ==========                        ==========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
  Savings deposits............  $  382,669      9,027    2.36%    $  438,274      9,745     2.22%   $  455,149     10,981
  Money market accounts.......     171,197      5,420    3.17        151,887      5,286     3.48       121,459      4,230
  Time deposits...............     995,032     54,854    5.51      1,037,331     58,097     5.60     1,037,277     57,316
                                ----------   --------             ----------   --------             ----------   --------
  Total interest-bearing
    deposits..................   1,548,898     69,301    4.47      1,627,492     73,128     4.49     1,613,885     72,527
  Short-term borrowings.......     103,823      4,653    4.48         97,370      4,239     4.35        87,128      3,963
  Debt and FHLB advances......     114,952      7,722    6.72         39,876      2,702     6.78        55,589      3,826
                                ----------   --------             ----------   --------             ----------   --------
  Total interest-bearing
    liabilities...............   1,767,673     81,676    4.62      1,764,738     80,069     4.54     1,756,602     80,316
                                             --------                          --------                          --------
Noninterest-bearing
  liabilities:
  Demand deposits.............     204,058                           186,397                           174,501
  Other liabilities...........      23,020                            20,389                            16,463
                                ----------                        ----------                        ----------
  Total noninterest-bearing
    liabilities...............     227,078                           206,786                           190,964
  Shareholders' equity........     182,449                           190,598                           191,072
                                ----------                        ----------                        ----------
  Total liabilities and
    shareholders' equity......  $2,177,200                        $2,162,122                        $2,138,638
                                ==========                        ==========                        ==========
  Net interest income (tax
    equivalent basis).........                 91,368                            86,885                            84,478
  Reversal of tax equivalent
    adjustment................                 (1,842)                           (1,971)                           (2,251)
                                             --------                          --------                          --------
  Net interest income.........               $ 89,526                          $ 84,914                          $ 82,227
                                             ========                          ========                          ========
Net interest rate spread (tax
  equivalent basis)...........                           3.91%                              3.76%
                                                        =====                               ====
  Net interest margin (net
    interest income as a
    percentage of
    interest-earning assets,
    tax equivalent basis).....                           4.50%                              4.32%
                                                        =====                               ====
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------
                                   1995
-------------------------------------------
                                  Average
   Year Ended December 31,        Yields/
    (Dollars in thousands)         Rates
-------------------------------------------
ASSETS
Interest-earning assets:
  Securities available for
    sale......................   5.99%
  Fair value adjustment.......
  Investment securities:
  Taxable.....................   6.51
  Tax exempt..................   8.54
  Federal funds sold..........   5.81
  Loans held for sale.........   9.26
  Loans.......................   8.92
  Time deposits in other
    banks.....................   5.72

  Total interest-earning
    assets....................   8.26

Noninterest-earning assets:
  Cash and due from banks.....
  Premises and equipment......
  Other assets................
  Allowance for credit
    losses....................

  Total noninterest-earning
    assets....................

  Total assets................

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
  Savings deposits............   2.41%
  Money market accounts.......   3.48
  Time deposits...............   5.53

  Total interest-bearing
    deposits..................   4.49
  Short-term borrowings.......   4.55
  Debt and FHLB advances......   6.88

  Total interest-bearing
    liabilities...............   4.57

Noninterest-bearing
  liabilities:
  Demand deposits.............
  Other liabilities...........

  Total noninterest-bearing
    liabilities...............
  Shareholders' equity........

  Total liabilities and
    shareholders' equity......

  Net interest income (tax
    equivalent basis).........
  Reversal of tax equivalent
    adjustment................

  Net interest income.........

Net interest rate spread (tax
  equivalent basis)...........   3.69%
                                =====
  Net interest margin (net
    interest income as a
    percentage of
    interest-earning assets,
    tax equivalent basis).....   4.23%
                                =====
-------------------------------------------

     The net interest margin increased 18 basis points to 4.50% in 1997 and increased 9 basis points to 4.32% in 1996. The increase in the Company's net interest margin in 1997 was due primarily to higher-yielding earning assets resulting from increased average loan levels and the sale of certain low-yielding securities during the first quarter of 1997. Average total loans in 1997 were $1,612,461 an increase of $111,520 or 7.4% over 1996 average total loans of $1,500,941. The increase in the Company's net interest margin in 1996 was due primarily to changes in the Company's earning asset mix. The Company lowered its levels of securities available for sale through maturities and various sales to fund higher yielding loans, primarily commercial and commercial real estate loans.

     Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The following table presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the three years ended December 31, 1997. Changes not due solely to either a change in volume or a change in rate have been allocated based on the respective percentage changes in average balances and average rates. The table is presented on a tax equivalent basis.

-------------------------------------------------------------------------------------------------------------------
                                              1997 vs. 1996                         1996 vs. 1995
-------------------------------------------------------------------------------------------------------------------
                                           Increase (Decrease)                   Increase (Decrease)
                                             Due to Change in                      Due to Change in
                                           --------------------      Total       --------------------      Total
                                           Average     Average      Increase     Average     Average      Increase
        (Dollars in thousands)              Volume       Rate      (Decrease)     Volume       Rate      (Decrease)
-------------------------------------------------------------------------------------------------------------------
Interest Income:
Securities available for sale..........    $(4,671)     $  386      $(4,285)     $12,617      $2,120      $14,737
Investment securities:
  Taxable..............................          0           0            0      (10,793)          0      (10,793)
  Tax exempt...........................          0           0            0       (4,606)          0       (4,606)
Federal funds sold.....................     (1,082)         25       (1,057)      (1,320)       (197)      (1,517)
Interest on loans held for sale........       (205)       (126)        (331)        (202)         81         (121)
Interest and fees on loans (1).........      9,948       1,900       11,848        4,487          26        4,513
Time deposits in other banks...........        (69)        (16)         (85)         (63)         10          (53)
                                           -------      ------      -------      -------      ------      -------
Total interest income..................      3,921       2,169        6,090          120       2,040        2,160
                                           -------      ------      -------      -------      ------      -------
Interest Expense:
Savings................................     (1,236)        518         (718)        (407)       (829)      (1,236)
Money market accounts..................        672        (538)         134        1,060          (4)       1,056
Time...................................     (2,369)       (874)      (3,243)           3         778          781
                                           -------      ------      -------      -------      ------      -------
Total..................................     (2,933)       (894)      (3,827)         656         (55)         601
Short-term borrowings..................        281         133          414          466        (190)         276
Debt and FHLB advances.................      5,087         (67)       5,020       (1,081)        (43)      (1,124)
                                           -------      ------      -------      -------      ------      -------
Total interest expense.................      2,435        (828)       1,607           41        (288)        (247)
                                           -------      ------      -------      -------      ------      -------
Change in net interest income..........    $ 1,486      $2,997      $ 4,483      $    79      $2,328      $ 2,407
                                           =======      ======      =======      =======      ======      =======
-------------------------------------------------------------------------------------------------------------------

(1) Included in loan interest income are amortized loan fees of $2,600 in 1997, $1,427 in 1996 and $1,965 in 1995.

PROVISION FOR CREDIT LOSSES

     The provision for credit losses increased $990 or 22% to $5,527 in 1997. The increase in 1997 was primarily due to additional provisions in response to increased loan levels. The Company's allowance for credit losses as a percentage of loans at December 31, 1997 was 1.09% as compared to 1.00% and 1.01% at December 31, 1996 and 1995, respectively. At December 31, 1997, the Company's allowance for credit losses represented 388% of non-performing loans as compared to 237% and 173% at December 31, 1996 and 1995, respectively. See "Summary of Credit Loss Experience."

NON-INTEREST INCOME

     The table below summarizes the sources of the Company's non-interest income.

---------------------------------------------------------------------------------------------------------
                                                                                   Percentage Change
---------------------------------------------------------------------------------------------------------
                                                                                  1997           1996
         Year ended December 31,                                               compared to    compared to
          (Dollars in thousands)               1997       1996       1995         1996           1995
---------------------------------------------------------------------------------------------------------
Non-Interest Income:
  Trust department........................    $ 2,044    $ 1,590    $ 1,337         29%            19%
  Service charges on deposit accounts.....      8,575      6,878      6,200         25             11
  Mortgage banking........................     13,507     10,414      8,185         30             27
  Brokerage commissions...................      6,083      9,156      9,540        (34)            (4)
  Collection agency fees..................      5,053      4,213      3,399         20             24
  Net gains (losses) on sales of
     securities...........................       (132)     1,574        350       (108)           350
  Gain from sale of credit card
     accounts.............................                 4,568
  Gain from sale of deposits and branch
     offices..............................      8,703
  Net gains from sales of commercial
     financing loans......................     13,027      2,992                   335
  Net gains from sales of other loans.....        953        375        352        154              7
  Credit card and merchant fees...........      2,039      1,961      1,696          4             16
  International department fees...........        971      1,009        762         (4)            32
  Banclub fees............................        371        993        904        (63)            10
  ATM card fees...........................      1,837        877        504        109             74
  Credit life insurance...................        648        470        551         38            (15)
  Other...................................      2,890      2,431      2,175         19             12
                                              -------    -------    -------
                                              $66,569    $49,501    $35,955         34             38
                                              =======    =======    =======
---------------------------------------------------------------------------------------------------------

     As seen from the above table, non-interest income is an increasingly important source of revenue to the Company as it continues to expand its offerings of non-bank-related financial services. Non-interest income has increased by $30,614 since 1995, of which $17,068 occurred between 1996 and 1997. Mortgage banking remains the largest component of non-interest income and consists of net gains on sales of mortgage loans and mortgage loan servicing fees. The increase in 1997 compared to 1996 was the result of an increase in the volume of mortgages sold and higher profit margins on sales which increased from $413,597 to $448,705. The increase in mortgage banking revenue in 1996 compared to 1995 was primarily attributable to an increase in the volume of mortgage loans sold.

     In February, 1997, AmeriFirst sold seven of its branch offices located in the metropolitan Cincinnati area. The branch sale included the transfer of $95 million of deposits. The Company believes that the sale of the branches will enable AmeriFirst to focus on its Greene County market area.

     The gain on sale of credit cards which was realized in 1996 was the result of management's decision to exit the credit card business as a stand alone card issuer. In connection with this decision, substantially all of the Company's credit card relationships and outstanding balances were sold to a national credit card issuer. The Company continues to earn fee income and incur costs from its credit card merchant activities.

     MACC increased its gain on sale of loans to $13,027 in 1997 from $2,992 in 1996. The significant increase in gains was primarily due to an increase in volume of loans sold ($98,193 in 1997 compared to $28,466 in 1996) and to higher profit margins. The unit commenced operations in April of 1996.

     The decrease in brokerage commission fees in 1997 compared to 1996, and a slight decrease in 1996 compared to 1995, were caused by a reduction in the number of independent registered representatives (brokers) which occurred in the middle of 1996 after a change in the clearinghouse used by the Company's broker/dealer subsidiary. The Company increased the number of registered representatives in 1997 through advertising and recruiting efforts;

however, not to the level of the number of representatives prior to the clearinghouse change. Through continuing efforts to recruit new registered representatives, the Company expects revenues to increase in 1998 to 1995 levels.

     Collection agency fee income increased $840 in 1997 compared with an increase of $814 in 1996. The increases in 1997 and 1996 were due to increased volume of collections, which was the result of several acquisitions in 1996, and a small ambulance and medical billing agency acquired in 1997.

     ATM card fees increased $960 to $1,837 in 1997 compared to $877 in 1996. The increase was primarily due to the implementation of ATM access fees at the end of 1996 and in 1997.

NON-INTEREST EXPENSE

     Non-interest expense includes costs, other than interest, that are incurred in the operations of the Company. The table below summarizes the components of the Company's non-interest expense.

---------------------------------------------------------------------------------------------------------
                                                                                   Percentage Change
---------------------------------------------------------------------------------------------------------
                                                                                  1997           1996
         Year Ended December 31,                                               compared to    compared to
         (Dollars in thousands)                1997       1996       1995         1996           1995
---------------------------------------------------------------------------------------------------------
Non-Interest Expense:
  Salaries and employee benefits.........    $ 54,256    $42,564    $34,674         27%            23%
  Net occupancy expense..................       5,775      5,279      5,113          9              3
  Equipment expense......................       9,124      7,930      7,385         15              7
  Brokerage commissions..................       3,597      5,604      6,608        (36)           (15)
  FDIC expense...........................         443      4,667      2,754        (91)            69
  Marketing..............................       3,359      2,301      2,247         46              2
  Franchise taxes........................       2,569      2,501      2,473          3              1
  Telephone..............................       2,744      2,157      1,884         27             14
  Printing and supplies..................       2,219      2,229      1,868         --             19
  Legal and other professional fees......       3,900      2,237      1,915         74             17
  Credit card merchant processing
     costs...............................       2,330      1,761      1,431         32             23
  Amortization of intangible assets......       1,863      1,579      1,600         18             (1)
  Postage................................       1,669      1,626      1,442          3             13
  Other..................................      10,204      8,984      7,022         14             28
                                             --------    -------    -------
                                             $104,052    $91,419    $78,416         14             17
                                             ========    =======    =======
---------------------------------------------------------------------------------------------------------

     The tables below present an analysis of the components of salary and employee benefit expense and of the number of full-time equivalent employees.

---------------------------------------------------------------------------------------------------------
                                                                                   Percentage Change
---------------------------------------------------------------------------------------------------------
                                                                                  1997           1996
         Year Ended December 31,                                               compared to    compared to
          (Dollars in thousands)               1997       1996       1995         1996           1995
---------------------------------------------------------------------------------------------------------
Salaries and employee benefits:
  Salaries and wages......................    $40,397    $32,525    $27,418         24%            19%
  Commissions paid to employees...........      4,263      2,065        859        106            140
  Employee benefits.......................      9,596      7,974      6,397         20             25
                                              -------    -------    -------
                                              $54,256    $42,564    $34,674         27             23
                                              =======    =======    =======
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                                                   Percentage Change
---------------------------------------------------------------------------------------------------------
                                                                                  1997           1996
      Full time equivalent (FTE) employees                                     compared to    compared to
                at December 31,                     1997     1996     1995        1996           1995
---------------------------------------------------------------------------------------------------------
Employee headcount:
  FTE's banking operations......................      901      869      845         4%             3%
  FTE's financial services......................      254      149      100        70             49
  FTE's corporate services......................      283      244      227        16              7
                                                    -----    -----    -----
                                                    1,438    1,262    1,172        14              8
                                                    =====    =====    =====
---------------------------------------------------------------------------------------------------------

     Salaries and employee benefits comprise the largest component of non-interest expense and were 52%, 47% and 44% of non-interest expense in 1997, 1996, and 1995, respectively. Salary and wages increased 24% in 1997 due to increases in salary rates and in full-time equivalent employees, primarily at the Company's financial service affiliates. Commissions paid to employees increased primarily due to growth in revenues from its fee-based financial service affiliates and higher mortgage loan originations. Salaries, wages and commissions increased in 1996 compared to 1995 due to the formation of MACC, the acquisition of three credit agencies in Florida, increased employee commission expense related to higher mortgage loan origination and salary increases. Employee benefits and retirement benefit expenses increased in 1997 and 1996 because of improved earnings performance by the Company. Certain portions of employees' incentive and retirement compensation are tied to levels of the Company's financial performance. The Company does not offer any post-employment benefits other than through its retirement plans. At December 31, 1997, the Company had 747 employees who were receiving health care benefits. In 1997, the Company's total health care expense was $1,603 as compared to $1,510 in 1996 and $1,325 in 1995. The increase in health care expense in 1997 was primarily due to an increase in the number of employees receiving health care benefits. The increase in 1996 was the result of a higher level of claims experienced by the Company.

     Net occupancy increased 9% in 1997 compared to 1996 due to increases in building rent and other related expenses primarily from the Company's newly formed fee-based financial services affiliates. The increases in 1997 and 1996 equipment expense was principally depreciation expense related to the purchase of state-of-the-art computer equipment and software. The Company believes that technology plays an important role in providing excellent service to its customers.

     FDIC expense decreased in 1997 due to lower premium rates necessary to fund servicing of FICO bonds. FDIC expense increased in 1996 due to the special assessment of sixty-seven cents per one hundred dollars of deposits insured through the SAIF which aggregated $3,563. At December 31, 1996, the Company had approximately $616,000 of SAIF-based deposits which related to prior mergers and acquisitions of thrift institutions and branches.

     Marketing expense increased significantly in 1997 primarily in the advertising, travel and public relations areas. Most of these expenses occurred at the Company's newly-formed financial services affiliate, which primarily generated its business through telemarketing, mailings and various business related conferences.

     Legal and other professional fees increased due to legal costs incurred in various routine lawsuits and increased other professional fees, primarily consulting fees related to the Company's three-year strategic plan, Mid Am 2000.

INCOME TAXES

     The provision for income taxes increased to $15,635 in 1997 from $12,467 in 1996 due to an increase in pre-tax income. The effective income tax rates for 1997, 1996 and 1995 were 33.6%, 32.4% and 32.1%, respectively. The higher effective rates in 1997 and 1996 were primarily due to a lower amount of tax exempt income relative to taxable income. In addition, the Company became subject to state income taxes in 1997 because of expansion of its fee-based financial service businesses into new states.

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

     Since the Company is a holding company and does not conduct operations, its primary sources of liquidity are borrowings from outside sources and dividends paid to it by its subsidiaries. For national banks, the approval of the Office of the Comptroller of the Currency is required in order to pay dividends in excess of the subsidiaries' earnings retained for the current year plus retained net profits since January 1, 1995. As a result of these restrictions, at December 31, 1997 dividends which could be paid to the Company by its bank subsidiaries were limited to $13,037.

     The Company's liquidity position decreased in 1997 and 1996. However, it is management's belief that the Company's liquidity position is adequate. The Company continues to emphasize loan originations primarily in commercial and commercial real estate loans because of attractive yields. The funding of loans in 1997 and 1996 and the Company's decreased emphasis of investing in securities available for sale was responsible for the 1997 and 1996 declines in liquidity. The Company's bank subsidiaries have lines of credit with the Federal Home Loan Bank (FHLB) and can borrow up to $144,463, of which $77,590 is currently outstanding. In December, 1996, the Company entered into an agreement with an unrelated financial institution which enabled the Company to borrow up to $20,000 for a period of one year. The agreement was renewed in December, 1997 and permits the Company to borrow up to $25,000 through December 30, 1998. At December 31, 1997, $15,000 was borrowed against the available credit facility.

     During the second quarter of 1997, the Company issued, through a special purpose subsidiary, $27,500 of 10.20% Trust Preferred Securities. The mandatory redemption date of the securities is June 1, 2027. However, the Company may redeem the securities commencing June 1, 2007 at a redemption price of 105.10% of the face value of the capital securities and thereafter at a premium which declines annually. On or after June 1, 2017, the capital securities may be redeemed at face value. The capital securities are reflected as long-term debt in the Company's financial statements; however, for regulatory purposes the capital securities are considered Tier I capital.

     On January 16, 1998, the Company issued $50,000 of 7.08% subordinated ten-year debt in a private placement transaction. The proceeds from this debt will be used for general corporate purposes, including funding of consumer finance subsidiary loans, reduction of borrowings under the Company's line of credit, investment securities and the buyback of the Company's common stock under a systematic plan for funding future stock dividends and issuance of shares under its stock option plan. The subordinated debt is considered Tier II capital for regulatory purposes.

     As shown in the consolidated statement of cash flows presented elsewhere herein, cash and due from banks decreased $1,595 during 1997 to $84,062 at December 31, 1997. The decrease in 1997 is composed of $10,458 used for investing activities and $19,646 used for financing activities, offset in part by net cash provided by operating activities of $28,509.

----------------------------------------------------------------------------------------------------------
                                                                                      Dollar Change
----------------------------------------------------------------------------------------------------------
                                                                                   1997           1996
       Year Ended December 31,                                                  compared to    compared to
       (Dollars in thousands)              1997         1996         1995          1996           1995
----------------------------------------------------------------------------------------------------------
Operating activities:
  Net income.........................    $  30,881    $  25,992    $  24,967     $   4,889      $   1,025
  Provisions for credit losses,
     depreciation and amortization...       15,195       13,581       11,852         1,614          1,729
  Proceeds from sales of mortgages
     and other loans held for sale...      570,949      449,672      302,655       121,277        147,017
  Mortgages and other loans
     originated for sale.............     (556,690)    (437,680)    (301,399)     (119,010)      (136,281)
                                         ---------    ---------    ---------     ---------      ---------
     Net cash provided by secondary
       market activity...............       14,259       11,992        1,256         2,267         10,736
  Net gains on sales of assets.......      (33,897)     (16,885)      (5,962)      (17,012)       (10,923)
  Other items........................        2,071        7,896       (8,553)       (5,825)        16,449
                                         ---------    ---------    ---------     ---------      ---------
     Net cash provided by operating
       activities....................    $  28,509    $  42,576    $  23,560     $ (14,067)     $  19,016
                                         =========    =========    =========     =========      =========
----------------------------------------------------------------------------------------------------------

     Net cash provided by operating activities decreased in 1997 compared to 1996 primarily from increased net gains on the sale of assets, including the gain from the sale of branch offices ($225) and the premium from deposits sale ($8,703) where proceeds from these sales are reflected in investing and financial activities. Cash flows from both sales of mortgages and other loans and originations of these loans increased substantially in 1997 and 1996. Of $121,277 and $119,010 increases in 1997 proceeds and cash origination costs, respectively, $82,754 and $68,392 related to increases in MACC loan sales and originations, respectively. The increase in cash provided by operating activities in 1996 compared to 1995 was due primarily to the increase in cash generated in mortgage banking activities and a decrease in interest receivable and other assets of $12,777.

----------------------------------------------------------------------------------------------------------
                                                                                      Dollar Change
----------------------------------------------------------------------------------------------------------
                                                                                   1997           1996
       Year Ended December 31,                                                  compared to    compared to
        (Dollars in thousands)              1997         1996         1995         1996           1995
----------------------------------------------------------------------------------------------------------
Investing activities:
  Net increase in loans...............    $ (78,689)   $(207,138)   $(86,949)    $128,449       $(120,189)
  Proceeds from sales of portfolio
     loans............................       30,309       38,021      41,580       (7,712)         (3,559)
                                          ---------    ---------    --------     --------       ---------
     Net loan activities..............      (48,380)    (169,117)    (45,369)     120,737        (123,748)
  Proceeds from securities
     activities.......................      180,934      142,868     104,087       38,066          38,781
  Purchases of securities.............     (123,301)     (43,390)    (87,145)     (79,911)         43,755
                                          ---------    ---------    --------     --------       ---------
     Net securities activities........       57,633       99,478      16,942      (41,845)         82,536
  Purchases of bank premises and
     equipment........................      (12,994)      (7,765)     (6,063)      (5,229)         (1,702)
  Net change in federal funds sold
     position.........................      (10,090)      68,082     (64,398)     (78,172)        132,480
  Other items.........................        3,373        3,084       1,451          289           1,633
                                          ---------    ---------    --------     --------       ---------
     Net cash used for investing
       activities.....................    $ (10,458)   $  (6,238)   $(97,437)    $ (4,220)      $  91,199
                                          =========    =========    ========     ========       =========
----------------------------------------------------------------------------------------------------------

     Comparing 1997 to 1996, net cash used for investing activities increased slightly. The rate of growth in loans slowed in 1997 compared to 1996. The decrease in securities available for sale in 1997 was also lower than the decrease experienced in 1996, as the need for funding loans was lower. For 1996, loan balances increased significantly, which was partially funded by the sale of securities and federal funds sold. Net cash used for investing activities decreased $91,199 from 1995 to 1996 primarily due to the decrease in federal funds sold and increases in net loan activities offset by a decrease in net securities activities.

--------------------------------------------------------------------------------------------------------
                                                                                    Dollar Change
--------------------------------------------------------------------------------------------------------
                                                                                 1997           1996
        Year Ended December 31,                                               compared to    compared to
        (Dollars in thousands)             1997         1996        1995         1996           1995
--------------------------------------------------------------------------------------------------------
Financing activities:
  Net change in deposit activities.....  $ (63,846)   $(27,233)   $123,650     $(36,613)     $  (150,883)
  Proceeds from long-term and net
     short-term borrowings.............    137,889      18,157      56,433      119,732          (38,276)
  Repayments of long-term borrowings...    (47,163)    (19,058)    (66,050)     (28,105)          46,992
  Cash dividends paid..................    (14,959)    (14,851)    (14,862)        (108)              11
  Preferred stock retired, treasury
     stock acquisitions and other
     items.............................    (31,567)    (10,296)     (8,171)     (21,271)          (2,125)
                                         ---------    --------    --------     --------      -----------
   Net cash (used for) provided by
      financing activities.............  $ (19,646)   $(53,281)   $ 91,000     $ 33,635      $  (144,281)
                                         =========    ========    ========     ========      ===========
--------------------------------------------------------------------------------------------------------

     Net cash used for financing activities of $19,646 for 1997 was primarily due to a reduction in deposits from the sale at AmeriFirst, cash dividends paid, buyback of the Company's common and preferred stocks offset by net proceeds from short and long-term borrowings, which includes the $27,500 trust preferred securities.

     Comparing 1997 with 1996, the decrease in net cash used for financing activities was primarily due to the increase in borrowings in 1997 offset partially by the decline in deposits. Net cash used for financing activities increased $144,281 from 1995 to 1996, primarily due to a net increase in deposit balances in 1995 compared to a decrease in bank deposits in 1996. The decrease in bank deposits in 1996 was primarily attributable to the Company using alternative lower cost funds instead of higher rate deposits, primarily certificates of deposit.

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

     At December 31, 1997, the Company had a manageable positive gap and therefore does not expect to experience any significant fluctuations in its net interest income as a consequence of changes in interest rates.

     The following table sets forth the cumulative maturity distributions as of December 31, 1997 of the Company's interest-earning assets and interest-bearing liabilities, its interest rate sensitivity gap, cumulative interest rate sensitivity gap for such assets and liabilities, and cumulative interest rate sensitivity gap as a percentage of total interest-earning assets. This table indicates the time periods in which certain interest-earning assets and certain interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, this table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels. Subject to these qualifications, the table reflects a cumulative positive gap for assets and liabilities maturing or repricing in 1998. The Company's Asset/Liability Management Committee monitors the interest rate sensitivity position and currently intends to maintain a slightly positive gap during 1998 primarily as a result of the Company's view of the economy and the anticipated interest rate scenario for 1998.

-----------------------------------------------------------------------------------------------------------
                                            After 3       After 6       After 1
                                             Months        Months         Year
                               Within 3    But Within    But Within    But Within     After
   (Dollars in thousands)       Months      6 Months       1 Year       5 Years      5 Years       Total
-----------------------------------------------------------------------------------------------------------
Interest-earning assets:
Loans (net of unearned
  income)....................  $532,071     $166,643      $278,928      $597,773     $ 44,480    $1,619,895
Securities available for
  sale.......................    66,172       21,034        48,970       179,074       70,711       385,961
Loans held for sale..........    11,376                                                              11,376
Federal funds sold...........    14,566                                                              14,566
Interest-bearing deposits in
  other banks................     1,728                                                               1,728
                               --------     --------      --------      --------     --------    ----------
Total........................  $625,913     $187,677      $327,898      $776,847     $115,191    $2,033,526
                               ========     ========      ========      ========     ========    ==========
Interest-bearing liabilities:
Interest-bearing deposits....  $453,911     $177,624      $271,360      $635,774     $  1,202    $1,539,871
Short-term borrowings, debt
  and FHLB advances..........   157,256        1,243         5,537        25,028       36,714       225,778
                               --------     --------      --------      --------     --------    ----------
Total........................  $611,167     $178,867      $276,897      $660,802     $ 37,916    $1,765,649
                               ========     ========      ========      ========     ========    ==========
Interest rate sensitivity
  gap........................  $ 14,746     $  8,810      $ 51,001      $116,045     $ 77,275    $  267,877
Cumulative interest rate
  sensitivity gap............    14,746       23,556        74,557       190,602      267,877
Cumulative interest rate
  sensitivity gap as a
  percentage of total
  interest-earning assets....      0.73%        1.16%         3.67%         9.37%       13.17%
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

     At December 31, 1997, a minimum Tier I capital ratio of 4.00% and a total capital ratio of 8.00% were required. The Company's qualifying capital at December 31, 1997 exceeded both the Tier I and Tier II risk-based capital guidelines. In addition, a capital leverage ratio is used in connection with the risk-based capital standards which is defined as Tier I capital divided by total assets adjusted for certain items. Included in Tier I capital are

$27,500 of 10.20% capital securities issued by the Company through a special purpose trust subsidiary in 1997. The following table presents the various capital and leverage ratios of the Company.

------------------------------------------------------------------------------------------------------
                      December 31,
                 (Dollars in thousands)                        1997          1996          1995
------------------------------------------------------------------------------------------------------
Total adjusted average assets for leverage ratio........    $2,183,157    $2,172,679    $2,165,421
Risk-weighted assets and off-balance-sheet financial
  instruments for capital ratio.........................     1,889,799     1,681,787     1,541,004
Tier I capital..........................................       197,893       183,422       181,263
Total risk-based capital................................       218,567       199,712       196,122
Leverage ratio..........................................          9.06%         8.44%         8.37%
Tier I capital ratio....................................         10.47         10.91         11.76
Total capital ratio.....................................         11.57         11.87         12.73
------------------------------------------------------------------------------------------------------

     Capital ratios applicable to the Company's banking subsidiaries at December 31, 1997 were as follows.

-------------------------------------------------------------------------------------------------
                                                                                         Total
                                                                            Tier I     Risk-based
                                                                Leverage    Capital     Capital
-------------------------------------------------------------------------------------------------
Regulatory Capital Requirements:
  Minimum...................................................      4.00%       4.00%       8.00%
  Well-capitalized..........................................      5.00        6.00       10.00
Bank Subsidiaries:
  Mid Am Bank...............................................      8.02        9.57       10.63
  First National............................................      7.71       10.24       10.97
  AmeriCom..................................................      6.99        9.31       10.51
  AmeriFirst................................................      8.09       11.71       12.91
  Adrian....................................................      6.68        9.53       10.78
-------------------------------------------------------------------------------------------------

     As indicated in the "Liquidity" section above, the Company issued $50,000 of 7.08% subordinated debt in a private placement transaction subsequent to December 31, 1997. For regulatory capital purposes, the debt will be considered Tier II capital.

SECURITIES AVAILABLE FOR SALE

     The following table sets forth the carrying value at market at the respective year end for each of the last three years and the aggregate cost of the Company's securities available for sale at December 31, 1997.

----------------------------------------------------------------------------------------------------
                                                                        Carrying Value at Market
----------------------------------------------------------------------------------------------------
               (Dollars in thousands)                     Cost        1997        1996        1995
----------------------------------------------------------------------------------------------------
U.S. Treasury securities............................    $ 63,887    $ 64,255    $ 56,591    $ 73,792
Securities of other U.S. Government agencies and
  corporations......................................      55,755      55,740      46,765      67,526
Mortgage-backed securities..........................     185,523     186,537     249,454     230,417
Obligations of states and political subdivisions....      41,552      42,509      45,640      58,996
Other securities....................................      35,878      36,920      34,341      31,266
                                                        --------    --------    --------    --------
Total...............................................    $382,595    $385,961    $432,791    $461,997
                                                        ========    ========    ========    ========
----------------------------------------------------------------------------------------------------

     The portfolio contains mortgage-backed securities and to a limited extent, other securities, which have unknown cash flow characteristics. The variable cash flows present additional risk to the bondholders in the form of prepayment or extension risk primarily caused by market interest rate changes. This additional risk is generally rewarded in the form of higher yields to the investor.

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

     There are no securities available for sale of any single issuer where the aggregate carrying value of such securities exceeded 10% of shareholders' equity, except those of the U.S. Treasury, U.S. Government agencies and substantially all mortgage-backed securities issued by Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") and Government National Mortgage Association.

     The following table shows the contractual maturities and weighted average yields of the Company's securities available for sale as of December 31, 1997. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are presented in the table based on current assumptions as to prepayments. The weighted average yields on income from tax exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis.

----------------------------------------------------------------------------------------------------------------------
                                                    After 1 Year But      After 5 Years But
                                Within 1 Year        Within 5 Years        Within 10 Years           After 10 Years
                               ---------------      ----------------      ------------------      --------------------
   (Dollars in thousands)      Amount    Yield       Amount    Yield       Amount     Yield        Amount      Yield
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities.....  $13,964    5.46%     $ 43,061   5.96%       $ 7,230     6.17%
Securities of other U.S.
  Government agencies and
  corporations...............    7,014    5.37        34,592   6.27          9,526     6.30       $  4,608   6.77%
Mortgage-backed securities...    1,265    6.18        16,229   6.44         36,388     6.30        132,655   6.59
Obligations of states and
  political subdivisions.....    5,490    6.76        27,249   7.59          7,246     7.71          2,524   8.18
Other securities.............      203   10.50                                                      36,717   8.23
                               -------              --------               -------                --------
  Total......................  $27,936    5.76      $121,131   6.48        $60,390     6.45       $176,504   6.96
                               =======              ========               =======                ========
----------------------------------------------------------------------------------------------------------------------

LOAN PORTFOLIO

     The amount of loans outstanding and the percent of the total represented by each type on the dates indicated were as follows.

----------------------------------------------------------------------------------------------------------------------------------
     December 31,
(Dollars in thousands)     1997                 1996                 1995                 1994                 1993
----------------------------------------------------------------------------------------------------------------------------------
Real estate loans:
  Construction.......   $   78,738     4.9%  $   72,416     4.6%  $   63,086     4.3%  $   69,942     4.9%  $   39,150     3.1%
  Residential
    mortgage.........      494,444    30.5      524,704    33.3      580,004    39.3      598,989    41.7      534,229    42.1
  Non-residential
    mortgage.........      461,885    28.5      418,781    26.6      305,710    20.7      272,715    19.0      249,406    19.7
Commercial, financial
  and agricultural
  loans..............      385,629    23.8      379,268    24.1      357,290    24.2      327,871    22.8      294,297    23.2
Installment and credit
  card loans.........      193,295    11.9      175,742    11.1      164,055    11.1      155,380    10.8      138,534    10.9
Other loans..........        7,182     0.4        5,384     0.3        6,335     0.4       10,040     0.8       11,690     1.0
                        ----------   -----   ----------   -----   ----------   -----   ----------   -----   ----------   -----
  Total loans........    1,621,173   100.0    1,576,295   100.0    1,476,480   100.0    1,434,937   100.0    1,267,306   100.0
                                     =====                =====                =====                =====                =====
Less:
Unearned interest....           (9)                 (14)                 (22)                 (38)                 (50)
Unamortized loan
  fees...............       (1,269)              (1,401)                (807)              (1,610)              (1,311)
Allowance for credit
  losses.............      (17,625)             (15,672)             (14,859)             (14,722)             (15,157)
                        ----------           ----------           ----------           ----------           ----------
  Total net loans....   $1,602,270           $1,559,208           $1,460,792           $1,418,567           $1,250,788
                        ==========           ==========           ==========           ==========           ==========
----------------------------------------------------------------------------------------------------------------------------------

     Real estate loans, including construction and mortgage loans, approximated 64% of total loans at December 31, 1997. Collateral evaluations and the historical data of the Company's mortgage loan losses are used to determine the amount necessary for the allowance for credit losses. The Company's general collateral policy for residential real estate mortgages is to follow FNMA and FHLMC guidelines, which generally require a loan-to-value ratio of 80% or private mortgage insurance for loan-to-value ratios in excess of 80%.

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

     The remaining portion (12%) of the Company's loan portfolio are installment, credit card loans and other loans and leases. A thorough credit examination is done at the time of the extension of credit. The Company sold substantially all of its credit card loans in the fourth quarter of 1996. The Company makes consumer loans on both a secured and unsecured basis depending, in part, on the nature, purpose and term of the loan. Loan-to-value ratios for secured consumer loans range from 70% to 90% as a general rule. The historical data of the Company's consumer loan losses and the Company's credit evaluations are used to determine the necessary amount for its allowance for credit losses.

     The following table shows the amount of commercial, financial and agricultural loans and real estate construction loans outstanding as of December 31, 1997 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates.

------------------------------------------------------------------------------------------------------------
                                                       After 1 Year But   After 5 Years But
       (Dollars in thousands)          Within 1 Year    Within 5 Years     Within 10 Years    After 10 Years
------------------------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural.......................    $211,674          $ 98,852            $47,225           $27,878
Real estate -- construction..........      62,175             3,593              4,839             8,131
                                         --------          --------            -------           -------
Total................................    $273,849          $102,445            $52,064           $36,009
                                         ========          ========            =======           =======
------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                               Fixed    Variable
                   (Dollars in thousands)                      Rate       Rate
--------------------------------------------------------------------------------
Due after one but within five years.........................  $26,909   $ 75,536
Due after five years........................................   14,350     73,723
                                                              -------   --------
Total.......................................................  $41,259   $149,259
                                                              =======   ========
--------------------------------------------------------------------------------

     Actual maturities of loans will differ from the contractual maturities presented in the table above because of prepayments, rollovers and renegotiation of payment terms, among other factors.

     The following table presents the aggregate amounts of non-performing assets and respective ratios on the dates indicated.

-----------------------------------------------------------------------------------------------
                   December 31,
              (Dollars in thousands)                 1997     1996     1995     1994     1993
-----------------------------------------------------------------------------------------------
Non-accrual.......................................  $4,282   $6,550   $8,499   $6,017   $ 8,660
Restructured......................................     264       73       79      329       221
                                                    ------   ------   ------   ------   -------
Total non-performing loans........................   4,546    6,623    8,578    6,346     8,881
Other real estate owned...........................     363    1,143      763    1,102     1,836
                                                    ------   ------   ------   ------   -------
Total non-performing assets.......................  $4,909   $7,766   $9,341   $7,448   $10,717
                                                    ======   ======   ======   ======   =======
Loans 90 days or more past due and not on
  non-accrual.....................................  $2,834   $5,934   $1,253   $1,140   $   813
                                                    ======   ======   ======   ======   =======
Non-performing loans to total loans...............    0.28%    0.42%    0.58%    0.44%     0.70%
Non-performing assets to total loans plus other
  real estate owned...............................    0.30     0.49     0.63     0.52      0.85
Allowance for credit losses to total
  non-performing loans............................  387.70   236.63   173.22   231.99    170.67
Allowance for credit losses to total
  non-performing assets...........................  359.03   201.80   159.07   197.66    141.43
Loans 90 days or more past due and not on
  non-accrual to total loans......................    0.17     0.38     0.08     0.08      0.06
-----------------------------------------------------------------------------------------------

     SFAS 114 "Accounting by Creditors for Impairment of a Loan," and SFAS 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." were adopted effective January 1, 1995. Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan's fair value by the establishment of a specific allowance where necessary. The fair value of the underlying collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan's effective interest rate.

     At December 31, 1997, the recorded investment on impaired loans measured in accordance with SFAS 114 amounted to $1,442, of which $1,442 or 100% of impaired loans have a specific allowance of $463. The average recorded investment in impaired loans for the year ended December 31, 1997 was $2,852. Interest income recognized in 1997 related to impaired loans was $124, of which $23 was recognized on a cash basis. At December 31, 1996, the recorded investment in impaired loans measured in accordance with SFAS 114 amounted to $7,241, of which $5,915 of impaired loans had a specific allowance of $2,206 and the remaining $1,326 of impaired loans had no specific allowance because the fair value of the collateral securing the loan exceeded the investment in the loan. The decrease in impaired loans from 1996 to 1997 was the result of certain 1996 impaired loans paying off in 1997, and no new significant loans becoming impaired during 1997.

     The following table reflects impaired loans by type of loan.

-----------------------------------------------------------------------------
                        December 31,
                   (Dollars in thousands)                      1997     1996
-----------------------------------------------------------------------------
Commercial real estate......................................  $  592   $3,165
Commercial..................................................     600    3,576
Financial...................................................     250      500
                                                              ------   ------
Total impaired loans........................................  $1,442   $7,241
                                                              ======   ======
-----------------------------------------------------------------------------

     The total amount of impaired loans using (1) the present value of expected future cash flows was $850, and (2) the fair value of the loans' collateral was $592. No impaired loans were valued using an observable market price at December 31, 1997.

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

     AmeriCom and First National have purchased certain lease receivables and extended loans with an aggregate outstanding balance at December 31, 1997 of $4,985 to The Bennett Funding Group, Inc. and related entities (Bennett) which remain subject to the Bennett bankruptcy proceeding commenced in March, 1996. On December 29, 1997 and January 7, 1998, the bankruptcy judge ruled that AmeriCom and First National, respectively, are secured creditors with respect to $1,484 and $1,831, respectively, of their outstanding Bennett portfolios. In early 1998, AmeriCom and First National received $1,247 and $1,421, respectively from the Trustee in bankruptcy pursuant to the judge's order. These decisions have been appealed by the bankruptcy trustee and the appeals are pending. No decision has been rendered with respect to $1,671 in loans from AmeriCom and First National which present different issues from the issues decided by the bankruptcy judge. Due to the complexity of the remaining legal issues, management and the Company's legal counsel are currently unable to form an opinion as to the likely outcome of the Banks' position with respect to the remaining Bennett portfolio. The aggregate outstanding balance of the Bennett portfolio after receipt of payout was $2,317 including $250 on non-accrual and $2,067 ninety days past due and still accruing.

     Loans 30 to 89 days past due, excluding non-accrual and restructured loans, amounted to $6,752 or .42% of total loans at December 31, 1997 as compared to $8,944 or .57% at December 31, 1996. Loans now current but where some concerns exist as to the ability of the borrower to comply with present loan repayment terms, excluding non-performing loans, approximated $29,106 and $31,503 at December 31, 1997 and 1996, respectively, and are being closely monitored by management and the Boards of Directors of the subsidiaries. The classification of these loans, however, does not mean to imply that management expects losses on each of these loans, but believes that a higher level of scrutiny is prudent under the circumstances. The decrease in loans where some concern exists is primarily attributable to the Company's continuous process of loan review which has identified various improvements in the financial condition of certain of the individual borrowers. In the opinion of management, these loans require close monitoring despite the fact that they are performing according to their terms. Such classifications relate to specific concerns relating to each individual borrower and do not relate to any concentrated risk elements common to all loans in this group.

     Other real estate owned amounted to $363 and $1,143 at December 31, 1997 and 1996, respectively. The Company has been able to maintain other real estate owned balances at a low level since 1992, through improved asset quality, improved controls, and timely sales of foreclosed properties.

     As of December 31, 1997, the Company did not have any loan concentrations which exceeded 10% of total loans.

     The following table presents asset quality information for each of the Company's bank subsidiaries.

------------------------------------------------------------------------------------------------------------
December 31, 1997                      Mid Am        First
(Dollars in thousands)                  Bank        National      AmeriCom      AmeriFirst       Adrian
------------------------------------------------------------------------------------------------------------
Non-accrual (1)....................    $ 1,398       $  802        $  584         $1,344            $ 64
Restructured.......................                     138            67                             59
                                       -------       ------        ------         ------        --------
Total non-performing loans.........      1,398          940           651          1,344             123
Other real estate owned (2)........         10           22
                                       -------       ------        ------         ------        --------
Total non-performing assets........    $ 1,408       $  962        $  651         $1,344            $123
                                       =======       ======        ======         ======        ========
Loans 90 days or more past due and
  not on non-accrual...............    $    64       $  887        $1,480         $   37            $366
                                       =======       ======        ======         ======        ========
Non-performing loans to total
  loans............................       0.21%        0.24%         0.23%          0.88%           0.09%
Non-performing assets to total
  loans plus other real estate
  owned............................       0.21         0.25          0.23           0.88            0.09
Allowance for credit losses to
  total non-performing loans.......     579.61       315.00        517.51         124.48        1,205.69
Allowance for credit losses to
  total non-performing assets......     575.50       307.80        517.51         124.48        1,205.69
Net charge-offs to average loans
  outstanding......................       0.35         0.04          0.08           0.51            0.05
Allowance for credit losses to
  total loans......................       1.22         0.77          1.18           1.10            1.14
Loans 90 days or more past due and
  not on non-accrual to total
  loans............................       0.01         0.23          0.52           0.02            0.28
------------------------------------------------------------------------------------------------------------

(1) MAFSI has $90 of loans on non-accrual.

(2) The parent company has $331 of other real estate owned.

SUMMARY OF CREDIT LOSS EXPERIENCE

     The following table presents a summary of credit loss experience for the periods indicated.

---------------------------------------------------------------------------------------------------------
December 31,
(Dollars in thousands)                     1997         1996         1995         1994         1993
---------------------------------------------------------------------------------------------------------
Balance of allowance at beginning of
  year................................    $15,672      $14,859      $14,722      $15,157      $15,718
Loans actually charged-off:
Real estate...........................        652          742          167          455          558
Commercial, financial and
  agricultural........................      2,570        2,048        2,783        2,122        4,767
Installment and credit card...........      1,611        2,694        1,429          815        1,768
Industrial development bonds..........                                                             67
Other.................................         68           14                        14           15
                                          -------      -------      -------      -------      -------
                                            4,901        5,498        4,379        3,406        7,175
                                          -------      -------      -------      -------      -------
Recoveries of loans previously
  charged-off:
Real estate...........................        160          312          305          127          221
Commercial, financial and
  agricultural........................        588          757          727        1,059        1,082
Installment and credit card...........        533          648          446          561          816
Other.................................         46           57
                                          -------      -------      -------      -------      -------
                                            1,327        1,774        1,478        1,747        2,119
                                          -------      -------      -------      -------      -------
Net charge-offs.......................      3,574        3,724        2,901        1,659        5,056
Addition to allowance charged to
  expense.............................      5,527        4,537        3,002        2,864        3,991
Reversal of allowance credited to
  expense.............................                                            (1,640)
Effect of conforming year-ends of
  pooled entities.....................                                                            504
Transfer of other real estate owned
  allowance relating to in-substance
  foreclosure loans...................                                   36
                                          -------      -------      -------      -------      -------
Balance of allowance at end of year...    $17,625      $15,672      $14,859      $14,722      $15,157
                                          =======      =======      =======      =======      =======
Net charge-offs to average loans
  outstanding.........................       0.22%        0.25%        0.20%        0.12%        0.41%
Allowance for credit losses to total
  loans...............................       1.09         1.00         1.01         1.03         1.20
Allowance for credit losses to total
  non-performing loans................     387.70       236.63       173.22       231.99       170.67
---------------------------------------------------------------------------------------------------------

     The provision for credit losses reflects the amount necessary in management's opinion to maintain an adequate reserve, based upon its analysis of the loan portfolio (including the loan growth rate and change in the mix of the loan portfolio) and general economic conditions and the necessity to state certain individual loans at their estimated fair value. The 1994 reduction of $1,640 in allowance occurred at First National and was the culmination of a number of events and factors. Asset quality and charge-off experience at First National improved rapidly in 1992. In recognition of the favorable loss experience and asset quality, management suspended provisions to First National's allowance for credit losses in September 1992 and reduced the allowance $1,640 in 1994.

     The Company's banking subsidiaries monitor the adequacy of their allowances for credit losses on a monthly basis. The banking subsidiaries formally document their evaluations of the adequacy of their allowances for credit losses on a quarterly basis and the evaluations are reviewed and discussed with each bank's respective Board of Directors. The Company's Asset Quality Department presents a quarterly consolidated evaluation of the adequacy of the allowance for credit losses to the Company's Board of Directors. These evaluations of potential losses include, without limitation, a review of the current financial status and credit standing of commercial borrowers and their prior history, an evaluation of available collateral, a review of loss experience in relation to outstanding loans, and management's judgment as to prevailing and anticipated economic conditions. Such factors include, among others, changes in the credit grade assigned to the loan by either the assigned officer or by the Company's Asset Quality Department from its periodic reviews of segments of the loan portfolios, and increases or decreases in specific reserves assigned to individual loans. Residential mortgage and consumer portfolios are collectively evaluated giving consideration to the trend of delinquencies and charge-offs and current and anticipated economic conditions.

     The following table sets forth the allocation of the allowance for credit losses for the periods indicated.

---------------------------------------------------------------------------------------------------------
December 31,
(Dollars in thousands)                     1997          1996          1995          1994          1993
---------------------------------------------------------------------------------------------------------
Specific allowance:
Real estate...........................    $   199       $   372       $   320       $ 1,178       $   708
Commercial............................      2,415         2,974         3,989         2,384         2,334
Installment...........................        101           250           560            50            76
                                          -------       -------       -------       -------       -------
                                            2,715         3,596         4,869         3,612         3,118
                                          -------       -------       -------       -------       -------
Allocated allowance:
Real estate...........................        232           233           206           729         1,186
Commercial............................      5,347         3,229         2,270         3,609         3,394
Installment...........................      1,585         1,369           659         1,364         1,640
Other.................................        355         1,106           474           422           579
                                          -------       -------       -------       -------       -------
                                            7,519         5,937         3,609         6,124         6,799
                                          -------       -------       -------       -------       -------
Unallocated allowance.................      7,391         6,139         6,381         4,986         5,240
                                          -------       -------       -------       -------       -------
Allowance for credit losses...........    $17,625       $15,672       $14,859       $14,722       $15,157
                                          =======       =======       =======       =======       =======
---------------------------------------------------------------------------------------------------------

     Increased loan balances in 1997 and 1996 required additional provisions to maintain an adequate level of the Company's allowance for credit losses to total loans. Since 1993, the Company's asset quality has shown improvement as non-performing assets to total loans and OREO decreased to .30% from .85%, and the non-performing loan ratio improved to .28% from .70%. Non-performing loans to total loans were .28%, .42%, and .58% at December 31, 1997, 1996, and 1995, respectively. The Company's provision for credit losses increased $990 to $5,527 in 1997 compared to $4,537 in 1996.

DEPOSITS

     The following table sets forth the average balances of and average rates paid on deposits for the periods indicated.

[CAPTION]

-----------------------------------------------------------------------------------------------------------
          December 31,
     (Dollars in thousands)                 1997                     1996                     1995
-----------------------------------------------------------------------------------------------------------
                                     Average      Average     Average      Average     Average      Average
                                     Balance       Rate       Balance       Rate       Balance       Rate
-----------------------------------------------------------------------------------------------------------
Demand
  Non-interest-bearing..........    $  204,058               $  186,397               $  174,501
  Interest-bearing..............       165,298     2.21%        195,089    1.90%         185,841    2.09%
Savings.........................       217,371     2.47         243,185     2.49         269,308     2.63
Money market....................       171,197     3.17         151,887     3.48         121,459     3.48
Time............................       995,032     5.51       1,037,331     5.60       1,037,277     5.53
                                    ----------               ----------               ----------
Total...........................    $1,752,956               $1,813,889               $1,788,386
                                    ==========               ==========               ==========
-----------------------------------------------------------------------------------------------------------

     The following table sets forth the maturity distribution of time certificates of deposit issued in amounts of $100 or more.

------------------------------------------------------------------------
December 31, 1997
(Dollars in thousands)
------------------------------------------------------------------------
Three months or less........................................    $ 64,659
Over three months to six months.............................      31,927
Over six months to twelve months............................      68,451
Over twelve months..........................................      60,970
                                                                --------
Total.......................................................    $226,007
                                                                ========
------------------------------------------------------------------------

SHORT-TERM BORROWINGS

     A summary of certain information regarding federal funds purchased and securities sold under agreements to repurchase is presented below. The latter represent securities sold to customers subject to an obligation of the Company to repurchase such securities at a specified time, usually 30 to 60 days after the date of the sale. Such agreements provide customers with the opportunity to make short-term investments of substantial sums, usually in excess of $100, secured by obligations of the United States Treasury or United States government agencies.

------------------------------------------------------------------------------------------------
                  Year Ended December 31,
                  (Dollars in thousands)                       1997          1996         1995
------------------------------------------------------------------------------------------------
Average for the year:
Amount outstanding.........................................  $103,823      $ 97,370      $87,128
Weighted average interest rate.............................      4.48%         4.35%        4.55%
At year end:
Amount outstanding.........................................  $103,174      $ 92,805      $87,548
Weighted average interest rate.............................      4.36%         4.37%        4.43%
Maximum amount outstanding at any month-end during the
  year.....................................................  $121,379      $115,478      $93,579
------------------------------------------------------------------------------------------------

YEAR 2000 SOFTWARE INITIATIVES

     Management has initiated a company-wide assessment, remediation and conversion program to address the effect of the year 2000 on the Company's information systems and application software. The Company's Year 2000 Readiness Project contains assessment, renovation, validation and implementation phases. A substantial majority of the significant application software utilized by the Company is licensed from a third-party vendor and management is working with the vendor to ensure that the software will operate properly in the year 2000. At this time, the estimated cost to remediate the Company's year 2000 issues is not expected to be material.

FORWARD-LOOKING STATEMENTS

     From time to time, the Company may publish forward-looking statements relating to such matters as anticipated operating results, prospects for new lines of business, technological developments, economic trends (including interest rates), reorganization transactions and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions. While the Company believes that the assumptions underlying the forward-looking statements contained herein and in other public documents are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Company in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; capital investment in and operating results of non-banking business ventures of the Company; the ability of the Company's broker/dealer subsidiary to recruit registered representatives; governmental legislation and regulation; material unforeseen changes in the financial condition or results of operations of the Company's customers; customer reaction to and unforeseen complications with respect to the Company's product redesign initiative; the effect of the year 2000 on the Company's computer systems; and other risks identified, from time-to-time in the Company's other public documents on file with the Securities and Exchange Commission.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Mid Am, Inc.

In our opinion, the accompanying consolidated statement of condition and the related consolidated statements of earnings, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Mid Am, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
PRICE WATERHOUSE LLP

January 19, 1998
Toledo, Ohio

                                  MID AM, INC.
                      CONSOLIDATED STATEMENT OF CONDITION

-----------------------------------------------------------------------------------------
                        December 31,
                   (Dollars in thousands)                        1997             1996
-----------------------------------------------------------------------------------------
ASSETS
Cash and due from banks.....................................  $   84,062       $   85,657
Interest-bearing deposits in other banks....................       1,728            1,631
Federal funds sold..........................................      14,566            4,476
Loans held for sale.........................................      11,376            7,927
Securities available for sale...............................     385,961          432,791
Loans, net of unearned fees and income of $1,278 and
  $1,415....................................................   1,619,895        1,574,880
Allowance for credit losses.................................     (17,625)         (15,672)
                                                              ----------       ----------
  Net loans.................................................   1,602,270        1,559,208
Bank premises and equipment.................................      53,903           50,111
Interest receivable and other assets........................      38,009           39,173
                                                              ----------       ----------
  TOTAL ASSETS..............................................  $2,191,875       $2,180,974
                                                              ==========       ==========
LIABILITIES
Demand deposits (non-interest-bearing)......................  $  220,441       $  205,306
Savings deposits............................................     545,667          593,885
Other time deposits.........................................     994,204        1,033,718
                                                              ----------       ----------
  Total deposits............................................   1,760,312        1,832,909
Federal funds purchased and securities sold under agreements
  to repurchase.............................................     103,174           92,805
Debt and FHLB advances......................................     122,604           42,247
Interest payable and other liabilities......................      25,025           19,809
                                                              ----------       ----------
  TOTAL LIABILITIES.........................................   2,011,115        1,987,770
                                                              ----------       ----------
Commitments and contingencies (Notes 13 and 14).............          --               --
SHAREHOLDERS' EQUITY
Preferred stock -- no par value
  Authorized -- 2,000,000 shares
  Issued and outstanding -- 1,203,725 in 1996...............          --           30,093
Common stock -- stated value of $3.33 per share
  Authorized -- 35,000,000 shares
  Issued -- 24,459,511 and 20,887,675 shares in 1997 and
     1996, respectively.....................................      81,531           69,625
Surplus.....................................................      94,594           89,299
Retained earnings...........................................       6,321            6,034
Treasury stock -- 197,206 and 46,610 common shares in 1997
  and 1996, respectively....................................      (3,874)            (834)
Unrealized gains (losses) on securities available for
  sale......................................................       2,188           (1,013)
                                                              ----------       ----------
  TOTAL SHAREHOLDERS' EQUITY................................     180,760          193,204
                                                              ----------       ----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................  $2,191,875       $2,180,974
                                                              ==========       ==========
-----------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                                  MID AM, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS

----------------------------------------------------------------------------------------------------
                Year Ended December 31,
     (Dollars in thousands, except per share data)              1997           1996           1995
----------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans.............................       $146,266       $134,721       $130,300
Interest on deposits in other banks....................             80            165            218
Interest on federal funds sold.........................          1,036          2,093          3,610
Interest on taxable investments........................         21,692         25,311         25,209
Interest on tax exempt investments.....................          2,128          2,693          3,206
                                                              --------       --------       --------
                                                               171,202        164,983        162,543
                                                              --------       --------       --------
INTEREST EXPENSE
Interest on deposits...................................         69,301         73,128         72,527
Interest on borrowed funds.............................         12,375          6,941          7,789
                                                              --------       --------       --------
                                                                81,676         80,069         80,316
                                                              --------       --------       --------
  Net interest income..................................         89,526         84,914         82,227
Provision for credit losses............................          5,527          4,537          3,002
                                                              --------       --------       --------
  Net interest income after provision for credit
     losses............................................         83,999         80,377         79,225
                                                              --------       --------       --------
NON-INTEREST INCOME
Trust department.......................................          2,044          1,590          1,337
Service charges on deposit accounts....................          8,575          6,878          6,200
Mortgage banking.......................................         13,507         10,414          8,185
Brokerage commissions..................................          6,083          9,156          9,540
Collection agency fees.................................          5,053          4,213          3,399
Net gains (losses) on sales of securities..............           (132)         1,574            350
Net gains on sales of loans at commercial financing
  affiliate............................................         13,027          2,992
Other income...........................................         18,412         12,684          6,944
                                                              --------       --------       --------
                                                                66,569         49,501         35,955
                                                              --------       --------       --------
NON-INTEREST EXPENSE
Salaries and employee benefits.........................         54,256         42,564         34,674
Net occupancy expense..................................          5,775          5,279          5,113
Equipment expense......................................          9,124          7,930          7,385
Other expenses.........................................         34,897         35,646         31,244
                                                              --------       --------       --------
                                                               104,052         91,419         78,416
                                                              --------       --------       --------
  Income before income taxes...........................         46,516         38,459         36,764
                                                              --------       --------       --------
APPLICABLE INCOME TAXES
Current................................................         17,668         13,488          9,587
Deferred...............................................         (2,033)        (1,021)         2,210
                                                              --------       --------       --------
                                                                15,635         12,467         11,797
                                                              --------       --------       --------
  Net income...........................................       $ 30,881       $ 25,992       $ 24,967
                                                              ========       ========       ========
  Net income available to common shareholders..........       $ 30,276       $ 23,585       $ 22,216
                                                              ========       ========       ========
EARNINGS PER COMMON SHARE
Basic..................................................       $   1.27       $   1.04       $   0.96
                                                              ========       ========       ========
Diluted................................................       $   1.22       $   0.98       $   0.92
                                                              ========       ========       ========
----------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                                  MID AM, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------
                                                                                           Unrealized
                                                                                              Gains
                                                                                            (Losses)
                                                                                          on Securities       Total
(Dollars in thousands,              Preferred   Common              Retained   Treasury     Available     Shareholders'
except per share data)                Stock      Stock    Surplus   Earnings    Stock       For Sale         Equity
-----------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994.....   $40,200   $57,865    $75,624   $ 17,769   $    (20)     $(6,186)       $185,252
Net income for the year...........                                    24,967                                  24,967
Dividends declared:
  Preferred cash dividends........                                    (2,751)                                 (2,751)
  Common cash dividends of $.52
     per share....................                                   (12,111)                                (12,111)
  10% common stock dividend
     (1,705,761 shares)...........               5,686     12,314    (18,000)
Unrealized gains on securities
  available for sale..............                                                             7,652           7,652
Treasury shares acquired..........                                               (9,197)                      (9,197)
Treasury shares issued............                                                  793                          793
Preferred stock conversions.......    (4,631)    1,358      3,273
Fractional shares and other
  items...........................                  66        512       (345)                                    233
                                     -------   --------   -------   --------   --------      -------        --------
Balances at December 31, 1995.....    35,569    64,975     91,723      9,529     (8,424)       1,466         194,838
Net income for the year...........                                    25,992                                  25,992
Treasury shares acquired..........                                              (10,697)                     (10,697)
Treasury shares issued............                                                  412                          412
Dividends declared:
  Preferred cash dividends........                                    (2,407)                                 (2,407)
  Common cash dividends of $.55
     per share....................                                   (12,444)                                (12,444)
     10% common stock dividend
       (1,975,509 shares including
       1,134,995 shares issued
       from treasury).............               2,802     (6,073)   (14,604)    17,875
Unrealized losses on securities
  available for sale..............                                                            (2,479)         (2,479)
Preferred stock conversions.......    (5,476)    1,696      3,780
Fractional shares and other
  items...........................                 152       (131)       (32)                                    (11)
                                     -------   --------   -------   --------   --------      -------        --------
Balances at December 31, 1996.....    30,093    69,625     89,299      6,034       (834)      (1,013)        193,204
Net income for the year...........                                    30,881                                  30,881
Treasury shares acquired..........                                              (10,339)                     (10,339)
Treasury shares issued............                           (262)                  887                          625
Dividends declared:
  Preferred cash dividends........                                      (605)                                   (605)
  Common cash dividends of $.60
     per share....................                                   (14,354)                                (14,354)
  10% common stock dividend
     (2,259,581 shares including
     407,578 shares issued from
     treasury)....................               6,173      3,019    (15,604)     6,412
Unrealized gains on securities
  available for sale..............                                                             3,201           3,201
Preferred stock conversions.......   (17,213)    5,601     11,612
Preferred stock retired...........   (12,880)              (8,921)                                           (21,801)
Fractional shares and other
  items...........................                 132       (153)       (31)                                    (52)
                                     -------   -------    -------   --------   --------      -------        --------
Balances at December 31, 1997.....   $ --      $81,531    $94,594   $  6,321   $ (3,874)     $ 2,188        $180,760
                                     =======   =======    =======   ========   ========      =======        ========
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                                  MID AM, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------------------
                  Year Ended December 31,
                   (Dollars in thousands)                         1997         1996           1995
-------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income..................................................    $  30,881    $  25,992    $  24,967
Adjustments to reconcile net income to net cash provided by
  operating activities:
Provision for credit losses.................................        5,527        4,537        3,002
Provision for depreciation and amortization of assets.......        9,668        9,044        8,850
Proceeds from sales of mortgage and other loans held for
  sale......................................................      570,949      449,672      302,655
Mortgage and other loans originated for sale................     (556,690)    (437,680)    (301,399)
Net gains on sales of assets................................      (33,897)     (16,885)      (5,962)
(Increase) decrease in interest receivable and other
  assets....................................................       (3,145)       1,905      (10,872)
Increase in interest payable and other liabilities..........        5,216        5,991        2,319
                                                                ---------    ---------    ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................       28,509       42,576       23,560
                                                                ---------    ---------    ---------
INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in
  other banks...............................................          (97)       1,741       (1,140)
Net (increase) decrease in federal funds sold...............      (10,090)      68,082      (64,398)
Proceeds from sales of securities available for sale........       85,559       47,503       27,771
Proceeds from maturities and paydowns of securities
  available for sale........................................       95,375       95,365       49,105
Purchases of securities available for sale..................     (123,301)     (43,390)     (83,063)
Proceeds from maturities and paydowns of investment
  securities................................................                                  7,213
Purchases of investment securities..........................                                 (1,579)
Proceeds from maturities and paydowns of mortgage-backed
  securities................................................                                 19,998
Purchases of mortgage-backed securities.....................                                 (2,503)
Proceeds from sales of loans................................       30,309       38,021       41,580
Net increase in loans.......................................      (78,689)    (207,138)     (86,949)
Proceeds from sales of other real estate owned..............        1,492          481        1,712
Proceeds from sales of bank premises and equipment..........        1,978          782          848
Purchases of bank premises and equipment....................      (12,994)      (7,765)      (6,063)
Cash acquired through acquisitions..........................                        80           31
                                                                ---------    ---------    ---------
  NET CASH USED FOR INVESTING ACTIVITIES....................      (10,458)      (6,238)     (97,437)
                                                                ---------    ---------    ---------
FINANCING ACTIVITIES
Cash transferred in connection with the sale of branch
  deposits..................................................      (84,927)
Net (decrease) increase in demand deposits and savings
  accounts..................................................         (638)     (18,561)      41,189
Net increase (decrease) in other time deposits..............       21,719       (8,672)      82,461
Net increase in short-term borrowings.......................       10,369        5,257        7,412
Repayment of debt and FHLB advances.........................      (47,163)     (19,058)     (66,050)
Proceeds from issuance of debt and FHLB advances............      127,520       12,900       49,021
Preferred stock retired.....................................      (21,801)
Proceeds from issuance of common stock......................          625          412          793
Cash dividends paid.........................................      (14,959)     (14,851)     (14,862)
Treasury stock acquisitions, fractional shares and other
  items.....................................................      (10,391)     (10,708)      (8,964)
                                                                ---------    ---------    ---------
  NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES......      (19,646)     (53,281)      91,000
                                                                ---------    ---------    ---------
  Net (decrease) increase in cash and due from banks........       (1,595)     (16,943)      17,123
Effect on cash of conforming the year-ends of pooled
  entities..................................................                                    145
Cash and due from banks at the beginning of the year........       85,657      102,600       85,332
                                                                ---------    ---------    ---------
  Cash and due from banks at the end of the year............    $  84,062    $  85,657    $ 102,600
                                                                =========    =========    =========
Supplemental Schedule of Noncash Investing and Financing
  Activities:
  Securitization of loans held for sale.....................    $   6,344    $  73,527    $   3,685
  Investment securities.....................................                                 66,096
  Mortgage-backed investment securities transfer............                                162,477
                                                                ---------    ---------    ---------
    Transfers to securities available for sale..............    $   6,344    $  73,527    $ 232,258
                                                                =========    =========    =========
  Transfers from loans to other real estate owned...........    $   1,329    $     780    $     893
                                                                =========    =========    =========
  Loans on other real estate owned sold.....................    $     586    $     208    $      16
                                                                =========    =========    =========
  Noncash portion of acquisitions (Note 2)
  Fair value of assets acquired (excluding cash) including
    intangible assets of $278 and $246......................                 $     863    $     263
  Fair value of liabilities assumed.........................                      (371)         (44)
                                                                             ---------    ---------
    Noncash cost of acquisitions............................                 $     492    $     219
                                                                             =========    =========
  Unrealized gains (losses) on securities available for
    sale....................................................    $   4,924    $  (3,813)   $  11,748
  Adjustment to deferred tax asset..........................        1,723       (1,334)       4,096
                                                                ---------    ---------    ---------
    Adjustment to shareholders' equity......................    $   3,201    $  (2,479)   $   7,652
                                                                =========    =========    =========
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                                  MID AM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in thousands, except per share data)

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

     Prior to 1994, Mid Am, Inc.'s business related solely to commercial banking and related services which for financial reporting purposes was considered a single business segment. Since 1994, the Company has either acquired or commenced businesses relating to collection activities, broker-dealer operations and commercial finance lending. However, the revenues, operating profit and assets of the collection business, broker-dealer business and finance company are not material for separate disclosure. Mid Am's predominant business continues to be banking. In 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes new standards for the way public companies report information about their operating segments in annual and interim financial statements. The Company will be required to adopt SFAS 131 no later than December 31, 1998. SFAS 131 adopts a "management approach" to determine operating segments and then imposes quantitative criteria to determine which operating segments, if any, must be reported. The Company is currently evaluating SFAS 131 and has not determined what operating segments will be reported under the new standards' disclosure rules which, on an annual basis, will include information regarding each reportable operating segment's products and services, factors used to determine reportable segments, and certain operating information such as interest revenue, interest expense, and profit or loss of the operating segment.

     A summary of the significant accounting policies follows.

     Consolidation -- The consolidated financial statements of Mid Am, Inc. (the Company) include the accounts of Mid American National Bank and Trust Company (Mid Am Bank), First National Bank Northwest Ohio (First National), American Community Bank, N.A. (AmeriCom), AmeriFirst Bank, N.A. (AmeriFirst), Adrian State Bank (Adrian), Mid Am Recovery Services, Inc. (MARSI), MFI Investments Corp (MFI), Mid Am Credit Corp. (MACC), Mid Am Financial Services, Inc. (MAFSI), Simplicity Mortgage Consultants, Inc. (Simplicity), Mid Am Private Trust, N.A., and Mid Am Information Services, Inc. (MAISI). All significant intercompany transactions and accounts have been eliminated in consolidation.

     Cash and Due from Banks -- The Company is required to maintain average reserve balances with the Federal Reserve Bank. The average reserve balance maintained at December 31, 1997 and 1996 approximated $24,151 and $27,125, respectively.

     Securities Available for Sale -- Securities classified as available for sale are carried at market value. The unrealized appreciation or depreciation from the securities' acquisition cost is recorded in a valuation account, net of applicable income tax effect, in the shareholders' equity section of the statement of condition. The amount of unrealized appreciation or depreciation relating to a security which is available for sale is recognized in the income statement upon sale of the security using the specific identification method to determine the security's cost.

     Derivative Financial Instruments -- The Company's hedging policies permit the use of interest rate swaps, caps and floors to manage interest rate risk or to hedge specified assets and liabilities. Derivative financial instruments are not used for trading purposes. Through December 31, 1997, the Company has not used any derivative financial instruments for hedging purposes, but may do so in the future.

     Pledged Securities -- The carrying value of securities pledged to secure public and trust deposits, securities sold under agreements to repurchase and for other purposes as required by law amounted to $259,643 and $268,543 at December 31, 1997 and 1996, respectively.

     Mortgage Servicing Rights -- The cost of mortgage loans which the Company originates or purchases under a definitive plan to sell or securitize is allocated between the mortgage servicing rights and the cost of the mortgage based on the relative fair values at date of origination or purchase. The fair value of the mortgage servicing rights is determined by discounting expected servicing income cash flows, net of certain servicing costs, by a rate which is comparable to the then current interest-only strip rate. The cost of those mortgage loans which are originated or purchased without a definitive plan to sell or securitize is not allocated between mortgage servicing rights and the cost of the mortgage until the date of sale or securitization.

     Mortgage servicing rights assets are amortized in proportion to and over the period of estimated net servicing income. Management periodically evaluates mortgage servicing assets for impairment by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based upon current industry expectations.

     Loans --Interest income on loans is calculated using the simple-interest method on the outstanding principal amounts. All non-refundable fees and costs associated with the Company's lending activities are recognized over the life of the related loan or lease as an adjustment of yield.

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

     Intangible Assets -- Goodwill is amortized using the straight-line method over periods ranging from 15 to 25 years. Core deposit intangible assets acquired before 1992 are amortized using the straight-line method over 10 years. Core deposit intangible assets acquired on or after January 1, 1992 are amortized using an accelerated method over 10 years. Goodwill and core deposit intangible assets at December 31, 1997 and 1996 aggregated $18,007 and $18,671 respectively, and the accumulated amortization aggregated $9,093 and $7,893, respectively.

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

     Trust Activities -- Income from trust fiduciary activities has been recognized on the accrual basis. Assets held by the Company in fiduciary or agency capacities (other than cash on deposit at the Company's bank subsidiaries) for its customers are not included in the consolidated statement of condition as such items are not assets of the Company.

     Earnings per Share -- All earnings per share amounts reflect the implementation of Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS 128). SFAS 128 established new standards for computing and presenting earnings per share and requires all prior period earnings per share data be restated to conform with the provisions of the statement. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period, as restated for shares issued in business combinations accounted for as poolings-of-interests and stock dividends. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period.

     The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

-----------------------------------------------------------------------------------------------------
Year ended December 31,
(Dollars in thousands, except per share data)                 1997            1996            1995
-----------------------------------------------------------------------------------------------------
Numerator:
Net income.............................................    $   30,881      $   25,992      $   24,967
Less: Preferred stock dividends........................          (605)         (2,407)         (2,751)
                                                           ----------      ----------      ----------
  Net income available to common shareholders
     (Basic)...........................................        30,276          23,585          22,216
Effect of Dilutive Securities
Convertible preferred stock............................           605           2,407           2,751
                                                           ----------      ----------      ----------
  Net income (Diluted).................................    $   30,881      $   25,992      $   24,967
                                                           ==========      ==========      ==========
Denominator:
Weighted average common shares outstanding (Basic).....    23,836,000      22,734,000      23,070,000
Exercise of options....................................       279,000         221,000          97,000
Convertible preferred stock............................     1,112,000       3,599,000       4,074,000
                                                           ----------      ----------      ----------
Weighted average common shares outstanding (Diluted)...    25,227,000      26,554,000      27,241,000
                                                           ==========      ==========      ==========
Earnings Per Share
Basic..................................................    $     1.27      $     1.04      $     0.96
                                                           ==========      ==========      ==========
Diluted................................................    $     1.22      $     0.98      $     0.92
                                                           ==========      ==========      ==========
-----------------------------------------------------------------------------------------------------

     Transfers of Financial Assets -- Effective January 1, 1997, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125). SFAS 125 established new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS 125 focuses on the concept of control. Under this approach, after a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes financial assets when control has been surrendered, and derecognize liabilities when extinguished.

     The Company transfers certain residential mortgage loans originated by its bank subsidiaries and MAFSI and loans and leases originated by one of its non-bank subsidiaries. The Company has accounted for these transfers as sales under the provisions of SFAS 125; accordingly, the loans and leases transferred have been derecognized. The Company had accounted for these transfers as sales prior to the issuance of SFAS 125; therefore, the impact of adopting SFAS 125 was not material to the results of operations for the year ended December 31, 1997.

     Treasury Stock -- Shares of the Company's stock are acquired for purposes of issuance in connection with stock option plans and for future stock dividend declarations. The treasury shares acquired are recorded at cost.

     Stock-Based Compensation -- The Company accounts for stock-based compensation arrangements under the intrinsic value method. Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method which considers the time value of the option considering the volatility of the Company's stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model.

     Statement of Cash Flows -- The Company considers cash on hand, deposits maintained with the Federal Reserve Bank and cash due from other banks, all of which are included in the caption Cash and Due from Banks, as cash for purposes of the Statement of Cash Flows.

     Comprehensive Income -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," which establishes standards for reporting of comprehensive income and its components. This Statement will be effective for the Company for the year ending December 31, 1998. This Statement requires that entities classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of a statement of financial condition. Comprehensive income is composed of net income and "other comprehensive income." Other comprehensive income includes charges or credits to equity that are not the result of transactions with the entities' shareholders. Currently, the only item of other comprehensive income from the activities of the Company relate to the unrealized gains and losses of the Company's portfolio of available for sale securities. The Company anticipates reporting comprehensive income in the Statement of Changes in Shareholders' Equity. Upon adoption, the financial statements of earlier periods will be restated for comparative purposes.

NOTE 2. MERGERS, ACQUISITIONS, AND DIVESTITURES

     On February 17, 1997, the Company sold seven of its branches in the metropolitan Cincinnati area to Star Banc Corporation. The branch sale included the transfer of $95,000 of deposits. The branch sales resulted in a pre-tax gain of $8,703 (after-tax $5,657).

     During 1996, the Company completed its acquisitions of Simplicity Mortgage Consultants, Inc., an Indiana-based mortgage brokerage company with annual revenues of approximately $900, and National Recovery Systems, Professional Adjustment of Ft. Myers, and Gulf Coast Collection Bureau, Inc., Florida-based collection agencies with annual revenues of approximately $1,000. The aggregate purchase price of the four transactions was $1,500 and included $551 cash and the issuance of 55,380 shares of Mid Am, Inc. common stock. The results of operations include the results of the acquired entities from the date of their respective acquisition. These transactions were accounted for as purchases.

     On December 12, 1996, the Company completed the sale of substantially all of its credit card business to a national credit card issuer. The Company received $24,400 cash in connection with this sale and recognized a pre-tax gain of $4,658 (after-tax $2,969).

NOTE 3. SECURITIES AVAILABLE FOR SALE

     The aggregate cost and carrying value at market of securities available for sale at December 31, 1997 and 1996 are as follows:

-----------------------------------------------------------------------------------------------------------
                                                                   Gross            Gross          Carrying
                   1997                                          Unrealized       Unrealized       Value at
          (Dollars in thousands)                    Cost           Gains            Losses          Market
-----------------------------------------------------------------------------------------------------------
U.S. Treasury securities...................       $ 63,887         $  504          $  (136)        $ 64,255
Securities of other U.S. Government
  agencies and corporations................         55,755            186             (201)          55,740
Obligations of states and political
  subdivisions.............................         41,552          1,008              (51)          42,509
Equity securities..........................         35,878          1,043               (1)          36,920
Mortgage-backed securities.................        185,523          1,696             (682)         186,537
                                                  --------         ------          -------         --------
  Total....................................       $382,595         $4,437          $(1,071)        $385,961
                                                  ========         ======          =======         ========
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                   Gross            Gross          Carrying
                   1996                                          Unrealized       Unrealized       Value at
          (Dollars in thousands)                    Cost           Gains            Losses          Market
-----------------------------------------------------------------------------------------------------------
U.S. Treasury securities...................       $ 56,758         $  192          $  (359)        $ 56,591
Securities of other U.S. Government
  agencies and corporations................         47,291             65             (591)          46,765
Obligations of states and political
  subdivisions.............................         44,445          1,310             (115)          45,640
Equity securities..........................         34,369            357             (385)          34,341
Mortgage-backed securities.................        251,486          1,265           (3,297)         249,454
                                                  --------         ------          -------         --------
  Total....................................       $434,349         $3,189          $(4,747)        $432,791
                                                  ========         ======          =======         ========
-----------------------------------------------------------------------------------------------------------

     Following the issuance of the Financial Accounting Standards Board's Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities in November 1995, management assessed the held-to-maturity portfolio. As a result, investment and mortgage-backed securities with an amortized cost of $66,096 and $162,477, respectively, were transferred from held-to-maturity to securities available-for-sale in November 1995. The net unrealized gain (loss) of the investment and mortgage-backed securities transferred was $1,120 and ($1,553), respectively.

     The carrying value and market value of securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------------------------
                                                                                  Carrying Value
(Dollars in thousands)                                               Cost           at Market
------------------------------------------------------------------------------------------------
Due in one year or less.....................................       $ 26,687          $ 26,670
Due after one year through five years.......................        103,967           104,903
Due after five years through ten years......................         23,681            24,001
Due after ten years.........................................         42,737            43,850
                                                                   --------          --------
                                                                    197,072           199,424
Mortgage-backed securities..................................        185,523           186,537
                                                                   --------          --------
                                                                   $382,595          $385,961
                                                                   ========          ========
------------------------------------------------------------------------------------------------

     Proceeds from sales of securities available for sale were $85,564, $47,503 and $27,771 for 1997, 1996 and 1995, respectively.

     Gains of $872, $1,795 and $429 and losses of $1,004, $221 and $79 were realized on sales of available for sale securities in 1997, 1996 and 1995, respectively.

NOTE 4. LOANS AND ALLOWANCE FOR CREDIT LOSSES

     Loans outstanding are as follows:

--------------------------------------------------------------------------------------------------
December 31,
(Dollars in thousands)                                                1997             1996
--------------------------------------------------------------------------------------------------
Real estate loans
  Construction..............................................       $   78,738       $   72,416
  Residential mortgage......................................          494,444          524,704
  Non-residential mortgage..................................          461,885          418,781
Commercial, financial and agricultural loans................          385,629          379,268
Installment and credit card loans...........................          193,295          175,742
Other loans.................................................            7,182            5,384
                                                                   ----------       ----------
  Total.....................................................        1,621,173        1,576,295
Less:
  Unearned income...........................................               (9)             (14)
  Unamortized loan fees.....................................           (1,269)          (1,401)
  Allowance for credit losses...............................          (17,625)         (15,672)
                                                                   ----------       ----------
     Total net..............................................       $1,602,270       $1,559,208
                                                                   ==========       ==========
--------------------------------------------------------------------------------------------------

     Most of the Company's business activity is with customers located within the respective local business areas of its banks which encompasses Western Ohio and Southeastern Michigan. The Company's loan portfolio is well diversified, consisting of commercial, residential, agri-business, consumer and small business loans. There are no significant concentrations in any one industry and the amounts related to highly leveraged transactions are not significant. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's evaluation of the customer. Collateral held relating to commercial, financial, agricultural and commercial mortgages varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Changes in the allowance for credit losses are as follows:

-------------------------------------------------------------------------------------------------------
                 Year ended December 31,
                 (Dollars in thousands)                          1997          1996          1995
-------------------------------------------------------------------------------------------------------
Balance at beginning of period...........................       $15,672       $14,859       $14,722
Additions (reductions):
  Provision for credit losses............................         5,527         4,537         3,002
  Charge-offs............................................        (4,901)       (5,498)       (4,379)
  Recoveries on loans charged off........................         1,327         1,774         1,478
  Other..................................................                                        36
                                                                -------       -------       -------
Balance at end of period.................................       $17,625       $15,672       $14,859
                                                                =======       =======       =======
-------------------------------------------------------------------------------------------------------

     Information relating to loans determined to be impaired at December 31, 1997 and 1996 is as follows:

--------------------------------------------------------------------------------------
           As of and for year ended December 31,
                   (Dollars in thousands)                           1997         1996
--------------------------------------------------------------------------------------
Investment in impaired loans................................       $1,442       $7,241
Amount of impaired loans with specific allowance............        1,442        5,915
Amount of impaired loans with no specific allowance.........                     1,326
Average investment in impaired loans........................        2,852        8,447
Cash basis interest income recognized on impaired loans.....           23          532
--------------------------------------------------------------------------------------

     Other non-performing assets at December 31, 1997 and 1996 include other real estate owned of $363, and $1,143, respectively, which have been recorded at estimated fair value less estimated selling costs.

     In the normal course of business, the Company has made loans to certain directors, executive officers and their associates under terms consistent with the Company's general lending policies. Loan activity relating to these individuals for 1997 and 1996 is as follows:

-------------------------------------------------------------------------------------------------------------------
                                    Balances at            New                                            Balances
                                     Beginning        Originations/          Loan                          at End
   (Dollars in thousands)            of Period          Advances          Repayments         Other        of Period
-------------------------------------------------------------------------------------------------------------------
Year ended December 31,
  1997.......................         $21,767            $21,654            $16,300         $(1,995)       $25,126
                                      =======            =======            =======         =======        =======
Year ended December 31,
  1996.......................         $19,375            $23,193            $17,055         $(3,746)       $21,767
                                      =======            =======            =======         =======        =======
-------------------------------------------------------------------------------------------------------------------

NOTE 5. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consist of the following:

----------------------------------------------------------------------------------------------
                        December 31,
                   (Dollars in thousands)                            1997           1996
----------------------------------------------------------------------------------------------
Land and land improvements..................................       $  9,756       $  8,906
Buildings...................................................         45,502         43,247
Furniture and fixtures......................................         45,842         37,646
Leasehold improvements......................................          1,283          1,024
Construction-in-progress....................................            646          2,737
                                                                   --------       --------
                                                                    103,029         93,560
Less:
  Accumulated depreciation and amortization.................        (49,126)       (43,449)
                                                                   --------       --------
                                                                   $ 53,903       $ 50,111
                                                                   ========       ========
----------------------------------------------------------------------------------------------

     Included in the above are buildings, land and land improvements which secure a capitalized lease with a cost of $5,386, less accumulated amortization and depreciation of $3,549 and $3,288 at December 31, 1997 and 1996, respectively. Substantially all of the property recorded under capital leases relates to transactions with Bancsites, Inc., a former subsidiary, which the Company continues to significantly influence through common shareholders and management. The capital lease premises represent thirteen branch bank facilities owned by Bancsites and leased to the Company under long-term lease agreements entered into in the normal course of business and under terms no more favorable than those prevailing in the marketplace. Lease payments to Bancsites, Inc. under capital leases amounted to $496 in 1997, $537 in 1996, and $551 in 1995. Rental payments for land are treated as operating lease expense. Rent expense amounted to $1,427 in 1997, $1,516 in 1996, and $1,365 in 1995.

NOTE 6. DEPOSITS

     Included in other time deposits are certificates of deposit of $100 or more totalling $226,007 and $213,496 at December 31, 1997 and 1996, respectively. Included in savings deposits are negotiable orders of withdrawal (NOW) accounts totalling approximately $145,792 and $222,822 at December 31, 1997 and 1996, respectively. The Company paid $81,322, $81,347 and $77,786 in interest on deposits and other borrowings in 1997, 1996 and 1995, respectively.

NOTE 7. DEBT AND FHLB ADVANCES

     The Company's debt and FHLB advances are composed of the following:

-----------------------------------------------------------------------------------------
                        December 31,
                   (Dollars in thousands)                            1997          1996
-----------------------------------------------------------------------------------------
Short-term borrowings under bank line of credit.............       $ 15,000
Borrowing under FHLB lines of credit at weighted interest
  rates of 6.05% and 6.35%, respectively....................         77,590       $39,403
Capital lease obligations...................................          2,481         2,814
Mid Am, Inc obligated mandatorily redeemable capital
  securities of subsidiary trust, interest at 10.20%, due
  June, 2027................................................         27,500
Other items.................................................             33            30
                                                                   --------       -------
                                                                   $122,604       $42,247
                                                                   ========       =======
-----------------------------------------------------------------------------------------

     On December 31, 1996, the Company entered into an agreement with a financial institution which enabled the Company to borrow up to $20,000 through December 31, 1997. The agreement was renewed in December, 1997 and permits the Company to borrow up to $25,000 through December 31, 1998. Interest on advances taken on the facility is accrued at either the financial institution's prime rate, a formula based on the London Interbank Offering Rate, or a formula based on the Federal Funds Rate. The Company may elect the interest rate method to be applied to amounts outstanding in $100 increments. The agreement provides for an annual fee of .1875% on the average unused portion of the credit facility. The agreement also contains covenants which require the Company, among other things, to maintain minimum tangible net worth, as defined, of $165,000, maintain specified minimum capital ratios, and not permit non-performing assets to total loans and non-performing assets to total capital ratios to exceed specified maximums. The weighted average amount outstanding under the agreement during 1997 was $9,444 and the average 1997 interest cost was 6.40%.

     All of the Company's banking subsidiaries are members of the Federal Home Loan Bank (FHLB) and have lines of credit with the FHLB which enables the Company, through its bank subsidiaries, to borrow up to $144,465 at December 31, 1997. Borrowings under the FHLB lines of credit are secured by FHLB stock totalling $12,200 and $11,153 at December 31, 1997 and 1996, respectively, and by residential mortgages totalling 150% of outstanding borrowings. The contractual maturities of the FHLB outstanding borrowings for the five years subsequent to December 31, 1997 are: 1998, $46,265; 1999, $8,770; 2000, $7,302;
2001, $5,416; 2002, $959; and $8,878 after 2002.

     During 1997, the Company, in a private placement, issued $27,500 of 10.20% capital securities through a wholly-owned special purpose subsidiary. The Company's obligated mandatorily redeemable capital securities may be redeemed by the Company prior to their mandatory June 1, 2027 redemption date commencing June 1, 2007 at a redemption price of 105.10% of the face value the capital securities and thereafter at a premium which declines annually. On or after June 1, 2017, the capital securities may be redeemed at face value. The Company's mandatorily redeemable capital securities are considered to be Tier I capital.

     On January 16, 1998, the Company issued $50,000 of 7.08% subordinated debt in a private placement transaction. The subordinated debt matures in 2008. For regulatory capital purposes, the subordinated debt will be considered Tier II capital.

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following presents the estimated fair value of the Company's financial instruments at December 31, 1997 and 1996:

--------------------------------------------------------------------------------------------------------
                                                      1997                              1996
--------------------------------------------------------------------------------------------------------
                                            Carrying           Fair           Carrying           Fair
(Dollars in thousands)                       Amount           Value            Amount           Value
--------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks,
     interest-bearing deposits and
     federal funds sold.............       $  100,356       $  100,356       $   91,764       $   91,764
  Securities available for sale.....          385,961          385,961          432,791          432,791
  Loans held for sale and loans.....        1,631,271                         1,582,807
  Less: allowance for credit
     losses.........................          (17,625)                          (15,672)
                                           ----------                        ----------
     Loans held for sale and loans,
       net..........................        1,613,646        1,585,753        1,567,135        1,528,930
Liabilities
  Deposits..........................        1,760,312        1,763,450        1,832,909        1,837,381
  Federal funds purchased and
     securities sold under
     agreements to repurchase.......          103,174          103,174           92,805           92,805
  Debt and FHLB advances............          122,604          128,661           39,433           38,891
Off-balance-sheet commitments:
  Commitments to extend credit
     ($478,033 and $418,330 at
     December 31, 1997 and 1996,
     respectively)..................                           476,550                           416,953
--------------------------------------------------------------------------------------------------------

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

NOTE 9. FEDERAL INCOME TAXES

     The provision for income taxes consisted of the following:

---------------------------------------------------------------------------------------------------
Year ended December 31,
(Dollars in thousands)                                           1997          1996          1995
---------------------------------------------------------------------------------------------------
Current:
  Federal................................................       $17,448       $13,488       $ 9,587
  State and local........................................           220
                                                                -------       -------       -------
                                                                 17,668        13,488         9,587
                                                                -------       -------       -------
Deferred:
  Federal................................................        (1,960)       (1,021)        2,210
  State and local........................................           (73)
                                                                -------       -------       -------
                                                                 (2,033)       (1,021)        2,210
                                                                -------       -------       -------
Total applicable income taxes............................       $15,635       $12,467       $11,797
                                                                =======       =======       =======
-------------------------------------------------------------------------------------------------------

     The deferred tax assets/liabilities consist of the following at December 31, 1997 and 1996:

------------------------------------------------------------------------------------------
December 31,
(Dollars in thousands)                                              1997         1996
------------------------------------------------------------------------------------------
Gross deferred tax assets:
  Loan loss reserve.........................................       $3,385       $2,753
  Unrealized losses on securities available for sale........                       576
  Deferred compensation.....................................        1,130        1,007
  Deferred loan fees........................................          417          463
  Other reserves............................................        1,278          321
  Other.....................................................          431          427
                                                                   ------       ------
                                                                    6,641        5,547
                                                                   ------       ------
Gross deferred tax liabilities:
  Bank premises and equipment...............................        1,530        1,882
  Federal Home Loan Bank dividends..........................        1,613        1,312
  Mortgage servicing rights.................................        1,772        1,270
  Unrealized gains on securities available for sale.........        1,174
  Prepaid deposit interest..................................                       337
  Prepaid expenses..........................................                       443
  Loan and deposit purchase accounting adjustments -- net...          161          227
  Other.....................................................          334          306
                                                                   ------       ------
                                                                    6,584        5,777
                                                                   ------       ------
Net deferred tax asset (liability) at end of year...........       $   57       $ (230)
                                                                   ======       ======
------------------------------------------------------------------------------------------

     At December 31, 1997 and 1996 there were no valuation reserves recorded against the deferred tax assets as realization of the entire deferred tax asset was considered more likely than not.

     The following schedule reconciles the statutory federal income tax rate to the Company's effective tax rate.

-------------------------------------------------------------------------------------------------
Year ended December 31,                                            1997       1996       1995
-------------------------------------------------------------------------------------------------
Statutory federal income tax rate...........................       35.0%      35.0%      35.0%
Effect of interest income which is not subject to
  taxation..................................................       (1.9)      (2.8)      (3.5)
Other items, net............................................        0.5        0.2        0.6
                                                                   ----       ----       ----
Effective Income Tax Rate...................................       33.6%      32.4%      32.1%
                                                                   ====       ====       ====
-------------------------------------------------------------------------------------------------

NOTE 10. OTHER NON-INTEREST INCOME AND OTHER NON-INTEREST EXPENSE

     Other non-interest income and other non-interest expense consist of the following:

----------------------------------------------------------------------------------------------------
                  Year ended December 31,
                  (Dollars in thousands)                           1997          1996          1995
----------------------------------------------------------------------------------------------------
Other non-interest income:
  Gain from sale of credit card accounts...................                     $ 4,568
  Gain from sale of deposits and branch offices............       $ 8,703
  Credit card and merchant fees............................         2,039         1,961       $1,696
  International department fees............................           971         1,009          762
  Banclub fees.............................................           371           993          904
  ATM card fees............................................         1,837           877          504
  Credit life insurance....................................           648           470          551
  Net gains on sales of other loans........................           953           375          352
  Other....................................................         2,890         2,431        2,175
                                                                  -------       -------       ------
                                                                  $18,412       $12,684       $6,944
                                                                  =======       =======       ======
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                 Year ended December 31,
                  (Dollars in thousands)                          1997          1996          1995
----------------------------------------------------------------------------------------------------
Other non-interest expense:
  Brokerage commissions...................................       $ 3,597       $ 5,604       $ 6,608
  FDIC expense............................................           443         4,667         2,754
  Marketing...............................................         3,359         2,301         2,247
  Franchise taxes.........................................         2,569         2,501         2,473
  Telephone...............................................         2,744         2,157         1,884
  Printing and supplies...................................         2,219         2,229         1,868
  Legal and other professional fees.......................         3,900         2,237         1,915
  Credit card and merchant processing costs...............         2,330         1,761         1,431
  Amortization of intangible assets.......................         1,863         1,579         1,600
  Postage.................................................         1,669         1,626         1,442
  Other...................................................        10,204         8,984         7,022
                                                                 -------       -------       -------
                                                                 $34,897       $35,646       $31,244
                                                                 =======       =======       =======
----------------------------------------------------------------------------------------------------

     The FDIC expense for the year ended December 31, 1996 includes $3,563 of a special Savings Association Insurance Fund (SAIF) assessment on deposits of the Company's subsidiaries which were acquired from thrifts.

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

The Company contributes authorized shares of its common stock to a trust established to hold the shares on behalf of participating employees. The Company's contribution under the plan is determined by multiplying the excess of employees' compensation over the established limitation by the contribution level established by the Board of Directors for the Company's qualified plans (12%, 12% and 9% in 1997, 1996 and 1995, respectively). At December 31, 1997, the liability recorded for the participants in the plan was $290. The funding of shares occurs in January of the succeeding year.

     Expenses relating to these plans amounted to $3,593, $2,762 and $2,017 in 1997, 1996 and 1995, respectively.

NOTE 12. STOCK OPTIONS

     In 1992, the Board of Directors of the Company approved the Mid Am, Inc. 1992 Stock Option Plan, and in 1997, the Board of Directors approved the Mid Am, Inc. 1997 Stock Option Plan (collectively, the "Plans") which cover certain key employees and all Directors of the Company and its subsidiary companies. In 1994, the 1992 Plan was amended to include additional employees and to allow certain individuals, including Directors, the ability to elect to receive options, determined under a formula, in lieu of a portion of their salary or director fees, as applicable. Under the Plans, the maximum number of option shares which can be granted is limited to 12% of the Company's issued and outstanding common shares. Options granted under the plan expire 10 years after the date of grant and are issued at an option price that is not less than the market price of the Company's stock on the date of grant. Options granted to Directors are immediately exercisable. Options granted to officers and other key employees are exercisable in annual 20% increments, except for options received in lieu of salary, which are immediately exercisable.

     Compensation cost determined using the fair value method consistent with the methodology prescribed by SFAS 123 for the Company's stock option plan would have the following pro forma effect on net income and earnings per share (in thousands, except per share amounts):

-------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                  1997      1996
-------------------------------------------------------------------------------
Net income, as reported.....................................  $30,881   $25,992
Net income, pro forma.......................................   30,550    25,810
Earnings per share, as reported.............................     1.27      1.04
Earnings per share, pro forma...............................     1.26      1.03
Fully diluted earnings per share, as reported...............     1.22      0.98
Fully diluted earnings per share, pro forma.................     1.21      0.97
-------------------------------------------------------------------------------

     The fair value of the options granted in 1997 and 1996 was estimated at $1,263 and $370 on the date of grant. The weighted average assumptions utilized to determine the estimated fair value were:

--------------------------------------------------------------------------------------
                                                                   1997       1996
--------------------------------------------------------------------------------------
Dividend yield..............................................       3.00%      4.00%
Volatility..................................................       0.18       0.24
Risk-free interest rate.....................................       6.15       6.05
Expected life...............................................       6.72       6.34
--------------------------------------------------------------------------------------

     The following table presents a summary of activity with respect to the Company's stock option plan for the years ended December 31, 1997, 1996 and 1995:

----------------------------------------------------------------------------------------------------
                                                                                    Weighted Average
                                                                     Shares          Exercise Price
                                                                   Under Plan          of Shares
----------------------------------------------------------------------------------------------------
Balance at December 31, 1994................................         980,658             $10.25
  Granted...................................................         470,701              10.29
  Exercised.................................................         (98,971)              8.00
  Forfeited.................................................         (17,795)             11.77
                                                                   ---------
Balance at December 31, 1995................................       1,334,593              11.13
  Granted...................................................         164,826              16.24
  Exercised.................................................         (43,469)              9.48
  Forfeited.................................................         (12,995)             13.35
                                                                   ---------
Balance at December 31, 1996................................       1,442,955              11.76
  Granted...................................................         479,488              18.95
  Exercised.................................................         (53,508)             11.00
  Forfeited.................................................         (18,647)             13.46
                                                                   ---------
Balance at December 31, 1997................................       1,850,288              13.63
                                                                   =========
----------------------------------------------------------------------------------------------------

     Shares exercisable at December 31, 1997, 1996 and 1995 were 1,250, 1,163, and 1,106, respectively. Shares authorized under the Plans at December 31, 1997, 1996 and 1995 were 2,935, 1,608 and 1,651, respectively.

     The following table summarizes information concerning outstanding and exercisable options:

-------------------------------------------------------------------------------------------------------------------
                                            Weighted Average
                               Number          Remaining        Weighted Average      Number       Weighted Average
Range of Exercise Prices     Outstanding    Contractual Life     Exercise Price     Exercisable     Exercise Price
-------------------------------------------------------------------------------------------------------------------
$ 4 - $ 8................         8,632         70 months            $ 5.95              8,633          $ 5.95
  8 -  12................       877,458         78 months             10.36            835,639           10.38
 12 -  15................       330,830         95 months             13.55            264,666           13.55
 15 -  20................       328,410        108 months             15.79             87,893           16.14
 20 -  25................       304,958        119 months             21.00             52,958           21.00
                              ---------                                              ---------
                              1,850,288                                              1,249,789
                              =========                                              =========
-------------------------------------------------------------------------------------------------------------------

NOTE 13. COMMITMENTS AND CONTINGENCIES

     The Company's brokerage subsidiary was a co-defendant in several actions filed by customers of a money manager not affiliated with the subsidiary who directed business to that subsidiary. These suits were filed prior to the subsidiary's merger with the Company. The suits sought recovery of losses of approximately $2,700 plus punitive damages, attorneys' fees and costs of litigation. On August 26, 1997, the National Association of Securities Dealers Office of Dispute Resolution denied with prejudice all claims and allegations against the subsidiary in their entirety.

     There are also various other lawsuits and claims pending against the Company, which arise in the normal course of business. In the opinion of management, any liabilities that may result from these lawsuits and claims will not materially affect the financial position or results of operations of the Company.

NOTE 14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers located primarily within the local business area. These instruments include commitments to extend credit, standby letters of credit and international commercial letters of credit. In addition, MACC retains a portion of the credit risk on loans and leases it sells in the secondary market.

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

     Financial instruments whose contract amounts represent credit risk are presented below:

------------------------------------------------------------------------------------------
December 31,
(Dollars in thousands)                                               1997           1996
------------------------------------------------------------------------------------------
Commitments to extend credit................................       $478,033       $418,330
Standby letters of credit...................................         47,171         42,916
Letters of credit...........................................          1,459          5,026
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

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The expiration date of substantially all standby letters of credit extend for a period ranging from thirty days to seven years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds marketable securities, certificates of deposits, real estate, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary.

     Letters of credit are instruments used to facilitate trade, most commonly international trade, by substituting the Company's credit for that of a commercial importing company. The terms are generally one to three months. The letters of credit are primarily unsecured.

     Most of the Company's business activity is with customers located within the respective local business areas of its banks which encompasses Western Ohio and Southeastern Michigan. However, MACC retains a portion of the credit risk of loans and leases it sells through stipulated recourse provisions. MACC's loan and lease activities are with customers in medical and dental related fields located within the continental United States. Substantially all loans and leases originated by MACC are sold in the secondary market. In connection with sales of the loans and leases, MACC retains limited servicing and limited recourse liability. The servicing is limited to responsibility to collect delinquent accounts based on information provided by the purchaser of the loans and leases. A liability is established at the time each loan or lease is sold based on the fair value of the servicing liability. In addition, MACC records a liability for the estimated recourse for credit losses which is limited to an aggregate of 10% of the purchase price of the loans and leases sold. The fair value of the servicing liability and the estimated recourse liability reduce the amount of gain or increase the loss of the loans and leases sold. At December 31, 1997, the outstanding balance of loans and leases sold was $176,242. A portion of the purchase price is deferred and paid to MACC on a delayed basis. At December 31,

1997 and 1996, MACC recorded receivables of $4,339 and $825, respectively, for deferred sales proceeds. Changes in the liability for recourse provisions relating to sold loans and leases is as follows:

------------------------------------------------------------------------------
                  Year ended December 31,
                   (Dollars in thousands)                        1997     1996
------------------------------------------------------------------------------
Balance at beginning of period..............................    $  618
Additions (reductions):
  Provision for recourse liability..........................     2,924    $618
  Recourse claims paid......................................      (696)
  Recoveries of claims paid.................................       204
                                                                ------    ----
Balance at end of period....................................    $3,050    $618
                                                                ======    ====
------------------------------------------------------------------------------

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

     The following table summarizes information relating to the Company's mortgage banking activity as of December 31, 1997 and 1996:

----------------------------------------------------------------------------------------
                        December 31,
                   (Dollars in thousands)                          1997          1996
----------------------------------------------------------------------------------------
Amounts held in agency accounts.............................    $   11,248    $    7,241
Amounts held in escrow accounts.............................         7,162         7,170
Mortgage banking receivables for advanced funds.............           488           497
Unpaid mortgage loan principal for loans serviced for
  investors.................................................     1,533,404     1,447,428
Unpaid mortgage loan principal for loans serviced for
  affiliated investors......................................         1,876         2,747
Mortgage servicing rights, net of accumulated
  amortization..............................................         5,404         3,704
Allowance for impairment of capitalized mortgage servicing
  rights....................................................           341            76
----------------------------------------------------------------------------------------

     In 1997, 1996 and 1995, the Company sold certain servicing rights on mortgages which had an outstanding principal balance of $96,691, $41,038 and $31,471, respectively, and realized gains of $446, $351 and $245, respectively. At December 31, 1997 the Company had firm commitments for the sale of approximately $13,841 of loans held for sale. No provision for loss on the carrying amount on loans held for sale is considered necessary at December 31, 1997.

NOTE 16. REGULATORY MATTERS

     Capital Maintenance Requirements

     The Company and its bank subsidiaries must observe capital guidelines established by Federal and state regulatory authorities. Failure to meet specified minimum capital requirements can result in certain mandatory actions by the Company's and banks' primary regulators that could have a material effect on the Company's financial condition or results of operations. Under capital adequacy guidelines, the Company and its bank subsidiaries must meet specific quantitative measures of their assets, liabilities and certain off balance sheet items as determined under regulatory accounting practices. The Company's and banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 1997, that the Company and its banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the Company and its banks have been notified by their respective regulators that, based on the most recent regulatory examinations, each is regarded as well-capitalized under the regulatory framework for prompt corrective action. Such determinations have been made evaluating the Company and its banks under Tier I, total capital, and leverage ratios. There are no conditions or events since these notifications that management believes have changed any of the Company's or banks' well-capitalized categorizations.

     The Company's and its significant banks' capital ratios are presented in the following table:

------------------------------------------------------------------------------------------------------------
                                                               Under Prompt Corrective Action Provisions
                                                            ------------------------------------------------
                                           Actual             Well Capitalized        Adequately Capitalized
                                     -----------------------------------------------------------------------
                                                            Minimum     Minimum       Minimum       Minimum
                                      Amount     Ratio       Amount      Ratio         Amount        Ratio
------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
Total Capital to Risk-Weighted
  Assets
  Mid Am, Inc....................    $218,567    11.57%     $188,980     10.00%       $151,184        8.00%
  Mid Am Bank....................      80,841    10.63        76,041     10.00          60,832        8.00
  First National.................      44,269    10.97        40,338     10.00          32,271        8.00
  AmeriCom.......................      29,507    10.51        28,084     10.00          22,467        8.00
  AmeriFirst.....................      17,994    12.91        13,937     10.00          11,150        8.00
  Adrian.........................      12,551    10.78        11,648     10.00           9,318        8.00
Tier I Capital to Risk-Weighted
  Assets
  Mid Am, Inc....................    $197,893    10.47%     $113,388      6.00%        $75,592        4.00%
  Mid Am Bank....................      72,738     9.57        45,624      6.00          30,416        4.00
  First National.................      41,308    10.24        24,203      6.00          16,135        4.00
  AmeriCom.......................      26,138     9.31        16,850      6.00          11,233        4.00
  AmeriFirst.....................      16,321    11.71         8,362      6.00           5,575        4.00
  Adrian.........................      11,095     9.53         6,989      6.00           4,659        4.00
Tier I Capital to Average Assets
  Mid Am, Inc....................    $197,893     9.06%     $109,158      5.00%        $87,326        4.00%
  Mid Am Bank....................      72,738     8.02        45,324      5.00          36,259        4.00
  First National.................      41,308     7.71        26,796      5.00          21,437        4.00
  AmeriCom.......................      26,138     6.99        18,701      5.00          14,961        4.00
  AmeriFirst.....................      16,321     8.09        10,091      5.00           8,072        4.00
  Adrian.........................      11,095     6.68         8,300      5.00           6,640        4.00
As of December 31, 1996:
Total Capital to Risk-Weighted
  Assets
  Mid Am, Inc....................    $199,712    11.87%     $168,179     10.00%       $134,543        8.00%
  Mid Am Bank....................      72,029    10.30        69,928     10.00          55,942        8.00
  First National.................      41,884    10.39        40,296     10.00          32,237        8.00
  AmeriCom.......................      30,629    12.27        24,956     10.00          19,964        8.00
  AmeriFirst.....................      20,279    11.04        18,371     10.00          14,697        8.00
  Adrian.........................      10,253    10.15        10,098     10.00           8,078        8.00
Tier I Capital to Risk-Weighted
  Assets
  Mid Am, Inc....................    $183,422    10.91%     $100,907      6.00%        $67,271        4.00%
  Mid Am Bank....................      64,437     9.21        41,957      6.00          27,971        4.00
  First National.................      39,962     9.92        24,177      6.00          16,118        4.00
  AmeriCom.......................      27,875    11.17        14,973      6.00           9,982        4.00
  AmeriFirst.....................      18,184     9.90        11,023      6.00           7,349        4.00
  Adrian.........................       8,991     8.90         6,059      6.00           4,039        4.00
Tier I Capital to Average Assets
  Mid Am, Inc....................    $183,422     8.44%     $108,634      5.00%        $86,907        4.00%
  Mid Am Bank....................      64,437     7.61        42,336      5.00          33,869        4.00
  First National.................      39,962     7.69        25,990      5.00          20,792        4.00
  AmeriCom.......................      27,875     7.28        19,155      5.00          15,324        4.00
  AmeriFirst.....................      18,184     6.86        13,256      5.00          10,604        4.00
  Adrian.........................       8,991     6.32         7,111      5.00           5,689        4.00
------------------------------------------------------------------------------------------------------------

     Restrictions on Subsidiary Dividends
     Dividends paid by the Company are mainly provided by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of its banking subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. For national banks, the approval of the Office of the Comptroller of the Currency is required in order to pay dividends in excess of the subsidiaries' earnings retained for the current year plus retained net profits since January 1, 1995. As of December 31, 1997, $13,037 was available for distribution to the Company as dividends without prior regulatory approval.

NOTE 17. CONDENSED PARENT COMPANY FINANCIAL INFORMATION

     A summary of condensed financial information of the parent company at December 31, 1997 and 1996 and for three years then ended is as follows:

Statement of Condition

------------------------------------------------------------------------------------------
December 31,
(Dollars in thousands)                                               1997           1996
------------------------------------------------------------------------------------------
Assets:
Cash and due from banks.....................................       $  4,047       $  1,848
Securities available for sale...............................            951            684
Investment in bank subsidiaries.............................        178,734        167,610
Investment in non-bank subsidiaries.........................         25,185         19,463
Loan to subsidiary..........................................          7,800
Bank premises and equipment.................................          8,729          3,321
Other assets................................................          3,508          3,820
                                                                   --------       --------
  Total assets..............................................       $228,954       $196,746
                                                                   ========       ========
Liabilities:
Debt........................................................       $ 43,351
Other liabilities...........................................          4,843       $  3,543
                                                                   --------       --------
  Total liabilities.........................................         48,194          3,543
                                                                   --------       --------
Shareholders' equity:
  Preferred stock...........................................                        30,093
  Common stock..............................................         81,531         69,625
  Surplus...................................................         94,594         89,299
  Retained earnings.........................................          6,321          6,034
  Treasury stock............................................         (3,874)          (834)
  Unrealized gains (losses) on securities available for
     sale...................................................          2,188         (1,013)
                                                                   --------       --------
  Total shareholders' equity                                        180,760        193,204
                                                                   --------       --------
  Total liabilities and shareholders' equity................       $228,954       $196,747
                                                                   ========       ========
------------------------------------------------------------------------------------------

Statement of Earnings

----------------------------------------------------------------------------------------------
                  Year Ended December 31,
                   (Dollars in thousands)                        1997       1996        1995
----------------------------------------------------------------------------------------------
Income:
Interest income.............................................    $   321    $   202    $    104
Dividends from bank subsidiaries............................     30,197     18,500      38,021
Dividends from non-bank subsidiaries........................      2,685
Management fees.............................................      8,782      7,190       5,996
Other income................................................         70         49         351
                                                                -------    -------    --------
                                                                 42,055     25,941      44,472
                                                                -------    -------    --------
Expenses:
Interest expense............................................      2,419         14
Salaries and employee benefits..............................      7,237      5,854       4,648
Net occupancy expense.......................................        300        172         195
Equipment expense...........................................        709        511         415
Other expenses..............................................      1,859      2,276       2,162
                                                                -------    -------    --------
                                                                 12,524      8,827       7,420
                                                                -------    -------    --------
  Income before equity in undistributed net income of
     subsidiaries...........................................     29,531     17,114      37,052
Equity in undistributed net income of bank subsidiaries.....      2,611      8,390     (12,418)
Equity in undistributed net income of non-bank
  subsidiaries..............................................     (1,261)       488         333
                                                                -------    -------    --------
  Net income................................................    $30,881    $25,992    $ 24,967
                                                                =======    =======    ========
  Net income available to common shareholders...............    $30,276    $23,585    $ 22,216
                                                                =======    =======    ========
----------------------------------------------------------------------------------------------

Statement of Cash Flows

--------------------------------------------------------------------------------------------------------
Year Ended December 31,
(Dollars in thousands)                                          1997           1996             1995
--------------------------------------------------------------------------------------------------------
Operating Activities
Net income.............................................       $ 30,881       $ 25,992       $ 24,967
Adjustments to reconcile net income to net cash
  provided by operating activities:
Equity in undistributed net income of bank
  subsidiaries.........................................         (2,611)        (8,390)        12,418
Equity in undistributed net income of non-bank
  subsidiaries.........................................          1,261           (488)          (333)
Provision for depreciation and amortization of
  assets...............................................            418            213            155
Net gains on sales of assets...........................             34             (8)             1
Increase in other assets...............................           (669)        (1,627)          (213)
Increase (decrease) in other liabilities...............          1,300            707          1,327
                                                              --------       --------       --------
  NET CASH PROVIDED BY OPERATING ACTIVITIES............         30,614         16,399         38,322
                                                              --------       --------       --------
Investing Activities
Capital contributions to bank subsidiaries.............         (2,100)
Capital contributions to non-bank subsidiaries.........         (9,503)        (1,707)        (1,896)
Loan to subsidiary.....................................         (7,800)
Proceeds from sales of securities available for sale
Purchases of securities available for sale.............            (25)          (142)           (64)
Proceeds from sales of bank premises and equipment.....             39             30             50
Purchases of bank premises and equipment...............         (5,851)        (2,581)          (732)
                                                              --------       --------       --------
  NET CASH USED FOR INVESTING ACTIVITIES...............        (25,240)        (4,400)        (2,642)
                                                              --------       --------       --------
Financing Activities
Proceeds from issuance of debt.........................         62,851
Repayment of debt......................................        (19,500)
Preferred stock retired................................        (21,801)
Cash dividends paid....................................        (14,959)       (14,851)       (14,862)
Proceeds from issuance of common stock.................            625            412            793
Treasury stock acquisitions, fractional shares and
  other items..........................................        (10,391)       (10,708)        (8,964)
                                                              --------       --------       --------
  NET CASH USED FOR FINANCING ACTIVITIES...............         (3,175)       (25,147)       (23,033)
                                                              --------       --------       --------
  Net (decrease) increase in cash......................          2,199        (13,148)        12,647
Cash at the beginning of the year......................          1,848         14,996          2,349
                                                              --------       --------       --------
  Cash at the end of the year..........................       $  4,047       $  1,848       $ 14,996
                                                              ========       ========       ========
Supplemental Schedule of Noncash Investing and
  Financing Activities:
  Unrealized gains on securities available for sale....       $    243       $    101       $     46
  Adjustment to deferred tax liability.................             85             35             16
                                                              --------       --------       --------
     Adjustment to shareholders' equity................       $    158       $     66       $     30
                                                              ========       ========       ========
  Affiliates unrealized gains (losses) on securities
     available for sale................................       $  3,043       $ (2,545)      $  7,622
                                                              ========       ========       ========
----------------------------------------------------------------------------------------------------

             MID AM, INC. TEN YEAR PERFORMANCE SUMMARY (UNAUDITED)

---------------------------------------------------------------------------------------------------------------
                                       Yearly Average Balances                    Year-End Balances
(Dollars in thousands,            ----------------------------------   ----------------------------------------
 except per share and               Total       Common     Earning      Loans &                    Total
 ratio data)             Year       Assets      Equity      Assets       Leases      Deposits      Assets
---------------------------------------------------------------------------------------------------------------
Balance Sheet              1997   $2,177,200   $172,186   $2,029,301   $1,619,895   $1,760,312   $2,191,875
                           1996    2,162,122    157,084    2,013,106    1,574,880    1,832,909    2,180,974
                           1995    2,138,638    153,112    1,995,004    1,475,651    1,860,142    2,204,751
                           1994    2,038,637    146,473    1,897,079    1,433,289    1,736,492    2,078,789
                           1993    2,001,335    132,822    1,867,140    1,265,945    1,769,083    2,067,371
                           1992    1,623,070    108,546    1,521,663    1,200,512    1,630,141    1,871,849
                           1991    1,532,940    101,190    1,440,082    1,028,854    1,447,192    1,573,067
                           1990    1,286,919     86,140    1,214,041    1,022,765    1,369,486    1,496,026
                           1989    1,151,287     71,357    1,081,509      840,407    1,096,868    1,207,602
                           1988    1,086,073     62,450    1,017,116      797,502    1,018,526    1,127,675
---------------------------------------------------------------------------------------------------------------
Annual Growth           1997/96         0.70%      9.61%        0.80%        2.86%       (3.96)%       0.50%
---------------------------------------------------------------------------------------------------------------
Average Growth          1997/88         8.29%     12.12%        8.23%        8.40%        6.58%        7.95%
---------------------------------------------------------------------------------------------------------------

                                     Net Income
                                  -----------------     Cash      Book    Stock    Total Market
                         Year     Pooled   Historic   Dividends   Value   Price    Equity $(000)
----------------------------------------------------------------------------------------------------
Data per                   1997    $1.27    $1.27       $0.60     $7.45   $25.75     $624,754
  Common Share             1996     1.04     1.04        0.55      7.12    15.57      356,903
                           1995     0.96     0.96        0.52      6.95    13.56      311,233
                           1994     0.88     0.96        0.49      6.29    11.17      232,631
                           1993     0.96     1.05        0.45      6.41    10.25      197,212
                           1992     0.85     0.98        0.41      6.02     8.88      166,126
                           1991     0.36     0.38        0.40      5.30     8.07      137,674
                           1990     0.61     0.76        0.39      4.97     6.62      103,111
                           1989     0.66     0.73        0.36      4.15     8.37      104,668
                           1988     0.70     0.62        0.31      4.03     6.07       75,909
----------------------------------------------------------------------------------------------------
Annual Growth           1997/96    22.12%               10.00%     4.66%   65.40%       75.05%
----------------------------------------------------------------------------------------------------
Average Growth          1997/88    13.87%                7.69%     7.24%   19.43%       27.86%
----------------------------------------------------------------------------------------------------

                                      Average     Common
                                      Shares      Shares      Common                                     Year-End
                                    Outstanding   Traded   Shareholders     Stock     Cash Dividend   Price/Earnings
                           Year        (000)      (000)     of Record     Dividends   Payout Ratio        Ratio
--------------------------------------------------------------------------------------------------------------------
Common Stock Data          1997        23,836     5,030        8,358         10%          47.41%          20.41x
(as originally reported)   1996        20,986     4,189        8,244         10           52.76           15.22
                           1995        19,205     4,377        8,208         10           54.51           14.36
                           1994        15,623     3,500        7,899         10           52.23           11.62
                           1993        12,976     3,097        6,360                      41.21            9.80
                           1992         9,968     1,903        5,543         10           39.92            9.70
                           1991         9,801     1,580        4,339                      88.89           20.38
                           1990         8,745     1,491        4,379         10           46.76            8.51
                           1989         6,710       604        3,701         10           42.14           11.14
                           1988         5,533       264        3,301          5           36.12            9.77
--------------------------------------------------------------------------------------------------------------------

             MID AM, INC. TEN YEAR PERFORMANCE SUMMARY (UNAUDITED)

-----------------------------------------------------------------------------------------------
(Dollars in thousands,
except per share                   Total     Net Interest    Other     Other       Net
and ratio data)          Year     Revenue     Income (1)    Income    Expenses   Income
-----------------------------------------------------------------------------------------------
Income and Expense         1997   $237,771      $91,368     $66,569   $104,052   $30,881
                           1996    214,484       86,885      49,501     91,419    25,992
                           1995    198,498       84,478      35,955     78,416    24,967
                           1994    173,125       83,150      32,554     78,579    23,253
                           1993    173,389       80,321      34,002     72,962    24,681
                           1992    149,737       67,453      20,002     56,151    19,209
                           1991    156,856       59,387      15,566     48,790     7,446
                           1990    140,158       53,014      10,923     41,995    10,371
                           1989    126,140       47,368      10,875     37,128    10,343
                           1988    111,471       42,126      11,048     33,480    10,380
-----------------------------------------------------------------------------------------------
Annual Growth           1997/96      10.86%        5.16%      34.48%     13.82%    18.81%
-----------------------------------------------------------------------------------------------
Average Growth          1997/88       8.98%        9.13%      24.25%     13.68%    20.30%
-----------------------------------------------------------------------------------------------

                                                                                             FTE (4)
                                                               Other Income                 Employees       Net Income
                                 Return on      Net Interest     to Other     Overhead    Per $ Millions   Per FTE (4)
                      Year     Average Assets    Margin (2)      Expenses     Ratio (3)     of Assets       Employees
-----------------------------------------------------------------------------------------------------------------------
Operating Ratios        1997        1.42%           4.50%         63.98%        65.88%         0.66             $21
                        1996        1.20            4.32          54.15         67.03          0.58              21
                        1995        1.17            4.23          45.85         65.11          0.53              21
                        1994        1.14            4.38          41.43         67.91          0.53              21
                        1993        1.23            4.30          46.60         63.82          0.60              20
                        1992        1.18            4.43          35.62         64.21          0.56              18
                        1991        0.49            4.12          31.90         65.09          0.54               9
                        1990        0.81            4.37          26.01         65.68          0.51              14
                        1989        0.90            4.38          29.29         63.75          0.59              15
                        1988        0.96            4.14          33.00         62.96          0.59              15
-----------------------------------------------------------------------------------------------------------------------
Average              1997/88        1.05%           4.32%         40.78%        65.14%         0.57           17.50
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                               Average
                                Return on       Common       Market Value
                                 Common       Equity to           to          Total Return
                       Year      Equity     Average Assets    Book Value    to Investors (5)
--------------------------------------------------------------------------------------------
Equity Ratios            1997     17.58%         7.91%          345.64%           69.26%
                         1996     15.01          7.27           218.71            18.76
                         1995     14.51          7.16           195.26            26.50
                         1994     13.88          7.18           177.66            13.94
                         1993     16.39          6.64           159.75            20.51
                         1992     16.22          6.69           147.38            15.52
                         1991      7.36          6.60           152.37            28.72
                         1990     12.04          6.69           133.28          (16.38)
                         1989     14.49          6.20           201.57            45.15
                         1988     16.62          5.75           150.87            12.08
--------------------------------------------------------------------------------------------
Average               1997/88     14.41%         6.81%          188.25%           21.73%
--------------------------------------------------------------------------------------------

(1) Net interest income on a tax equivalent basis.
(2) Net interest income as a percentage of interest-earning assets, on a tax equivalent basis.
(3) Other expenses divided by net interest income on a tax equivalent basis plus other income.
(4) Full time equivalent.
(5) Market change year to year plus dividends.